Exhibit 10.6

LOAN AND ADMINISTRATION AGREEMENT

Dated as of January 8, 2014

by and among

CCG RECEIVABLES VI, LLC,

as SPV,

COMMERCIAL CREDIT GROUP INC.,

as Servicer,

PORTFOLIO FINANCIAL SERVICING COMPANY,

as Backup Servicer

JUPITER SECURITIZATION COMPANY LLC,

as Lender,

JPMORGAN CHASE BANK, N.A.,

as Administrator,

and

JPMORGAN CHASE BANK, N.A.,

as Facility Agent,

and

THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO

-i-

-ii-

-iii-

SCHEDULES

SCHEDULE I	—	Commitment Amount
SCHEDULE 3.1(i)	—	Location of Certain Offices and Records
SCHEDULE 3.1(s)	—	List of Lock-Box Banks and Lock-Box Accounts
SCHEDULE 3.1(aa)	—	Perfection Representations
SCHEDULE 13.3	—	Notice and Payment Information

EXHIBITS

EXHIBIT A	—	Form of Assignment and Assumption Agreement
EXHIBIT B	—	Form of Contract[s]
EXHIBIT C	—	Credit and Collection Policies and Practices
EXHIBIT D	—	Form of Borrowing Request
EXHIBIT E	—	[Reserved]
EXHIBIT F	—	Form of Servicer Report
EXHIBIT G	—	Form of Borrowing Base Certificate
EXHIBIT H	—	Form of Promissory Note
EXHIBIT I	—	[Reserved]
EXHIBIT J	—	Form of Notice of Loan Reduction

-iv-

LOAN AND ADMINISTRATION AGREEMENT

This LOAN AND ADMINISTRATION AGREEMENT (as amended, supplemented otherwise modified and in effect from time to time, this “Agreement”), dated as of January 8, 2014, is entered into by and among CCG RECEIVABLES VI, LLC, a Delaware limited liability company (the “SPV”), COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually (“CCG”) and as initial Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, JUPITER SECURITIZATION COMPANY LLC, a Delaware limited liability company (“Jupiter”), as a Lender, the other financial institutions as may from time to time become party hereto as Lenders or Administrators, JPMORGAN CHASE BANK, N.A. (“JPMorgan”). a national banking association, as the Administrator for Jupiter, and JPMORGAN CHASE BANK, N.A., a national banking association, as the Facility Agent.

A. The SPV desires that the Lenders extend financing to the SPV on the terms and subject to the conditions set forth in this Agreement.

B. The Lenders are willing to provide such financing on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Costs” is defined in Section 9.2(d).

“Adjusted Three Month LIBO Rate” means, for any day, an interest rate per annum equal to the sum of (i) (a) LIBO Rate for a three month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day), multiplied by (b) the Statutory Reserve Rate, plus (ii) the Applicable Margin.

“Administrator” means JPMorgan Chase Bank, N.A. and any other Person that is an “administrator” for a Lender.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, (a) the Pool Receivables, (b) the Equipment, (c) the Related Security, (d) all rights and remedies of the SPV under the First Tier Agreement,

together with all financing statements filed by the SPV against the Originator in connection therewith, (e) all rights and remedies of the SPV under the Hedging Agreements and the other Transaction Documents, (f) all Records, (g) all Collections, and (h) all proceeds of the foregoing.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent” means the Facility Agent and each of the Administrators.

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate outstanding principal amount of the Loans, (b) all accrued and unpaid interest thereon and (c) all other amounts payable hereunder and under the other Transaction Documents by the SPV, the Originator and the Servicer, as applicable, to the Facility Agent, the Administrators, the Lenders, the Backup Servicer, the Custodian and the other Indemnified Parties at such time, including, without limitation, any additional costs including any hedge breakage costs.

“Agreement” is defined in the preamble.

“Amortization Date” means the earliest of July 8, 2015, or such later date to which the Amortization Date may be extended in writing by the SPV, the Facility Agent and each Lender (in its sole discretion).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the SPV, the Originator, the Servicer or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means for any Person or property of such Person, all applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Official Body (including, without limitation, usury laws, Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards, orders, or action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Assignment Date” means the date of the receipt by the Facility Agent of notice of an assignment by a Lender of all or any portion of its Commitment pursuant to Section 13.8(b).

“Average Delinquency Ratio” means, as of any Month End Date, the average of the Delinquency Ratios for each of the three most recently completed Settlement Periods.

“Average Loss Ratio” means, as of any Month End Date, the average of the Loss Ratios for each of the three most recently completed Settlement Periods.

“Average Managed Portfolio Delinquency Ratio” means, as of any Month End Date, the average of the Managed Portfolio Delinquency Ratios for each of the three most recently completed Settlement Periods.

“Average Managed Portfolio Loss Ratio” means, as of any Month End Date, the average of the Managed Portfolio Loss Ratios for each of the three most recently completed Settlement Periods.

“Backup Servicer” means Portfolio Financial Servicing Company, and its successors and assigns in such capacity pursuant to the terms of this Agreement.

“Backup Servicer Fee” means the periodic fee payable to the Backup Servicer pursuant to the Backup Servicer Fee Letter.

“Backup Servicer Fee Letter” means the letter agreement providing for the payment of fees to the Backup Servicer as in effect from time to time between the SPV and the Backup Servicer.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1%, and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute pages of such page) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBO Rate, respectively.

“Borrowing Base” means, at any date of determination, an amount equal to the remainder of (i) the Net Pool Balance at such time, minus (ii) the Required Reserves at such time, minus

(iii) the Custodial Failure Amount minus (iv) an amount equal to the estimated future recovery value (based on the Servicer’s valuation analysis in accordance with its Credit and Collection Policy) of any Equipment that has been foreclosed on by the Servicer but has not been sold for a period of 210 days.

“Borrowing Base Certificate” means, on any day prior to a Termination Event, a certificate, substantially in the form of Exhibit G, prepared by the Servicer as of a date not more than four (4) Business Days prior to a proposed Borrowing Date or on a Reporting Date.

“Borrowing Base Deficit” means an amount equal to the excess (if any) of (a) the aggregate outstanding principal amount of all the Loans over (b) the Borrowing Base then in effect.

“Borrowing Date” is defined in Section 2.2(a).

“Borrowing Request” is defined in Section 2.2(a).

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Charlotte, North Carolina, or Chicago, Illinois are authorized or required by Law to close and when used with respect to the determination of any LIBO Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Casualty Payment” means, with respect to any Equipment, any payment pursuant to a Contract on account of the loss, theft, condemnation, governmental taking, destruction, or damage beyond repair of any item of Equipment subject thereto.

“CCG” is defined in the preamble.

“Closing Date” means January 8, 2014.

“Change of Control” means at any time, (i) CCG shall fail to own 100% of the ownership interest of the SPV, or (ii) the Majority Shareholder shall (a) cease to directly own and control at least that percentage of the outstanding voting equity interests of CCG necessary at all times to elect a majority of the Board of Directors of CCG, (b) cease to directly own and control more than fifty percent (50%) of all outstanding voting equity interests of CCG or (c) fail to directly own and control more than fifty percent (50%) of any other class or series of voting equity interests of CCG (other than the preferred stock or the senior preferred stock existing on the date hereof) where such class or series of voting equity interests has a separate class voting right and the vote of such class or series of voting equity interests is required for consummation of the sale or other disposition of all or substantially all of the assets of CCG and its Subsidiaries on a consolidated basis.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute thereto, including the regulations promulgated thereunder.

“Collection Account” is defined in Section 2.13.

“Collections” means, with respect to any Pool Receivable, all funds that (a) are received by the SPV or the Servicer from or on behalf of the related Obligor after the related Cut-Off Date in payment of any amount owed (including purchase price, rentals, principal payments, finance charges, interest and other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable in accordance with the Contract from which such Pool Receivable arises, or applied to such amounts owed by such Obligor (including Casualty Payments, Maintenance Charges, Insurance Proceeds, Recoveries and Residuals, but excluding Excluded Amounts), (b) are required to be paid to the SPV by the Originator or the Servicer pursuant to any provision of any Transaction Document or (c) are proceeds of any sale, transfer or other disposition of such Pool Receivable by the SPV. All amounts received by the SPV from any Hedge Counterparty pursuant to any Hedge Agreement will be deemed to be “Collections” for the purpose of this definition.

“Commercial Paper” means the short-term promissory notes issued or to be issued by a Conduit Lender in the commercial paper market.

“Commitment” means, with respect to each Lender, the dollar amount set forth opposite such Lender’s name on Schedule I hereto under the heading “Commitment” (as such Schedule may be updated by the SPV from time to time by notice to the Facility Agent and the Administrators), or in the case of a Lender which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement, minus the dollar amount of any Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Assumption Agreement or any reductions in such Lender’s Commitment pursuant to Section 2.4 hereof, plus the dollar amount of any increase to such Lender’s Commitment consented to by such Lender prior to the time of determination; provided, however, that from and after the Amortization Date, the dollar amount of the Commitment of any Lender shall equal the aggregate outstanding principal amount of all the Loans of such Lender outstanding as of the date of determination, and provided, further, that from and after the Termination Date or the Maturity Date, the dollar amount of the Commitment of any Lender shall equal zero.

“Concentration Limit Excess” means (i) as of any date of determination occurring during the Ramp-Up Period, the Ramp-Up Period Concentration Limit Excess, and (ii) as of any date of determination occurring after the Ramp-Up Period, and without duplication, the sum of:

(a) the amount by which the aggregate Net Book Value of the Eligible Receivables relating to any one Obligor and its Affiliates exceeds the greater of: (i) two and one-half percent (2.50%) of the aggregate Net Book Value of all Eligible Receivables and (ii) $1,500,000;

(b) (i) if an Obligor (including such Obligor’s Affiliates) is one of the Obligors (including Affiliates) with the second (2nd) through fifth (5th) highest aggregate Net Book Value of the Eligible Receivables, the amount by which the aggregate Net Book Value of the Eligible Receivables owed by such Obligor and its Affiliates exceeds two and one-quarter percent (2.25%) of the aggregate Net Book Value of all Eligible Receivables, (ii) if an Obligor (including such Obligor’s Affiliates) is one of the Obligors (including Affiliates) with the sixth (6th) through tenth (10th) highest aggregate Net Book Value of the Eligible Receivables, the amount by which the aggregate Net Book Value of the Eligible Receivables owed by such Obligor and its Affiliates exceeds two percent (2.00%) of the aggregate Net Book Value of all Eligible Receivables and (iii) for all Obligors other than an Obligor with one of the top ten (10) highest aggregate Net Book Value of the Eligible Receivables, the amount by which the aggregate Net Book Value of the Eligible Receivables owed by such Obligor and its Affiliates exceeds 1.5% of the aggregate Net Book Value of all Eligible Receivables;

(c) the amount by which the aggregate Net Book Value of Eligible Receivables owed by the Obligors (and each of such Obligor’s Affiliates) with the ten (10) highest aggregate Net Book Value of the Eligible Receivables exceeds seventeen and one-half percent (17.5%) of the aggregate Net Book Value of all Eligible Receivables;

(d) the amount by which the aggregate Net Book Value of Eligible Receivables relating to Obligors whose chief executive offices are located in (i) the State of Texas exceeds twenty percent (20%) of the aggregate Net Book Value of all Eligible Receivables, plus (ii) the State of North Carolina exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (iii) the State of South Carolina exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (iv) the State of California exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (v) the State of Pennsylvania exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (vi) the State of Illinois exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (vii) the State of Georgia exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (viii) the State of Virginia exceeds fifteen percent (15%) of the aggregate Net Book Value of all Eligible Receivables, plus (ix) any one state other than those listed in (i) through (viii) above exceeds seven and one-half percent (7.5%) of the aggregate Net Book Value of all Eligible Receivables.

(e) the amount by which the aggregate Net Book Value of the Eligible Receivables which allow for Permitted Skips of payments exceeds the greater of: (i) five percent (5%) of the aggregate Net Book Value of all Eligible Receivables and (ii) $4,000,000;

(f) the amount by which the aggregate Net Book Value of the Eligible Receivables with respect to which the stated final payment day is more than 60 months but not more than 84 months from the date of origination under the related Contract exceeds twenty-five percent (25%) of the aggregate Net Book Value of all Eligible Receivables, provided, that the amount by which the aggregate Net Book Value of the Eligible Receivables with respect to which the stated final payment day is more than 72 months but not more than 84 months from the date of origination under the related Contract exceeds five percent (5%) of the aggregate Net Book Value of all Eligible Receivables shall, without duplication, be added to the foregoing amount;

(g) the amount by which the aggregate Net Book Value of the Eligible Receivables owed by Obligors with a NAICS Code of 48411 or 48412 (transportation industry) exceeds fifty percent (50%) of the aggregate Net Book Value of all Eligible Receivables;

(h) the amount by which the aggregate Net Book Value of the Eligible Receivables owed by Obligors with a NAICS Code of 56211 or 56299 (waste industry) exceeds fifty percent (50%) of the aggregate Net Book Value of all Eligible Receivables;

(i) the amount by which the aggregate Net Book Value of the Eligible Receivables owed by Obligors with a NAICS Code of 2300, 2358, 2371, 2372, 2380, 2381, 23812 or 23891 (construction industry) exceeds forty percent (40%) of the aggregate Net Book Value of all Eligible Receivables;

(j) the amount by which the aggregate Net Book Value of the Eligible Receivables which are Lease Receivables exceeds the greater of: (i) ten percent (10%) of the aggregate Net Book Value of all Eligible Receivables and (ii) $4,500,000;

(k) the amount by which the aggregate Net Book Value of all Eligible Receivables subject to a Permitted Servicer Adjustment exceeds four and one-half percent (4.5%) of the aggregate Net Book Value of all Eligible Receivables; and

(l) the amount by which the aggregate Net Book Value of all Eligible Receivables that are Delinquent Receivables exceeds two and one-half percent (2.5%) of the aggregate Net Book Value of all Eligible Receivables.

“Conduit Lender” means Jupiter and any other financial institution identified as such on the signature pages hereof.

“Contract” means, in relation to any Receivable, any and all of the contracts, instruments, agreements, leases, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contract Yield” means, with respect to any Receivable, the contract yield reflected on the books and records of the Originator as the “contract yield” which, when applied to the applicable equipment purchase price or the principal amount of the applicable loan amount, is used in calculating the monthly rental or loan payments payable by the Obligor under such Receivable.

“Corporate Service Provider” is defined in Section 13.13.

“Credit and Collection Policy” means, for so long as CCG is the Servicer, the Originator’s credit and collection policy or policies and practices relating to Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit C, as modified, from time to time, in compliance with Section 5.2(c). Any Successor Servicer hereunder may, to the extent agreed by all Agents, propose credit and collection policies and practices other than those attached hereto as Exhibit C.

“Cross-Collateralized Equipment Intercreditor Agreement” means that certain Second Amended and Restated Acknowledgement and Intercreditor Agreement dated as of January 8, 2014, executed by CCG, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., BMO Harris Bank, N.A., U.S. Bank National Association, as indenture trustee, the Facility Agent and each other person that becomes a joined party thereto, as amended, supplemented or otherwise modified from time to time.

“Custodial Agreement” means that certain Custodial Agreement dated as of the date hereof among the SPV, the Facility Agent and the Custodian, as the same may be amended or restated from time to time, and any Custodial Agreements entered into in replacement for such Custodial Agreement.

“Custodial Failure Amount” means, the aggregate Net Book Value of the Eligible Receivables with respect to which (a) a complete Custodian File has not been delivered to the Custodian within the time period required hereunder, provided that if a complete Custodian File with respect to any such Eligible Receivable is subsequently delivered such Eligible Receivable shall no longer be included in the calculation of Custodial Failure Amount, (b) a Trust Receipt (as defined in the Custodial Agreement) has not been delivered by the Custodian within the time period required under the Custodial Agreement, provided that if a Trust Receipt with respect to any such Eligible Receivable is subsequently delivered such Eligible Receivable shall no longer be included in the calculation of Custodial Failure Amount, or (c) an Exceptions Report (as defined in the Custodial Agreement) has been delivered by the Custodian with respect to such Receivable unless the document listed in such Exceptions Report has been subsequently delivered to the Custodian and the Custodian has acknowledged receipt of the same; provided, however, in no event shall the Custodial Failure Amount include amounts which have already been deducted from the Borrowing Base due to the failure of a Receivable to be an Eligible Receivable, due to its inclusion in the Concentration Limit Excess calculation or otherwise.

“Custodian” means Portfolio Financial Servicing Company, and its successors and assigns in such capacity pursuant to the terms of the Custodial Agreement.

“Custodian Fee” means the periodic fee payable to the Custodian pursuant to the Custodial Agreement.

“Custodian File” means the custody file pertaining to each Pool Receivable containing any of the following: (A) a fully executed original of the related Contract (including any related promissory notes and any Contracts or promissory notes issued in connection with any assumption, consolidation, extension, modification or waiver of such Pool Receivable), and (B) after the occurrence of a Termination Event, the original certificate of title to the extent such Equipment is evidenced by a certificate of title.

“Cut-Off Date” means, with respect to a Pool Receivable, the last day of the calendar month immediately preceding the transfer of such Pool Receivable to the SPV by the Originator under the Sale Agreement.

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for 121 days or more from its original scheduled due date; (b) as to which an Obligor Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) which has been identified by the SPV or the Servicer as uncollectible; or (d) which, consistent with the Credit and Collection Policy, would be written off as uncollectible; provided, however, that any Pool Receivable that becomes a Defaulted Receivable solely under clause (a) above shall cease to be considered a Defaulted Receivable hereunder if (1) all installments then due and owing on the applicable Pool Receivable are paid in full and, (2) after the payment of such amounts, the applicable Pool Receivable satisfies all of the eligibility criteria set forth in the definition of Eligible Receivable, and provided, further, that any Pool Receivable that becomes a Defaulted Receivable solely under clause (b) above shall cease to be considered a Defaulted Receivable hereunder if (1) the Obligor Event of Bankruptcy with respect to the Obligor of such Pool Receivable is no longer continuing, (2) all installments then due and owing on the applicable Pool Receivable are paid in full and, (3) after the payment of such amounts, the applicable Pool Receivable satisfies all of the eligibility criteria set forth in the definition of Eligible Receivable.

“Defaulting Lender” is defined in Section 2.3(c).

“Delayed Funding Date” is defined in Section 2.2(c).

“Delayed Funding Lender” is defined in Section 2.2(c).

“Delayed Funding Notice” is defined in Section 2.2(c).

“Delayed Loan Amount” is defined in Section 2.2(c).

“Delinquency Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient of (a) the sum of the aggregate Net Book Value of all Pool Receivables that were Delinquent Receivables as of such Month End Date, divided by (b) the sum of the aggregate Net Book Value of all Pool Receivables as of such Month End Date. For purposes of the foregoing definition, (1) the numerator in the calculation performed pursuant to clause (a) above shall include any Replaced Receivable which would have been a Delinquent Receivable on the applicable Month End Date, even though a Substitute Receivable has been substituted therefor prior to such Month End Date, whether such Replaced Receivable became a Delinquent Receivable before or after the applicable Substitution Date; and (2) the denominator in the calculation performed pursuant to clause (b) above shall also include all such Replaced Receivables which are included in the calculation of the numerator in clause (a) above pursuant to the foregoing clause for a period of ninety (90) days following the applicable Substitution Date.

“Delinquent Receivable” as of any Month End Date, means a Receivable as to which any Scheduled Payment, or part thereof, remains unpaid for 91 or more days but less than 121 days from its original scheduled due date (without giving effect to any Permitted Servicer Adjustment).

“Dollar” or “$” means the lawful currency of the United States.

“Early Amortization Event” means the occurrence of any one or more of the following events as of any Month End Date:

(i) the Average Managed Portfolio Delinquency Ratio exceeds 3.00%;

(ii) the Excess Spread Percentage is less than 1.50%; or

(iii) the Average Managed Portfolio Loss Ratio exceeds 2.50%.

“EBITDA” means with respect to any fiscal period, CCG’s net earnings (or loss) (without giving effect to any adjustments related to valuation of any interest rate swaps or similar derivative instruments pursuant to FAS 133 issued by FASB), minus extraordinary gains minus interest income on investments other than loans, leases and conditional sale contracts entered into or acquired by CCG in its ordinary course of business, plus interest expense, plus income taxes, plus depreciation and amortization for such period, in each case, as determined in accordance with GAAP.

“Eligible Investments” means highly rated short-term debt or the other highly rated liquid investments in which a Lender is permitted to invest cash pursuant to its commercial paper program documents.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) which was originated by the Originator in the ordinary course of its business (and not through a portfolio acquisition or brokered channel) and with respect to which all material obligations of the Originator have been performed on or prior to the date on which the related Contract was sold or contributed to the SPV in accordance with the First Tier Agreement;

(b) which has, under the related Contract, not more than 84 Scheduled Payments;

(c) which was originated by the Originator in accordance with the Credit and Collection Policy;

(d) if the Net Book Value of such Pool Receivable is in excess of $25,000, which is secured by a perfected first priority security interest in Equipment which was financed with the extension of credit described in such Contract and the proceeds thereof and with respect to which all of the Originator’s right, title and interest in any related Equipment has been contributed to the SPV pursuant to the First Tier Agreement;

(e) which was selected by the Originator for sale to the SPV and which was not subject to any adverse selection which could reasonably be expected to be materially unfavorable to the SPV or the Lenders;

(f) which has been sold or contributed to the SPV in accordance with the First Tier Agreement, which does not arise from the sale or lease of any inventory or Equipment subject to any Adverse Claim (other than Permitted Adverse Claims), and to which the SPV has good and marketable title, free and clear of all Adverse Claims (other than Permitted Adverse Claims).

(g) the Obligor of which: (i) is an United States resident, (ii) is not an Affiliate or employee of the Originator or the SPV, and (iii) is not an Official Body;

(h) the Obligor of which has been directed to make all payments to a Lock-Box Account;

(i) (A) the Obligor of which is not the Obligor of any other Pool Receivable that is a Defaulted Receivable, and (B) the Obligor of which is not the obligor of any Receivable owing to the Originator or its Affiliates, which if such receivable was a Pool Receivable, would constitute a Defaulted Receivable pursuant to clauses (b), (c) or (d) of the definition of “Defaulted Receivable”;

(j) which, under the related Contract and Applicable Law, is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(k) with respect to which the related Contract is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors or the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and is not subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) or to any repurchase obligation or return right;

(l) which is denominated and payable only in U.S. Dollars;

(m) which is not a Defaulted Receivable;

(n) which has not been compromised, adjusted or modified other than (i) if less than or equal to sixty-one (61) days past due, (including by the extension of time for payment or the granting of any discounts, allowances or credits) in accordance with the Borrower’s Credit and Collection Policy and (ii) if greater than sixty-one (61) days past due, in accordance with a Permitted Servicer Adjustment;

(o) if such Receivable is a Lease Receivable, which is “chattel paper” within the meaning of the UCC of all applicable jurisdictions, and if such Receivable is not a Lease Receivable, which is an “account”, a “general intangible”, a “chattel paper” or an “instrument” within the meaning of Article 9 of the UCC of all applicable jurisdictions;

(p) which, together with the Contract related thereto, does not contravene in any material respect any Applicable Laws (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any Applicable Law in any material respect;

(q) the assignment of which under the First Tier Agreement by the Originator to the SPV and the grant of a security interest therein and in the other Affected Assets by the SPV to the Facility Agent on behalf of the Lenders hereunder do not violate, conflict or contravene any Applicable Law or any contractual or other restriction, limitation or encumbrance;

(r) with respect to which the sale, transfer, assignment and conveyance contemplated by the First Tier Agreement are not subject to and will not result in any tax, fee or governmental charge payable by the Originator or the SPV to any Official Body other than transfer taxes which have been or will be paid by the Originator as due;

(s) which under the applicable Contract is payable in consecutive monthly Scheduled Payments (before giving effect to Permitted Servicer Adjustments), other than pursuant to Permitted Skips;

(t) if such Receivable is not a Lease Receivable, which is not pre-payable unless the terms of such Contract (i) require all remaining principal plus prepayment penalty be paid in full at the time of such pre-payment or (ii) require the payment of a prepayment penalty at the time of a pre-payment in part;

(u) with respect to a Receivable that is a Purchase Money Receivable, the Net Book Value of the Receivable at origination does not exceed the purchase price (plus any ancillary costs related thereto such as taxes, fees, etc.) of the underlying Equipment at the time of origination;

(v) which is a Fixed Rate Receivable;

(w) which, at the time added, does not have any Scheduled Payment that is more than sixty-one (61) days past due as of the last day of the calendar month immediately prior to the calendar month in which the Closing Date occurs; and

(x) if such Receivable is a Lease Receivable, it will also meet each of the “Lease Receivables Criteria” set forth herein.

“Equipment” means any equipment or other tangible personal property financed or leased by an Obligor pursuant to a Contract.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, limited liability company, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Person or any Subsidiary of such Person, such proceeding has continued undismissed or unstayed for at least sixty (60) days since its commencement; or (c) such Person or any Subsidiary of such Person shall take any corporate, limited liability company, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Excess Spread Percentage” means, a percentage equal to the difference of (a) the Weighted Average Contract Yield of the Pool Receivables, minus (b) the Servicing Fee Rate (or such higher rate reflective of the actual rate the Backup Servicer would require to become the Successor Servicer, as such rate appears in the Backup Servicer Fee Letter as in effect from time to time), minus; (c) the Applicable Margin, minus (d) the Weighted Average Swap Rate as of such date of determination, minus (e) the Hedge Premium, minus (f) 0.05% (with respect to Backup Servicer Fees and Custodian Fees).

“Excluded Amounts” means: (i) any payments received from an Obligor in connection with any late charges, prepayment penalties, application fees, tax processing fees, wire transfer fees, express mail fees, filing fees, delivery fees, document preparation fees, any amendment fees, insurance premiums, taxes, or other charges imposed by any Official Body, (ii) any indemnity payments made by an Obligor for the benefit of the obligee under the related Contract and (iii) any non-rental charges reimbursable to the Servicer in accordance with the Servicer’s customary policies and procedures.

“Excluded Taxes” is defined specified in Section 9.3.

“Facility Agent” means JPMorgan Chase Bank, N.A., in its capacity as facility agent for the Lenders, and any successor thereto appointed pursuant to Article X.

“Facility Fees” means the fees payable by the SPV under any Fee Letter.

“Facility Limit” means the sum of the Commitments of all Lenders.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively, the fee letter dated as of January 8, 2014 among the SPV, Jupiter and the Administrator, and any other fee letter entered into by the SPV, any other Lender and the related Administrator.

“Final Payout Date” means the date, after the Amortization Date or Termination Date, on which the aggregate outstanding principal amount of all the Loans, together with all accrued and unpaid interest thereon, all accrued and unpaid Servicing Fees, Backup Servicer Fees, Custodian Fees, Facility Fees and all other Aggregate Unpaids have been paid in full in cash.

“First Tier Agreement” means the Sale Agreement dated as of the date hereof between the Originator and the SPV, as amended, supplemented or otherwise modified from time to time.

“Fixed Rate Receivable” means a Receivable, the Scheduled Payments for which are calculated using a fixed rate of interest, yield, annual percentage rate or similar term.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Hedge Breakage Costs” means any amount payable by the SPV in connection with the early termination of any Hedging Agreement.

“Hedge Counterparty” means (a) JPMorgan or (b) any other entity which (i) on the date of entering into any Hedging Agreement is an interest rate swap dealer that has been approved in writing by the Facility Agent (which approval shall not be unreasonably withheld or delayed); (ii) has a long-term senior unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s and a short-term senior unsecured debt rating of not less than “A-1” by S&P and not less than “P1” by Moody’s; and (iii) in the Hedging Agreement to which it is a party, (x) consents to the assignment of the SPV’s rights under such Hedging Agreement to the Facility Agent pursuant to Section 6.1 and (y) agrees that in the event that Moody’s or S&P, as applicable, shall reduce or withdraw its long-term or short-term senior unsecured debt rating described in clause (b)(i)(y) above, within thirty (30) Business Days of such downgrade or withdrawal, it shall either (A) post collateral in amounts sufficient to secure its obligations under the Hedging Agreement to which it is a party; provided that such delivered or posted collateral must be in an amount, and in a form, reasonably acceptable to the Facility Agent and the SPV or (B) transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements provided in clauses (b)(i), (ii) and (iii) hereof and which has entered into a Hedging Agreement with the SPV on or prior to the date of such transfer.

“Hedging Agreement” means each of the hedging agreements from time to time entered into between the SPV and a Hedge Counterparty in respect of the Loans, and which meet the requirements of Section 5.3. Each Hedging Agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and a confirmation thereunder confirming the specific terms of such hedging arrangement. Each Hedging Agreement shall be approved in writing by the Facility Agent.1

“Hedge Premium” means 0.50%.

“Indebtedness” means, without duplication, with respect to any Person such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations, (f) obligations for which such Person is obligated pursuant to a Guaranty, and (g) reimbursement obligations with respect to any letters of credit.

“Indemnified Amounts” is defined specified in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Independent Manager” shall mean a manager of the SPV who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a manager of the SPV, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than SPV), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors or managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state Law relating to bankruptcy and (iii) has at least three years of employment experience (unless otherwise agreed to in writing by the Facility Agent) with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Insurance Policy” means, with respect to any Receivable, any insurance policy covering physical damage to or loss of the related Equipment, but solely to the extent such insurance policy relates to such Equipment.

“Insurance Proceeds” means any amount payable, or any payments made, to the Originator, the Servicer or the SPV under an Insurance Policy in connection with any Equipment the financing of which gave rise to a Receivable.

“Intercreditor Agreement” means that certain Third Amended and Restated Lockbox Control and Intercreditor Agreement, dated as of March 31, 2010, by and among CCG, CCG Receivables, LLC, BMO Harris Bank N.A., the Backup Servicer, CCG Receivables II, LLC, CCG Receivables III, LLC, CCG Receivables VI, LLC, JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc., Citibank, N.A. and each other person that becomes a joined party thereto, as modified by that certain Substitution of Master Agent Agreement dated as of January 8, 2014 among the foregoing parties and each other person that becomes a joined party thereto, and as the same may be further amended, supplemented or otherwise modified from time to time.

“Intercreditor Master Agent” means BMO Harris Bank N.A., as “Master Agent” under the Intercreditor Agreement and any successor “Master Agent” appointed pursuant to the terms thereof.

“JPMorgan” is defined in the preamble hereto.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Lease Receivable” means any Pool Receivable arising under a lease agreement, under which the related Obligor is the lessee and the Originator, immediately prior to the sale of such Receivable and the related Equipment to the SPV pursuant to the First Tier Agreement, is the lessor.

“Lease Receivable Criteria” means, with respect to any Lease Receivable, each of the following criteria:

(a) the related Obligor of such Receivable has made at least one Scheduled Payment under the related Contract;

(b) there is only one manually executed original lease (other than those manually executed originals that have been marked “COPY” or otherwise legended that they are copies), which original shall have been delivered to the Custodian acting for the SPV;

(c) the related Contract contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the related Equipment;

(d) the obligations of the Obligor to make Scheduled Payments throughout the term of the related Contract is absolute and unconditional, without any right of setoff by such Obligor, and without regard to any event affecting the Equipment subject thereto (including, without limitation, the obsolescence of such Equipment), or any claim of such Obligor against the SPV, the Originator or the Servicer, or any change in circumstances except to the extent that, in the event of a casualty of any item of Equipment or early termination of the related Contract, the Obligor is obligated to pay, in lieu of all future Scheduled Payments with respect to such item, an amount which equals the amount required to be prepaid under the related Contract, which amount shall not be less than the Net Book Value of such Lease Receivables;

(e) the related Contract provides that the Obligor shall, at the Obligor’s sole cost and expense and in addition to the Scheduled Payments due for such Receivable, promptly pay all taxes, assessments, license fees, permit fees, registration fees, fines, interest, penalties and all other Official Body charges (including, without limitation, gross receipts, sales, use, excise, personal property, ad valorem, stamp, documentary and other taxes), whether levied, assessed or imposed on the Obligor, the Originator or otherwise, relating to the Equipment or the delivery, leasing, operations, ownership, possession, purchase, registration, rental, sales or use of the Equipment during the term of the related Contract;

(f) the related Contract requires its Obligor to maintain the Equipment in good working order and bear all costs of maintenance, insuring and operating the Equipment;

(g) the related Contract requires its Obligor to maintain an Insurance Policy covering physical damages to the related Equipment (with the exception of waste containers and roll-off boxes), and such Obligor has in fact obtained such Insurance Policy and has caused such Insurance Policy to name the Originator (and its assignee) as a loss payee, provided that with respect to any Lease Receivable existing on or prior to the Closing Date, if the related Insurance Policy does not name the assignee of the Originator as a loss payee, the Originator shall have agreed to forward any payment received under such Insurance Policy to the Servicer as Collections;

(h) the related Contract is not an “operating lease” under GAAP, unless the related Equipment is not Equipment the sale of or perfection of a security interest in which requires a notation on the Equipment’s certificate of title;

(i) the related Contract is not part of a master lease, unless all of the Receivables arising under such master lease have been transferred to the SPV under the First Tier Agreement;

(j) the related Contract does not permit the subleasing of the related Equipment, and such Equipment in fact is not subject to any sub-lease agreement;

(k) under the related Contract, the Originator does not have performance obligations; it being understood that covenants of quiet enjoyment, purchase options, obligations to accept return of the property at end of lease term, and like obligations of a lessor typical of a “triple net” lease shall not be deemed “performance obligations” for purposes of this clause (k);

(l) the related Equipment is not subject to any Adverse Claim (other than a Permitted Adverse Claim); and

(m) the related Equipment has not suffered any material loss or damage unless such Equipment has been restored to its original value at the time of sale of such Receivable by the Originator to the SPV pursuant to the First Tier Agreement, ordinary wear and tear excepted.

“Lender” means Jupiter Securitization Company LLC, and each other financial institution identified as such on the signature pages hereof, any financial institution that becomes a party to this Agreement as a Lender pursuant to Section 13.8.

“Lender Note” is defined in Section 2.5.

“LIBO Loan” means any Loan or portion thereof that at the time of determination bears or will bear interest at a rate equal to the LIBO Rate.

“LIBO Rate” means, on any day, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, on the applicable date of determination, as the rate for dollar deposits in the London interbank market with a maturity comparable to the relevant interest period. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), LIBO Rate shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Facility Agent or, in the absence of such availability, by reference to the rate at which the Facility Agent could borrow U.S. dollars for the relevant interest period in the London interbank market at approximately 11:00 a.m., London time, on such Business Day.

“Liquidation Expenses” means, with respect to any Receivable, the aggregate amount of all out-of-pocket expenses (including, without limitation, reasonable attorney fees and disbursements) reasonably incurred by the Servicer (including amounts paid to any subservicer) in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related Equipment upon or after the expiration or early termination of such Receivable or after such Receivable has become a Defaulted Receivable and other out-of-pocket costs related to the liquidation of any such Equipment, including the attempted collection of any amount owing pursuant to such Receivable if it is a Defaulted Receivable.

“Liquidity Agreement” means that certain Liquidity Asset Purchase Agreement dated as of the date hereof among Jupiter, as Lender, JPMorgan Chase Bank, N.A., as Administrator, JPMorgan, as liquidity bank, and the other financial institutions party thereto from time to time as purchasers, and any other liquidity support agreement pursuant to which a Lender has the ability to sell its interest in the Loan in order to support its obligations under such Lender’s commercial paper program.

“Liquidity Bank” means JPMorgan and any other committed purchaser to a Lender under a Liquidity Agreement.

“Loan” or “Loans” is defined in Section 2.1.

“Loan Deficit” is defined in Section 2.3(c).

“Lock-Box Account” means each of the accounts maintained by the Servicer at a Lock-Box Bank for the purpose of receiving Collections, as set forth in Schedule 3.1(s), as such schedule may be modified pursuant to Section 3.1(s).

“Lock-Box Bank” means each of the banks set forth in Schedule 3.1(s), as such Schedule 3.1(s) may be modified pursuant to Section 3.1(s).

“Loss Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient (expressed as a percentage) of (a) the product of (i) 12.0 times (ii) the

Loss Reserve Aged Amount, divided by (b) the aggregate Net Book Value of all Pool Receivables as of such Month End Date. For purposes of the foregoing definition and the definition of “Loss Reserve Aged Amount,” (1) the numerator in the calculation performed pursuant to clause (a) above and the definitions used therein shall include any Replaced Receivable which is written-down or which has become a Defaulted Receivable during such Settlement Period, even though a Substitute Receivable has been substituted therefor, whether such write-down or the date on which such Replaced Receivable became a Defaulted Receivable occurred before or after the applicable Substitution Date; and (2) the denominator set forth in clause (b) above shall include all Replaced Receivables and all Substitute Receivables for a period of ninety (90) days after the related Substitution Date.

“Loss Reserve Aged Amount” means, with respect to any Settlement Period, (a) the aggregate Net Book Value of Pool Receivables that became Defaulted Receivables during such Settlement Period, minus (b) the estimated Recoveries with respect to any such Defaulted Receivables, minus (c) the aggregate amount of Recoveries realized on any Pool Receivables which became Defaulted Receivables during such Settlement Period or any other Settlement Period in excess of the estimated Recoveries with respect to such Pool Receivables plus (d) the aggregate amount by which estimated Recoveries with respect to any Pool Receivables which became Defaulted Receivables during such Settlement Period or any other Settlement Period exceeds the actual amount of Recoveries realized on any such Pool Receivables.

“Maintenance Charges” means, with respect to any Receivable, any amount owing by the Obligor under the related Contract in respect of supplies and/or maintenance services being provided to such Obligor.

“Majority Lenders” means, at any time, (i) if, at such time, there are one or two Lenders, 100% of the Lenders; or (ii) if, at such time, there are more than two Lenders, the Lenders which hold Commitments in excess of 66 2/3% of all Commitments (or if the Amortization Date shall have occurred, the Lenders which held Commitments in excess of 66 2/3% of all Commitments on the Amortization Date), provided that the Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Majority Shareholder” means, collectively, Lovell Minnick Equity Partners III, LP, a Delaware limited partnership and Lovell Minnick Equity Partners III-A LP, a Delaware limited partnership, and any Affiliate of the foregoing.

“Managed Portfolio Delinquency Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient of (a) the aggregate Net Book Value of receivables that were Delinquent Receivables in CCG’s overall aggregate managed portfolio on such Month End Date, divided by (b) the sum of the Net Book Value of all receivables that were in CCG’s overall aggregate managed portfolio as of such Month End Date. For purposes of calculating the foregoing, the “Net Book Value” of receivables which are in CCG’s overall aggregate managed portfolio shall be calculated in a manner consistent with the calculation of the Net Book Value of Pool Receivables hereunder.

“Managed Portfolio Loss Ratio” means, with respect to any Settlement Period, calculated as of its Month End Date, the quotient of (a) the product of (i) 12.0 times (ii) the Managed Portfolio Loss Reserve Aged Amount, divided by (b) the aggregate Net Book Value of all receivables that were in CCG’s overall aggregate managed portfolio as of such Month End Date.

“Managed Portfolio Loss Reserve Aged Amount” means, with respect to any Settlement Period, (a) the aggregate Net Book Value of all receivables that were in CCG’s overall aggregate managed portfolio that became Defaulted Receivables during such Settlement Period, minus (b) the estimated Recoveries with respect to any such Defaulted Receivables, minus (c) the aggregate amount of Recoveries realized on any receivables that were in CCG’s overall aggregate managed portfolio which became Defaulted Receivables during such Settlement Period or any other Settlement Period in excess of the estimated Recoveries with respect to such receivables plus (d) the aggregate amount by which estimated Recoveries with respect to any receivables that were in CCG’s overall aggregate managed portfolio which became Defaulted Receivables during such Settlement Period or any other Settlement Period exceeds the actual amount of Recoveries realized on any such receivables.

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectability of the Pool Receivables or (b) the condition (financial or otherwise), businesses or properties of the SPV or (c) the ability of the Servicer to collect the Pool Receivables or perform its other duties and obligations under Section 7.2 or 7.3.

“Material Debt Agreement” means any agreement evidencing Indebtedness of CCG or any of its Affiliates in excess of $2,500,000.

“Maturity Date” means the third (3rd) anniversary of the Amortization Date.

“Maximum Leverage Ratio” means, as of the last day of each calendar quarter, beginning with the calendar quarter ending on September 30, 2013, the ratio of (a) CCG’s Total Senior Indebtedness as of the last day of the relevant calendar quarter to (b) the sum of (i) CCG’s Tangible Net Worth as of the last day of the relevant calendar quarter plus (ii) CCG’s Subordinated Debt as of the last day of the relevant calendar quarter (each determined on a consolidated basis in accordance with GAAP).

“Minimum EBITDA-to-Interest Expense Ratio” means, as of the last day of each calendar quarter, beginning with the calendar quarter ending on September 30, 2013, the ratio of CCG’s EBITDA to its interest expense as of the last day of the relevant calendar quarter (determined on a consolidated basis in accordance with GAAP).

“Minimum Reserve Amount” means, at any time, the product of 5.0% times the highest aggregate Net Book Value of all Eligible Receivables which has occurred since the latest of (i) the Closing Date, (ii) the last occurring Takeout Date, and (iii) the Borrowing Date of the last Loan advanced hereunder.

“Month End Date” means the last day of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Book Value” means, as of any date of determination, with respect to any Receivable, an amount equal to (i) the gross amount of all Scheduled Payments due or to become due, but that are unpaid, with respect to the applicable Receivable as of the relevant Cut-Off Date in the case of a newly acquired Pool Receivable and as of the last day of the immediately preceding Settlement Period in all other instances, minus (ii) any Unearned Income with respect to the Receivable, as of such date, plus, (iii), in the case of a Lease Receivable, the Residual, if any, related to such Receivable minus, (iv) the amount of any security deposit related to such Receivable.

“Net Pool Balance” means, at any time, the remainder of (i) the aggregate Net Book Value of the Eligible Receivables at such time, minus (ii) the Concentration Limit Excess.

“Non-Defaulting Lender” is defined in Section 2.3(c).

“Obligor” means, as to any receivable, the Person obligated to make payments pursuant to the related Contract.

“Obligor Event of Bankruptcy” means an Event of Bankruptcy with respect to an Obligor.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Originator” means CCG.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Originator, the SPV or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Representations” means the representations, warranties and covenants set forth in Schedule 3.1(aa) of this Agreement.

“Permitted Adverse Claims” means (i) the Adverse Claims created hereunder and under any other Transaction Documents; (ii) any Adverse Claim created pursuant to the Intercreditor Agreement; (iii) Adverse Claims for taxes not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Adverse Claim is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (iv) only with respect to Equipment, Adverse Claims imposed by Law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s and other similar liens arising in the ordinary course of business that secure payment of obligations not more than sixty (60) days past due or that are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP (and as to which the property subject to such Adverse Claim is not yet subject to a material risk of imminent foreclosure, sale or loss on account thereof); (v) the right of use and quiet enjoyment of the Obligor as lessee under any Contract in respect of the related Equipment; and (vi) any Adverse Claim that consists of any lien, security interest, charge or encumbrance in favor of a lender that has sold or leased a different piece of Equipment to the same Obligor so long as such Adverse Claim is junior and subordinate to the security interest of the SPV and its assigns in such Equipment and the related Pool Receivable pursuant to the Cross-Collateralized Equipment Intercreditor Agreement.

“Permitted Servicer Adjustment” means, with respect to any Receivable that is more than 61 days past due, any amendment, adjustment, modification or extension made by the Servicer with respect to the date of any Scheduled Payment of such Receivable or any reduction of the interest rate or reduction of the amount of any Scheduled Payment of such Receivable, if each of the following conditions is satisfied: (a) no payment date for any Scheduled Payment in respect of such Receivable has been extended by more than four (4) calendar months beyond the originally scheduled payment date in respect of such Scheduled Payment; (b) Scheduled Payments in respect of such Receivable have not been extended on more than two occasions; and (c) any such amendment, adjustment, modification or extension shall be performed in accordance with the Credit and Collection Policy.

“Permitted Skip” means, with respect to any Receivable (prior to giving effect to Permitted Servicer Adjustments), a period not to exceed four (4) calendar months during any twelve (12) consecutive month period in which (i) no Scheduled Payments are due in respect of such Receivable under the terms of the applicable Contract or (ii) the Scheduled Payments in respect of such Receivable are materially reduced under the terms of the applicable Contract; provided, that the sum of Scheduled Payments made throughout the twelve (12) month period shall at least equal the same total amount of Scheduled Payments over the same period had no Permitted Skips been made with respect to such Receivable.

“Permitted Term Securitization Transaction” means any non-revolving financing transaction undertaken by the SPV or an Affiliate of the SPV that is secured, directly or indirectly, by the Affected Assets or any substantial portion thereof released from the lien of this Agreement, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“PFSC” means Portfolio Financial Servicing Company.

“Pool Receivable” means each Receivable that (a) has been or is contemporaneously therewith being sold, contributed or otherwise transferred by the Originator to the SPV under the First Tier Agreement and (b) has not been re-transferred by the SPV to the Originator or an Affiliate thereof.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means the rate of interest most recently announced by JPMorgan at its principal office in New York, New York as its prime rate (it being understood that at any one time there shall exist only one such prime rate so announced, which rate is not necessarily intended to be the lowest rate of interest determined by JPMorgan in connection with extensions of credit). The “prime rate” is a rate set by JPMorgan based upon various factors including JPMorgan’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by JPMorgan shall take effect at the opening of business on the day specified in the public announcement of such change.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of a Conduit Lender, the issuance of one or more surety bonds for which such Conduit Lender is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Lender to any Program Support Provider of its interest in the Loans (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Lender in connection with such Conduit Lender’s commercial paper program, including, without limitation, the Liquidity Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Lender’s commercial paper program, including, without limitation, any Liquidity Bank.

“Purchase Date” means the date on which any Receivable or Equipment is sold or contributed by the Originator to the SPV under the First Tier Agreement.

“Purchase Money Receivable” means a Receivable which arises from a loan to the related Obligor the proceeds of which were used exclusively to purchase the related Equipment.

“Ramp-Up Period” means the period commencing on the Closing Date and on each Takeout Date and ending on the earlier of (i) the date five (5) calendar months from the Takeout Date or Closing Date, as applicable, or (ii) the date after the Takeout Date or Closing Date, as applicable, on which the aggregate Net Book Value of all Pool Receivables is greater than or equal to $50,000,000.

“Ramp-Up Period Concentration Limit Excess” means, as of any date of determination occurring during the Ramp-Up Period, and without duplication, the sum of (i) the amount by which the aggregate Net Book Value of Eligible Receivables owed by the Obligors (and each of such Obligor’s Affiliates) with the ten (10) highest aggregate Net Book Value of the Eligible Receivables exceeds twenty-five percent (25%) of the aggregate Net Book Value of all Eligible Receivables plus (ii) the amount by which the aggregate Net Book Value of all Eligible Receivables relating to any single Obligor and its Affiliates exceeds $1,500,000.

“Ramp-Up Period End Date” means the last day of the Ramp-Up Period.

“Rate Type” means the Base Rate or the Adjusted Three Month LIBO Rate.

“Receivable” means any and all indebtedness and other obligations which is owed by any Obligor to the Originator (prior to giving effect to any transfer under the First Tier Agreement) under a Contract and outstanding after the related Cut-Off Date or any right of the Originator or the SPV to payment from or on behalf of an Obligor after the related Cut-Off Date arising in connection with the making of loans or the sale or lease of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. The term “Receivable” shall not include any Excluded Amounts.

“Recipient” is defined in Section 2.14.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the SPV, the Originator or the Servicer with respect to the Receivables and with respect to other Affected Assets or the Obligors to the extent relating to the Receivables.

“Recoveries” means, with respect to a Defaulted Receivable, proceeds from the sale, lease, re-lease or refinancing of the related Equipment, proceeds of any related Insurance Policy (net of Liquidation Expenses and amounts, if any, so received that are required to be refunded to the Obligor on such Defaulted Receivable), and any other recoveries with respect to such Defaulted Receivable and the related Equipment and other related property.

“Regulatory Requirement” means the occurrence, after the date hereof, of any of the following: (i) the adoption or taking effect of any Law, rule, regulation, treaty or bank regulatory guideline (including any Law or bank regulatory guideline regarding capital adequacy or liquidity coverage), (ii) any amendment or change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital

Adequacy Guidelines; Capital Maintenance; Regulatory Capital; Impact of Modification to Generally Accepted Account Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives in connection therewith or in implementation thereof and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel II or Basel III, shall in each case be deemed to be a “Regulatory Requirement” regardless of the date enacted, adopted or issued.

“Related Security” means, with respect to any Pool Receivable, all of the Originator’s (without giving effect to any transfer under the First Tier Agreement) or the SPV’s rights, title and interest in, to and under:

(a) the Equipment and any other property securing the Obligor’s obligations under any Receivable, and any guarantees or similar credit enhancement for the Obligor’s obligations under such Receivable, including, without limitation, (i) all rights of the Originator in any security deposits, (ii) all UCC financing statements or other filings relating thereto, (iii) all rights and remedies against any vendor (including the Originator) of the Equipment and (iv) all Insurance Policies;

(b) all other security interests or liens, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and other filings signed by an Obligor relating thereto;

(c) the Contract and all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all Records related to such Receivable; and

(e) all Collections on and other proceeds of any of the foregoing.

“Replaced Receivable” has the meaning set forth in Section 6.5 hereof.

“Reporting Date” means the second Business Day occurring prior to each Settlement Date.

“Required Credit Enhancement Percentage” means the greater of: (a) the Required O/C Percentage and (b) a number expressed as a percentage equal to the product of (1) the highest Average Loss Ratio which has occurred during the twelve most recent calendar months, times (2) the Weighted Average Life of all Pool Receivables at such time, times (3) 4.0.

“Required O/C Percentage” means (i) at any time during a Ramp-Up Period, (a) if the Required O/C Step-Up Event has not occurred, 20.0% or (b) if the Required O/C Step-Up Event has occurred, 24.0% and (ii) at any time other than during a Ramp-Up Period, (a) if the Required O/C Step-Up Event has not occurred, 13.0% or (b) if the Required O/C Step-Up Event has occurred, 17.0%.

“Required O/C Step-Up Event” means, as of any Reporting Date, the Excess Spread Percentage is less than 2.50%.

“Required Reserves” means:

(i) at any time prior to the Sequential Amortization Date, an amount equal to the greater of (a) the sum of (1) the product of (A) the Required Credit Enhancement Percentage times (B) the Net Pool Balance (excluding any Delinquent Receivables in the Net Pool Balance) at such date plus (2) the product of (A) 50% times (B) the difference of (x) the aggregate Net Book Value of all Delinquent Receivables at such time minus (y) the Concentration Limit Excess with respect to such Delinquent Receivables and (b) the Minimum Reserve Amount at such date; and

(ii) at any time on and after the Sequential Amortization Date, an amount equal to the greater of (a) the sum of (1) the product of (A) the Required Credit Enhancement Percentage as of the Sequential Amortization Date times (B) the Net Pool Balance (excluding any Delinquent Receivables in the Net Pool Balance) as of the Sequential Amortization Date plus (2) the product of (A) 50% times (B) the difference of (x) the aggregate Net Book Value of all Delinquent Receivables as of the Sequential Amortization Date minus (y) the Concentration Limit Excess with respect to such Delinquent Receivables as of the Sequential Amortization Date and (b) the Minimum Reserve Amount as of the Sequential Amortization Date.

“Residual” means, with respect to any Receivable, the residual value set forth in the related Contract and set forth in the SPV’s books and records; provided, however, that upon the sale or disposition of the Equipment related such Receivable, the “Residual” with respect to such Receivable shall mean the proceeds of any sale or disposition of the Equipment related such Receivable.

“Responsible Officer” means, with respect to the SPV, the Originator or the Servicer (for so long as the Servicer is CCG), those officers listed under the certificates of the secretary or assistant secretary of (i) the SPV and (ii) the Originator and Servicer, delivered pursuant to Sections 4.1(b) and 4.1(c) hereof, each dated as of the date hereof, and as each certificate and its attachments may be amended, supplemented or otherwise modified from time to time.

“Restricted Payments” is defined in Section 5.2(i).

“Revolving Period” means, with respect to Jupiter, the period beginning on the Closing Date and ending on the earlier to occur of the Amortization Date or the Termination Date and with respect to any other Lender, means the period beginning on the date such Lender becomes a party to this Agreement and ending on the earlier to occur of the Amortization Date or the Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Payment” means, with respect to any Receivable, each periodic installment of rent or principal and interest payable by an Obligor to the Originator (or its assigns) pursuant to the related Contract; excluding, however, any Casualty Payments, Maintenance Charges, payments in respect of the Residuals, the prepayments of rent required or otherwise made pursuant to the terms of the related Contract, and the supplemental or additional payments required by the terms of the related Contract or otherwise made with respect to taxes, license fees, insurance and other specific charges.

“Secured Parties” means, collectively, the Lenders, each Agent, the Backup Servicer, the Custodian, the Hedge Counterparties, and each other Indemnified Party.

“Securitization” is defined in Section 6.10(a).

“Securitization Date” means any Business Day during the Revolving Period, provided fifteen (15) days written notice is given in accordance with Section 6.10(a).

“Senior Monthly Interest and Fees” means, as of any date of determination, an amount equal to the sum of (i) all accrued interest on the Loans which is due and payable on such date in accordance with Section 2.7 at a rate up to the Adjusted Three Month LIBO Rate plus the Applicable Margin applicable to the Loans on and after the Amortization Date plus (ii) the “Unused Fee” as specified in the Fee Letter.

“Senior Obligations” has the meaning set forth in the First Tier Agreement.

“Sequential Amortization Date” means the earliest of (a) six (6) calendar months after the Amortization Date and (b) the date of the occurrence of an Early Amortization Event.

“Servicer” is defined in Section 7.1.

“Servicer Default” is defined in Section 7.5.

“Servicer File” means the file pertaining to each Pool Receivable containing, without limitation, any of the following: (A) copies of any guaranties, security agreements or similar agreements obtained in connection with the Contract, (B) a certificate of insurance, proof of insurance or copies of a force-place insurance policy covering the related Equipment, if any, and (C) copies of such documents, if any, that the Servicer keeps on file indicating ownership of the Equipment and the SPV’s interests therein, including without limitation the bill of sale, proof of ownership, copies of any financing statements filed against an Obligor, any UCC terminations, UCC partial releases, lien release letters, no security interest letters or subordination agreements.

“Servicer Report” means a report, in substantially the form attached hereto as Exhibit F or in such other form as is mutually agreed to by the SPV, the Servicer and the Facility Agent, furnished by the Servicer pursuant to Section 2.12.

“Servicing Fee” means the fees payable to the Servicer from Collections, in an amount for each day equal to the product of: (i) the Servicing Fee Rate, times (ii) the aggregate of the Net Book Value of all Eligible Receivables at close of business, New York, New York time, on such day, times (iii) 1/365. The Servicing Fee shall be payable in arrears on each Settlement Date from the Collections pursuant to, and subject to the priority of payments set forth in, Section 2.16.

“Servicing Fee Rate” means (i) if the Servicer is CCG or any of the Affiliates of CCG, 0.75%, (ii) if the Successor Servicer is the Backup Servicer, the rate set forth in the Backup Servicer Fee Letter, and (iii) except as set forth in clause (ii), if the Servicer is not CCG or any of the Affiliates of CCG, a rate to be determined by such Person and the Facility Agent in accordance with Section 7.6.

“Settlement Date” means, with respect to each Settlement Period, prior to the existence of a Termination Event, the 12th day of the calendar month following such Settlement Period, or if such day is not a Business Day, the first Business Day thereafter.

“Settlement Period” means:

(a) the period from the Closing Date to the first Month End Date thereafter; and

(b) thereafter, each subsequent calendar month.

“SPV” is defined in the preamble.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States of America (the “Board”) to which a Lender (or, with respect to any Conduit Lender, the bank which consolidates such Conduit Lender) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans for which interest is calculated based on the Adjusted Three Month LIBO Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender (or, with respect to any Conduit Lender, the bank which consolidates such Conduit Lender) under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Servicer” is defined in Section 7.1(d).

“Subordinated Monthly Interest and Fees” means, as of any date of determination, the excess of (a) the sum of (i) all accrued interest (including overdue interest) on the Loans which is due and payable on such date in accordance with Section 2.7 and at the rates per annum set forth in Section 2.6 plus (ii) all outstanding Facility Fees due and payable on or prior to such date over (b) the Senior Monthly Interest and Fees as of such date.

“Successor Servicer” is defined in Section 7.1(a).

“Subordinated Debt” means indebtedness of CCG and its Affiliates which is subordinated in right of payment to the prior payment of the any other indebtedness of CCG and its Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.

“Substitute Receivable” has the meaning set forth in Section 6.5 hereof.

“Substitution Date” has the meaning set forth in Section 6.5 hereof.

“Swap Rate” means, as of any date of determination and with respect to any Hedging Agreement, the fixed rate that is payable to the Hedge Counterparty with respect to such Hedging Agreement between the SPV and the Hedge Counterparty.

“Takeout Condition” means a Permitted Term Securitization Transaction entered into by the Originator that (i) the proceeds of which have been used to prepay all or a portion of the Loans in accordance with Section 2.8(c) and (ii) satisfies each of the conditions set forth in Section 6.10 with respect to Securitizations.

“Takeout Date” means the closing date of any Permitted Term Securitization Transaction that fulfills the Takeout Condition.

“Tangible Net Worth” means, with respect to CCG, the amount calculated in accordance with GAAP (but without giving effect to any adjustments related to the valuation of any interest rate swaps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as (i) the consolidated net worth of such Person and its consolidated Subsidiaries, minus (ii) the amount of prepaid expenses (if any), minus (iii) any amounts attributable to the consolidated intangibles of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP, plus (iv) the principal amount of any Subordinated Debt.

“Tax and Insurance Charges” means any taxes and fees or other charges imposed by any Governmental Authority on any Contract or the related Equipment and any charges related to protection for damage or other loss to any Equipment related to the Contract.

“Taxes” shall have the meaning specified in Section 9.3.

“Termination Date” means the earlier of: (a) the date upon which a Termination Date occurs pursuant to Section 8.2 and (b) the Business Day designated by the SPV to the Facility Agent as the Termination Date for such Lender pursuant to Section 2.4 to the extent all Commitments are terminated in whole.

“Termination Event” is defined in Section 8.1.

“Total Senior Indebtedness” means the aggregate outstanding principal amount of all Indebtedness of CCG and its Affiliates (other than SPV), other than the outstanding principal amount of any Subordinated Debt.

“Transaction Costs” is defined in Section 9.5(a).

“Transaction Documents” means, collectively, this Agreement, the First Tier Agreement, the Fee Letters, the Backup Servicer Fee Letter, the Custodial Agreement, the Hedging Agreements, the Intercreditor Agreement, that certain Substitution of Master Agent Agreement dated as of January 8, 2014, the Cross-Collateralized Equipment Intercreditor Agreement, the Lender Note and all of the other instruments, documents and other agreements executed and delivered by the Servicer, the Originator, the Backup Servicer, the Custodian or the SPV in connection with any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“Unearned Income” means, with respect to any Pool Receivable as of any date of determination, the gross amount of any interest, rental or other income (to the extent that such other income is reflected on SPV’s books as unearned income) due and payable by the relevant Obligor under the terms of such Pool Receivable (or received in respect of the Pool Receivable) to the extent that such income has not been received by SPV or Servicer as of the relevant date of determination.

“U.S.” or “United States” means the United States of America.

“Weighted Average Contract Yield” means, as of any date of determination, the rate determined by calculating the weighted average of the Contract Yields for each Eligible Receivable in the Receivables Pool at such time (weighted by the Net Book Value of such Pool Receivables).

“Weighted Average Life” means, as of any determination date, (i) the quotient obtained by dividing (A) the sum of the amounts calculated for each month (beginning with the month in which such determination is being made and ending with the month in which the last principal payment is scheduled to be received with respect to the Pool Receivables), which amount for each such month shall be equal to the product of (x) the scheduled reduction in Net Book Value for such month, multiplied by (y) the number of months that such month occurs from the month in which such determination date occurs (e.g., the month in which such determination date occurs shall have a value of 1, the month occurring immediately after the moth in which such determination date occurs shall have a value of 2, etc.) by (B) the aggregate Net Book Value of Pool Receivables as of such determination date, divided by (ii) 12.

“Weighted Average Swap Rate” means, as of any date of determination, the actual weighted average of the Swap Rates on the Hedging Agreements entered into by the SPV based on the applicable notional amount of each such Hedging Agreement.

Section 1.2. Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date.”

ARTICLE II

THE LOANS, INTEREST AND SETTLEMENT PROCEDURE

Section 2.1. Lender Commitment. On the terms and subject to the conditions set forth in this Agreement, each Lender agrees to make loans to the SPV (each, a “Loan”, and collectively, the “Loans”) on a revolving basis from time to time before the earlier to occur of the Amortization Date and the Termination Date for such Lender in such amounts as may be from time to time requested by the SPV pursuant to Section 2.2; provided that:

(a) the aggregate outstanding principal amount of the Loans for any Lender shall not at any time exceed such Lender’s Commitment;

(b) the aggregate outstanding principal amount of the Loans for all Lenders shall not at any time exceed the Facility Limit; and

(c) the aggregate outstanding principal amount of the Loans for all Lenders on any Borrowing Date, after giving effect to the Loans to be made on such Borrowing Date, shall not exceed the Borrowing Base, as shown in the Borrowing Base Certificate which is delivered by the SPV to the Facility Agent in connection with such proposed Loans.

Subject to the foregoing, the SPV may borrow, prepay and reborrow the Loans hereunder.

Section 2.2. Borrowing Procedures. (a) The SPV (or the Servicer on its behalf) shall request a Loan hereunder by submitting to each Administrator by noon (New York, New York time) a written notice, substantially in the form of Exhibit D (each, a “Borrowing Request”) at least two (2) Business Days prior to the date of the proposed Loan (each, a “Borrowing Date”) (or such lesser period of time as such Administrator may consent). With respect to any Conduit Lender, the SPV (or the Servicer on its behalf) may only request a Loan which bears interest at a rate equal to the Adjusted Three Month LIBO Rate unless the Administrator of such Conduit Lender consents in writing to a Loan bearing interest at any other Rate Type. Notwithstanding anything contained herein to the contrary, the Conduit Lender shall not be required to fund any Loan through the issuance of Commercial Paper.

(b) Each Borrowing Request shall: (A) specify (i) the desired amount of the requested Loan and (ii) the desired Borrowing Date (which shall be a Business Day) and (B) confirm, by delivery of a Borrowing Base Certificate, that, after giving effect to the proposed Loan, there will be no Borrowing Base Deficit as contemplated in Section 2.1(c). Any Borrowing Request given by the SPV (or the Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on the SPV except in connection with a notice of a Delayed Funding Date as provided in Section 2.2(c) below.

(c) Delayed Fundings. The SPV and each Administrator agree that the requested Loans shall be funded in accordance with Section 2.3 on the date specified in the Borrowing Request unless, within one (1) Business Day after the SPV delivers a Borrowing Request pursuant to this Section 2.2, any Agent for a Lender (any such Lender, a “Delayed Funding Lender”) notifies the SPV in writing (a “Delayed Funding Notice”) that (x) charges relating to the “liquidity coverage ratio” under Basel III have been and are being recognized on such Delayed Funding Lender’s interests or obligations hereunder, (y) such Delayed Funding Lender is seeking a delayed funding option form other issuers in transactions similar to the transactions contemplated hereby and (z) such Delayed Funding Lender intends to fund the Loans so requested (the “Delayed Loan Amount”) on a date specified in such writing that is at least the thirty-fifth (35th) day following the Borrowing Date requested in the Borrowing Request (or if such day is not a Business Day, then on the next succeeding Business Day) (the “Delayed Funding Date”) rather than on the Borrowing Date requested in the Borrowing Request, and the Delayed Funding Date shall automatically be deemed to be the Borrowing Date related to such Borrowing Request. For the avoidance of doubt, the SPV acknowledges and agrees that the “charges” provided for in the Delayed Funding Notice pursuant to clause (x) above may be external charges incurred by the Delayed Funding Lender or internal charges incurred by any business of the Delayed Funding Lender’s interests or obligations hereunder. Within two (2) Business Days after such Agent delivers the Delayed Funding Notice, the SPV may revoke the related Borrowing Request; provided, however, that failure by the SPV to revoke the related Borrowing Request as provided above shall be deemed an acceptance of the Delayed Funding Date. Should the SPV revoke the Borrowing Request within two (2) Business Days after such Agent deliver the Delayed Funding Notice, such revocation shall be without cost to the SPV and the Agents and the Lenders shall not be entitled to damages, compensation or indemnity from the SPV due to such revocation. Each Lender that is not a Delayed Funding Lender with respect to such Borrowing Date shall have no requirement to fund the excess of the requested Loans over the Delayed Loan Amount on behalf of the Delayed Funding Lender. Notwithstanding anything contained herein to the contrary, the Delayed Funding Lender shall be required to fund the Delayed Loan Amount on the Delayed Funding Date subject to satisfaction of the conditions precedent set forth in Section 4.3.

Section 2.3. Funding. (a) Subject to the satisfaction of the conditions precedent set forth in Article IV (except as set forth in Section 2.2(c) with respect to a Delayed Loan Amount) and the limitations set forth in Section 2.1, each Lender shall make the proceeds of such requested Loan available to the SPV in same day funds on the proposed Borrowing Date (or, in the case of a Delayed Loan Amount, on the Delayed Funding Date) to the SPV’s account designated by the SPV in writing. Each borrowing shall be in an amount of at least $1,000,000.

(b) Reserved.

(c) Defaulting Lenders. If, by 2:00 p.m. (New York, New York time) on any Borrowing Date or Assignment Date, as applicable, whether or not the Facility Agent has advanced the amount of the applicable Loans, one or more Lenders (each, a “Defaulting Lender”, and each Lender other than any Defaulting Lender being referred to as a “Non-Defaulting Lender”) fails to make any Loans available to the Facility Agent pursuant to Section 2.3(a) (the aggregate amount not so made available to the Facility Agent being herein called the “Loan Deficit”), then the Facility Agent shall, by no later than 2:30 p.m. (New York, New York time) on such day, instruct each Non-Defaulting Lender to pay, by no later than 3:00 p.m. (New York, New York time), in immediately available funds, to the account designated by the Facility Agent, an amount equal to the lesser of (i) such Non-Defaulting Lender’s pro rata share of the Loan Deficit and (ii) its unused Commitment. A Defaulting Lender shall forthwith, upon demand, pay to the Facility Agent for the ratable benefit of each such Non-Defaulting Lenders all amounts paid by each such Non-Defaulting Lender on behalf of such Defaulting Lender, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Lender until the date such Non-Defaulting Lender has been paid such amounts in full, at a rate per annum equal to the Base Rate plus 3.00%. Notwithstanding anything contained in Section 2.16(b) to the contrary, to the extent any Lender is a Defaulting Lender, any payment or prepayment of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied: first, to the then outstanding amounts (including interest thereon) owed pursuant to this Section 2.3(c) by such Defaulting Lender to the Facility Agent or (to the extent the Facility Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, second, to the SPV, the then outstanding amount of an unfunded Loan by such Defaulting Lender (to the extent not already funded by another Lender or the Facility Agent), and third, any other amounts thereafter received for the account of such Defaulting Lender, to such Defaulting Lender.

Section 2.4. Voluntary Termination of Lender Commitment; Reduction of Facility Limit. The SPV may, in its sole discretion, on any Settlement Date upon at least thirty (30) days’ notice to the Facility Agent (with a copy to the Lender) reduce a Lender’s Commitment in part; provided, however, that each such partial reduction made during the Revolving Period shall be in a minimum amount of $1,000,000. In the event that any Lender (i) requests payments of amounts payable pursuant to Section 9.2 and such Lender declines or is unable to designate a different lending office in accordance with Section 9.4 or (ii) is a Delayed Funding Lender, then the SPV may, in its sole discretion, on any Settlement Date upon at least thirty (30) days’ notice to the Facility Agent (with a copy to such Lender), terminate such Lender’s Commitment in whole.

Section 25. Note. The Loans from each Lender shall be evidenced by a single promissory grid note (herein, as amended, modified, extended or replaced from time to time, called the “Lender Note”) substantially in the form set forth in Exhibit H, with appropriate insertions, payable to the order of such Lender. The SPV hereby irrevocably authorizes the Administrator for such Lender in connection with its Lender Note to make (or cause to be made) appropriate notations on the grid attached to the Lender Note (or on any continuation of such grid, or at the Administrator’s option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the Rate Type applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof, absent manifest error.

Section 2.6. Interest. The SPV hereby agrees to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full, as follows:

(i) subject to Sections 2.6(a)(ii) and (iii), at all times while any Loan is funded by a Lender, such Loan will bear interest on each day at a rate per annum equal to the Adjusted Three Month LIBO Rate on such day plus the Applicable Margin;

(ii) at any time during the existence of a Termination Event or if any Lender delivers a notice with respect to the LIBO Rate set forth under Section 2.10, all Loans will bear interest on each day at a rate per annum equal to the Base Rate plus the Applicable Margin; and

(iii) overdue principal and, to the extent permitted by Applicable Laws, overdue interest, in respect of any Loan and any other overdue amount due and payable hereunder and under other Transaction Documents, in each case, after giving effect to the applicable grace period, will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

Section 2.7. Payment of Interest, Fees and Other Costs and Expenses; Computation. (a) The SPV shall pay: (i) interest accrued on each Loan for the previous settlement period (A) on each Settlement Date and (B) upon the request of the applicable Administrator, on the day any Loan is paid or prepaid in whole or in part, and (ii) all other fees (including the Servicing Fees, Backup Servicer Fees and Custodian Fees) payable hereunder or pursuant to the Fee Letter and other amounts payable hereunder (including under Article IX) and under other Transaction Documents when due, in the case of each of (i) and (ii), subject to the payment priority provided in Section 2.16.

(b) All computations of interest on the Loans and all per annum fees hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to interest or other amounts calculated by reference to the Base Rate) for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Facility Agent of amounts payable by the SPV hereunder shall be binding upon the SPV absent manifest error.

Section 2.8. Payment and Prepayment of Loans. The SPV shall repay the outstanding principal amount of each Loan on the Maturity Date. Prior thereto, the SPV:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal balance of any Loan; provided, however, that, unless otherwise consented to by the Facility Agent, (i) all such voluntary prepayments shall require (A) at least five (5) Business Days’ prior written notice to the Facility Agent and each Administrator by noon (New York, New York time) in the form of Exhibit J hereto in the case of any prepayment of 50% or more of the Facility Limit, and (B) at least two (2) Business Days’ prior written notice to the Facility Agent and each Administrator by noon (New York, New York time) in the form of Exhibit J hereto in the case of any prepayment of less than 50% of the Facility Limit and (ii) all such voluntary prepayments shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000;

(b) shall, immediately upon any acceleration of the Loans pursuant to Section 8.2, repay the amount of the Loans to the extent so accelerated; and

(c) shall, if on any Settlement Date, a Borrowing Base Deficit shall exist, make a prepayment of the Loans in a minimum amount equal to such Borrowing Base Deficit.

Each prepayment of the Loans may be accompanied by a payment of all accrued and unpaid interest on the amount prepaid and any other amounts due hereunder in respect of such prepayment including, without limitation, any amounts due pursuant to Section 9.5, provided, however, that the Facility Agent shall have the right to determine, and shall promptly determine and notify the Servicer and the SPV of such determination, whether any such payment of accrued and unpaid interest shall be made at the time of the prepayment of such Loans or on the next Settlement Date.

Section 2.9. Payments by the SPV. All payments with respect to principal or interest to be paid or deposited by the SPV or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York, New York time) on the day when due in immediately available funds; if such amounts are payable to the Facility Agent or any Administrator (whether on behalf of any Lender or otherwise) they shall be paid or deposited in the account indicated in Schedule 13.3, until otherwise notified by the Facility Agent or any Administrator, as applicable.

Section 2.10. LIBO Rate Protection; Illegality. (a) If at any time the Facility Agent is unable to obtain on a timely basis the information necessary to determine the LIBO Rate, then:

(i) the Facility Agent shall forthwith notify each Administrator, Lender and the SPV that the LIBO Rate cannot be determined, and

(ii) while such circumstances exist, no Loans shall accrue interest by reference to the LIBO Rate.

(b) If any Lender notifies the Facility Agent and the applicable Administrator that it is unable to obtain matching deposits in the London interbank market to fund its funding or maintenance of Loans or that the Adjusted Three Month LIBO Rate will not adequately reflect the cost to such Lender of funding or maintaining such Loans, then (i) the applicable Administrator shall forthwith so notify the SPV, the Facility Agent and the Lenders and (B) upon such notice and thereafter while such circumstances exist none of the Administrator, the Facility Agent, or such Lender shall advance Loans made during such period at a rate of interest calculated by reference to the LIBO Rate.

(c) Notwithstanding any other provision of this Agreement, if any Lender shall notify the applicable Administrator and the Facility Agent that such Person has determined (or has been notified by any Liquidity Bank) that the introduction of or any change in or in the interpretation of any Law makes it unlawful (either for such Lender or such Liquidity Bank, as applicable), or any central bank or other Official Body asserts that it is unlawful, for such Lender or such Liquidity Bank, as applicable, to fund the funding or maintenance of any Loan accruing interest calculated by reference to the LIBO Rate, then (A) as of the effective date of such notice from such Person to the SPV, the Facility Agent and the Administrator, the obligation or ability of the Lender to fund the making or maintenance of any Loan accruing interest calculated by reference to the LIBO Rate shall be suspended until such Person notifies the SPV, the Facility Agent and the Administrator that the circumstances causing such suspension no longer exist and (B) each Loan made or maintained by such Person shall be deemed to accrue interest at the Base Rate from the effective date of such notice.

Section 2.11. Breach of Representations; Non-Permitted Extension. If as of any Month End Date: (i) any Scheduled Payment of a Pool Receivable is reduced or such Pool Receivable is canceled, (ii) any of the representations or warranties set forth in Article III was or becomes untrue in any material respect with respect to a Pool Receivable, or (iii) any Pool Receivable has been amended, modified, adjusted or extended other than pursuant to a Permitted Servicer Adjustment, and as a result of any of clause (i), (ii) or (iii) there shall be a Borrowing Base Deficit, the SPV shall pay to each Administrator by no later than the next Settlement Date in immediately available funds an amount equal to such Borrowing Base Deficit, in accordance with Section 2.8(c); provided, however, that if any circumstance described in clause (i), (ii), or (iii) occurs on or after the Termination Date, the SPV shall pay to each Administrator in immediately available funds an amount equal to the Net Book Value of such Pool Receivable and such amount shall be promptly deposited into the Collection Account and applied by such Administrator as a Collection in accordance with Section 2.16.

Section 2.12. Reports. By no later than 4:00 p.m. (New York, New York time) on each Reporting Date, the Servicer shall prepare and forward to the Facility Agent and each Administrator a Servicer Report in respect of the immediately preceding Settlement Period, certified by the SPV and the Servicer.

Section 2.13. Collection Account, Lock-Box Account, Collections. The SPV has established that certain Collection Account set forth on Schedule 3.1(s) (such account the “Collection Account”). The Facility Agent shall have control over the Collection Account and all monies, instruments and other property from time to time in the, Collection Account within the meaning of the applicable UCC. The Servicer will not transfer any funds out of any Lock-Box Account except in accordance with the Intercreditor Agreement. If any payments on any Receivables are sent directly to the SPV, the Originator or the Servicer rather than to a Lock-Box Account, the SPV, the Originator or the Servicer, as applicable, shall remit such payments to a Lock-Box Account within two (2) Business Days of the receipt of the same. The Servicer shall cause all funds that constitute Collections to be remitted to the Collection Account within five (5) Business Days of the receipt of such funds in the Lock-box Account; provided that the Servicer may withhold any Tax and Insurance Charges pending payment of such amounts to the appropriate third-party in accordance with Section 2.18. Funds on deposit in the Collection

Account shall be invested by the Servicer in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the next Settlement Date. On each Settlement Date, all interest and earnings (net of losses and reasonable investment expenses) on funds on deposit in the Collection Account shall be applied as Collections in accordance with Section 2.16. On the Final Payout Date, any funds remaining on deposit in the Collection Account shall be paid to the SPV. Neither the Servicer nor the SPV will transfer any funds out of the Collection Account except in accordance with Section 2.16 and the terms of this Agreement.

Section 2.14. Sharing of Payments, Etc. If any Lender (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it (other than pursuant to the Fee Letter, or Article VIII and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.16 and other than a result of the different methods for calculating interest on the Loans) in excess of its ratable share of payments on account of the Loans made by it, such Recipient shall forthwith purchase from the Lenders entitled to a share of such amount participations in the portions of the Loans made by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 2.15. Right of Setoff. Without in any way limiting the provisions of Section 2.14, each of the Facility Agent and Lenders is hereby authorized (in addition to any other rights it may have) at any time during the existence of a Termination Event, to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Facility Agent or such Lender to, or for the account of, the SPV against the amount of the Senior Obligations owing by the SPV to such Person or to the Facility Agent on behalf of such Person (even if contingent or unmatured). The Facility Agent or Lender, as applicable, which made such set-off shall promptly notify the SPV after any such setoff.

Section 2.16. Settlement Procedures.

(a) Distributions on Settlement Date. The Servicer shall cause all Collections to be deposited into the Collection Account within five (5) Business Days of receipt of the same by the SPV, the Originator or the Servicer. Such Collections shall be distributed in accordance with Section 2.16(b) below provided that, unless a Termination Event exists, the Servicer may retain the amounts that would otherwise be deposited into the Collection Account in respect of Servicer Charges, in which case no distribution shall be made in respect of such Servicer Charges under clause (b) below. Any Excluded Amounts that do not belong to the SPV and that were deposited into the Collection Account shall be removed from the Collection Account on each Settlement Date prior to the application of Collections pursuant to Section 2.16(b) below.

(b) Order of Application. On each Settlement Date, the Servicer shall distribute the amount of the Collections on deposit in the Collection Account in the following order of priority:

First. Pro rata, in accordance with the amounts due under this clause first, (i) to the Backup Servicer, all of the outstanding Backup Servicer Fees due and payable on such date and (ii) to the Custodian, all of the outstanding Custodian Fees due and payable on such date

Second. (i) To the Servicer, all of the outstanding Servicing Fees due and payable on or prior to such date and, (ii) so long as the Servicer is CCG and the Termination Date has not occurred, all Servicer Charges collected during the related Settlement Period;

Third. On a pro rata basis, (i) to each Hedge Counterparty an aggregate amount (other than Hedge Breakage Costs) equal to any regularly scheduled payment due on such date in accordance with the applicable Hedging Agreement and (ii) to each Administrator, for the account of the applicable Lenders, on a pro rata basis, an amount equal to the Senior Monthly Interest and Fees;

Fourth. On a pro rata basis, (i) to each Hedge Counterparty, any Hedge Breakage Costs due and owing under any Hedge Agreement and (ii) to each Administrator, for the account of the applicable Lenders, as set forth below:

(A) If a Termination Event shall then exist or the Termination Date shall have occurred, ratably to the Lenders according to the outstanding principal amounts of their respective Loans, until paid in full; and

(B) On any Settlement Date, so long as no Termination Event shall then exist, in the case of a prepayment as a result of the existence of a Borrowing Base Deficit as provided in Section 2.8(c), on a pro rata basis, an amount equal to such Borrowing Base Deficit;

Fifth. To each Administrator, for the account of the applicable Lenders, on a pro rata basis, an amount equal to the Subordinated Monthly Interest and Fees;

Sixth. To the Servicer, all other amounts due and payable to the Servicer;

Seventh. To the Facility Agent, for the account of each Indemnified Party, on a pari passu basis, all other amounts due and payable to such Person on such date under this Agreement and any other Transaction Documents; and

Eighth. The balance, if any, to the SPV.

(c) All amounts payable by the SPV under this Agreement and the other Transaction Documents shall be subject to, and all funds available to the SPV shall be applied in accordance with, the priorities set forth in this Section 2.16, provided, however, that the foregoing provision shall not affect or constitute a waiver of any Termination Event or Potential Termination Event if such funds are insufficient to pay in full when due any amount which is payable by the SPV hereunder or under any other Transaction Document.

Section 2.17. Collections Held in Trust. If at any time the SPV, the Sub-Servicer or the Originator, as the case may be, shall receive any Collections other than through payment into a Lock-Box Account, the SPV, the Sub-Servicer or the Originator, as applicable, shall promptly (but in any event within two (2) Business Days of receipt thereof) remit or cause to be remitted all such Collections to a Lock-Box Account. All Collections received by the SPV or the Originator, and all Collections held by the Servicer (or the Sub-Servicer on its behalf) in the Lock-Box Accounts shall be held by such Person in trust for the exclusive benefit of the Facility Agent. The outstanding principal amount of the Loans shall not be deemed repaid by any amount of the Collections held in trust by the SPV, the Originator, the Servicer or any Sub-Servicer, as applicable, unless such amount is finally paid to the Facility Agent in accordance with Section 2.16(b).

Section 2.18. Tax and Insurance Charges.

(a) The Servicer shall, on behalf of the SPV, pay or cause to be paid all personal property, sales and use taxes on or with respect to the Equipment, or the acquisition or leasing or re-leasing thereof, as and when such taxes become due, to the extent an Obligor has paid the related Tax and Insurance Charges. The Servicer shall also cause to be filed in a timely manner any and all returns and reports required in connection with the payment of such taxes. To the extent provided for in any Contract, the Servicer shall make all reasonable efforts to collect Tax and Insurance Charges with respect to such Equipment or the Contracts and shall remit such amounts to the appropriate Person or Governmental Authority on or prior to the date such payments are due.

(b) The Servicer shall, on behalf of the SPV, pay or cause to be paid all insurance premiums on or with respect to the Equipment, as and when such insurance premiums become due, to the extent an Obligor has paid the related Tax and Insurance Charges.

(c) For the avoidance of doubt, notwithstanding anything contained in this Section 2.18 to the contrary, the SPV shall not be obligated to pay or cause to be paid any insurance premiums, personal property, sales and use taxes, or other Tax and Insurance Charges on or with respect to any Equipment except to the extent that (i) the applicable Obligor has paid such Tax and Insurance Charges and (ii) such Tax and Insurance Charges have been received by the SPV.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the SPV and the Servicer. Unless otherwise provided herein, the SPV represents and warrants to the Facility Agent, the Administrators and the Lenders, as to itself, and the Servicer represents and warrants to the Facility Agent, the Administrators and the Lenders, as to itself (it being understood and agreed, for the avoidance of doubt, that the representation and warranties of the SPV and Servicer have been combined herein for ease of documentation only), that on the Closing Date and on each Borrowing Date as provided in Section 4.2:

(a) Corporate Existence and Power. It (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as specified in the preamble herein, (ii) is not organized under the Laws of any other jurisdiction or governmental authority, (iii) has all corporate or limited liability company power and all licenses, authorizations, consents and approvals of all Official Bodies required to own or lease its properties and to carry on its business in each jurisdiction in which its business is conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate have a Material Adverse Effect) and (iv) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business or ownership or lease of its properties requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party: (i) are within its corporate or limited liability company powers, (ii) have been duly authorized by all necessary corporate, limited liability company and shareholder action, as applicable, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by Sections 4.1(f), 4.1(g) and 6.4, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its articles of incorporation or by-laws, or limited liability company agreement, as the case may be, (B) any Law applicable to it, (C) any material contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, or (v) will not result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby), which in the case of the Servicer could reasonably be expected to have a Material Adverse Effect.

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding equity or at law.

(d) Perfection. The SPV is the owner of all of the Pool Receivables and other Affected Assets, free and clear of all Adverse Claims (other than Permitted Adverse Claims) and upon the making of the initial Loan on the Closing Date and at all times thereafter until the Final Payout Date, all financing statements and other documents required to be recorded or filed in order to perfect the security interest of the Facility Agent on behalf of the Secured Parties in the Affected Assets (provided, that no representation is made herein with respect to creation, ownership or perfection of any security interest in goods or other assets pledged by an Obligor (other than the Equipment)) against all creditors of and purchasers from the SPV and the Originator will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(e) Accuracy of Information. All written information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Lender, the Facility Agent or any Administrator for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by it to any Lender, the Facility Agent or any Administrator will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) Tax Status. It has (i) filed all tax returns (federal, state and local) required to be filed, (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges except for taxes, assessments and other governmental charges that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP and (iii) no tax lien has been filed and to its knowledge, no tax lien claim is being asserted against any of its properties which could reasonably be expected to have a Material Adverse Effect.

(g) Action, Suits. It is not in violation of any order of any Official Body or arbitrator. There are no actions, suits, litigation, investigations or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h) Use of Proceeds. In the case of the SPV, no proceeds of any Loan will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates Applicable Law, including Regulations T, U or X of the Federal Reserve Board.

(i) Principal Place of Business; Chief Executive Office; Location of Records. Its principal place of business, chief executive office and the offices where it keeps all its Records related to the Pool Receivables are located at the address(es) described on Schedule 3.1(i) or such other locations notified to the Facility Agent in accordance with Section 5.2(f) in jurisdictions where all action required by Section 6.6 has been taken and completed by the time required pursuant to Section 5.2(f).

(j) Subsidiaries; Tradenames, Etc. In the case of the SPV, as of the Closing Date: (i) it has no Subsidiaries and divisions; and (ii) it has not operated under any tradenames and has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code.

(k) Security Interest. On the Closing Date, the Facility Agent shall acquire and hold a valid and enforceable first priority perfected security interest in each Pool Receivable and all other Affected Assets then owned or thereafter acquired by the SPV, free and clear of any Adverse Claim, other than Permitted Adverse Claims.

(l) Nature of Pool Receivables. Each Pool Receivable represented by it (i) to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the Borrowing Base satisfies at such time the definition of “Eligible Receivable” set forth herein.

(m) Coverage Requirement. In the case of the SPV, the aggregate outstanding principal amount of the Loans does not exceed the Borrowing Base.

(n) Credit and Collection Policy. In the case of the Servicer, there have been no changes in the Credit and Collection Policy from that attached hereto as Exhibit C that have or are reasonably likely to have a Material Adverse Effect. The Servicer has at all times complied with the Credit and Collection Policy with regard to each Pool Receivable.

(o) Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect.

(p) No Termination Event. Except as specifically waived in writing by the Majority Lenders (and, in the case of the SPV only, to its knowledge after due inquiry), no event exists and no condition exists, or would result from any borrowing of any Loan or from the application of the proceeds therefrom, which constitutes a Termination Event or a Potential Termination Event.

(q) Not an Investment Company. It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act.

(r) ERISA. Neither the SPV nor any ERISA Affiliate (A) maintains any Pension Plan or (B) contributes to any Multiemployer Plan.

(s) Lock-Box Accounts, Collection Account. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule 3.1(s), as updated by the SPV from time to time by notice from the SPV to the Facility Agent. All Obligors have been instructed to make payment in respect of the Pool Receivables to a Lock-Box Account. The Servicer shall at all times have the ability to identify and segregate, or cause to be identified and segregated by the Intercreditor Master Agent in accordance with the terms of the Intercreditor Agreement, substantially all of the Collections from the other funds on deposit in each Lock-Box Account within five (5) Business Days after receipt of such funds. The name and address of the bank at which the Collection Account is maintained, together with the account number of the Collection Account at such bank is specified in Schedule 3.1(s). If any payments on any Receivables are sent directly to the SPV, the Originator, the Servicer or any Sub-Servicer rather than to a Lock-Box Account, the SPV, the Originator, the Servicer, or the Sub-Servicer, as applicable, shall cause such payments to be remitted to a Lock-Box Account within two (2) Business Days of the receipt of the same.

(t) Bulk Sales. In the case of the SPV, no transaction contemplated hereby or by the First Tier Agreement requires compliance with any bulk sales act or similar Law.

(u) Transfers Under First Tier Agreement. In the case of the SPV, each Pool Receivable has been purchased by it from the Originator pursuant to, and in accordance with, the terms of the First Tier Agreement.

(v) Preference; Voidability. The SPV shall have given reasonably equivalent value to the Originator in consideration for the transfer to it of the Affected Assets from the Originator and each such transfer shall not have been made for or on account of an antecedent debt owed by the Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.

(w) Recharacterization. It is the intent of the SPV and the Originator under the First Tier Agreement that each purchase of Receivables thereunder be treated as a sale by the Originator to the SPV. In the event that notwithstanding the intent of the SPV and the Originator, the conveyance of the Receivables under the First Tier Agreement is characterized as collateral for a secured loan rather than a sale or for any reason the First Tier Agreement is deemed to create a security interest in the Receivables conveyed thereunder, the SPV represents and warrants that each remittance of Collections by the Originator to the SPV under the First Tier Agreement will have been (i) in payment of a debt incurred by the Originator in the ordinary course of business or financial affairs of the Originator and the SPV and (ii) made in the ordinary course of business or financial affairs of the Originator and the SPV. The SPV hereby represents and warrants that each remittance of Collections by the SPV to the Lenders pursuant to the terms hereunder will be (i) in payment of obligations hereunder incurred in the ordinary course of business or financial affairs of the SPV and Lenders and (ii) made in the ordinary course of business or financial affairs of the SPV and Lenders.

(x) Lease Agreement Effective. In the case of the SPV, each lease agreement which gives rise to a Lease Receivable is or becomes effective and binding upon and enforceable against the related Obligor upon the payment by such Obligor of the first installment of the rentals under such lease agreement.

(y) Nonconsolidation. The SPV is operated in such a manner that the separate corporate existence of the SPV, on the one hand, and the Originator or any Affiliate of the Originator, on the other, would not be disregarded in the event of the bankruptcy or insolvency of the Originator or any Affiliate of the Originator and, without limiting the generality of the foregoing:

(i) the SPV is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to activities related to purchasing or otherwise acquiring receivables (including the Pool Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii) the SPV has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the SPV entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of the Majority Lenders, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iii) (A) the SPV maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the SPV are not and have not been diverted to any other Person or for other than the corporate use of the SPV and (C), except as may be expressly permitted by this Agreement, the funds of the SPV are not and have not been commingled with those of any of its Affiliates;

(iv) to the extent that the SPV contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the SPV and such entities for whose benefit the goods and services are provided, and each of the SPV and each such entity bears its fair share of such costs; and all material transactions between the SPV and any of its Affiliates shall be only on an arm’s-length basis;

(v) the SPV shall at all times maintain a plaque or other sign separate from the plaque or sign of the Originator designating for its office space and allocate, fairly and reasonably, all the overheads for shared spaces with the Originator and shall maintain a telephone listing and stationery through which all business correspondence and communication are conducted, in each case separate from those of the Originator and their Affiliates;

(vi) the SPV conducts its affairs strictly in accordance with all Applicable Law, its limited liability agreement and other formation documents and observes all necessary, appropriate and customary formalities as a limited liability company, including (A) holding all regular and special directors’ meetings appropriate to authorize all limited liability company action (which, in the case of regular directors’ meetings, are held at least annually), (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(vii) all decisions with respect to its business and daily operations are independently made by the SPV (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the SPV) and are not dictated by any Affiliate of the SPV (it being understood that the Servicer, which is an Affiliate of the SPV, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of the SPV, to perform certain of such operations, functions and obligations);

(viii) the SPV acts solely in its own limited liability company’s name and through its own authorized officers and agents, and no Affiliate of the SPV shall be appointed to act as its agent, except as expressly contemplated by this Agreement or other Transaction Documents;

(ix) no Affiliate of the SPV advances funds to the SPV, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of the SPV otherwise supplies funds to, or guaranties debts of, the SPV; provided, however, that an Affiliate of the SPV may provide funds to the SPV in connection with the capitalization of the SPV;

(x) other than organizational expenses and as otherwise expressly provided herein, the SPV pays all expenses, indebtedness and other obligations incurred by it;

(xi) the SPV does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates or any other Person;

(xii) any financial reports required of the SPV comply with GAAP and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xiii) at all times the SPV is adequately capitalized to engage in the transactions contemplated in its limited liability company agreement and other formation documents;

(xiv) the financial statements and books and records of the SPV and the Originator reflect the separate existence of the SPV;

(xv) the SPV does not act as agent for the Originator or any Affiliate of either the Originator, but instead presents itself to the public as a separate existence from each such member and independently engaged in the business of purchasing and financing Receivables;

(xvi) the SPV maintains at least one Independent Manager who has never been, and shall at no time be a stockholder, director, officer, employee or associate, or any relative of the foregoing, of the Originator or any Affiliate of the Originator (other than the SPV and any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of the Originator or any Affiliate of the Originator), all as provided in its limited liability company agreement and other formation documents and is otherwise reasonably acceptable to the Majority Lenders and the Facility Agent; and

(xvii) the limited liability company agreement and other formation documents of the SPV require (A) the affirmative vote of the Independent Manager before the SPV may (1) file a voluntary petition under Section 301 of the Bankruptcy Code, (2) dissolve or liquidate, or institute proceedings to be adjudicated bankrupt or insolvent, (3) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (4) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (5) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the SPV, (6) make any assignment for the benefit of the SPV’s creditors, (7) admit in writing its inability to pay its debts generally as they become due, or (8) take any action in furtherance of any of the foregoing, and (B) the SPV to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholders and board of directors.

(z) Representations and Warranties in other Transaction Documents. In the case of the SPV, each of the representations and warranties made by it contained in the Transaction Documents (other than this Agreement) is true, complete and correct in all respects and it hereby makes each such representation and warranty to, and for the benefit of, the Facility Agent, the Administrators and the Lenders as if the same were set forth in full herein.

(aa) Perfection Representations. The Perfection Representations shall be a part of this Agreement for all purposes.

(bb) No Servicer Default. In the case of the Servicer, no event exists and no condition exists, or would result from borrowing of a Loan or from the application of the proceeds therefrom, which constitutes a Servicer Default.

(cc) Compliance with Law. It has complied with all Applicable Laws to which it may be subject (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) except where the failure to comply would not have a Material Adverse Effect.

(dd) Anti-Corruption Laws and Sanctions. Each of the SPV, the Originator and the Servicer, on behalf of the SPV, has implemented and maintains in effect policies and procedures designed to ensure compliance by such Person and its respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the SPV, the Originator, the Servicer, their respective Subsidiaries and their respective officers and employees and to the knowledge of such Person, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the SPV, the Originator, the Servicer, any Subsidiary of the foregoing or any of their respective directors, officers or employees, or (b) to the knowledge of such Person, any agent of such Person or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No proceeds from any Loan or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(ee) Lease Receivables. Each Eligible Receivable that is a Lease Receivable has an original term equal to or greater than the remaining economic life of the related Equipment and is non-cancellable other than for payment in full of the principal amount then due plus any other charges or prepayment penalties applicable thereto, and with respect to any other Contract, is not pre-payable unless the terms of such Lease Receivable require all remaining principal plus prepayment penalty be paid in full at the time of such pre-payment.

Section 3.2. Additional Representations and Warranties of the Servicer. The Servicer represents and warrants on the Closing Date and on each Borrowing Date to the Facility Agent, the Administrators and the Lenders, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer contained in any Transaction Document is true, complete and correct as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Facility Agent, the Administrators and the Lenders as if the same were set forth in full herein.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1. Conditions Precedent to Closing. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the SPV or the Originator shall have paid in full (A) all amounts required to be paid by either of them on or prior to the Closing Date pursuant to the Fee Letter and (B) the fees and expenses described in clause (i) of Section 9.5 and invoiced prior to the Closing Date, and (ii) the Facility Agent shall have received, for itself and each of the Administrators and Lenders and the Facility Agent’s counsel, each of the following, each in form and substance satisfactory to the Facility Agent:

(a) A duly executed counterpart of this Agreement, the First Tier Agreement, the Fee Letter, the Backup Servicer Fee Letter, the Custodial Agreement, and each of the other Transaction Documents executed by the Originator, the SPV, the Servicer, the Backup Servicer, and the Custodian, as applicable.

(b) A certificate of the secretary or assistant secretary of the SPV, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) and (ii)) attaching as exhibits thereto, among other things:

(i) the limited liability company agreement and certificate of formation or other formation document of the SPV (certified by the Secretary of State or other similar official of the SPV’s jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) resolutions of the board of directors or other governing body of the of the SPV authorizing the execution, delivery and performance by the SPV of this Agreement, the First Tier Agreement and the other Transaction Documents to be delivered by the SPV hereunder or thereunder and all other documents evidencing necessary limited liability company action (including shareholder consents) and government approvals, if any; and

(iii) the incumbency, authority and signature of each officer of the SPV executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the SPV.

(c) A certificate of the secretary or assistant secretary of the Originator and the Servicer, in form and substance satisfactory to the Facility Agent, certifying and (in the case of clauses (i) through (iii)) attaching as exhibits thereto, among other things:

(i) the articles of incorporation, charter or other organizing document of the Originator and the Servicer (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of the Originator and the Servicer;

(iii) resolutions of the board of directors or other governing body of the Originator and the Servicer authorizing the execution, delivery and performance by it of this Agreement, as applicable, the First Tier Agreement and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of the Originator and the Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(d) A good standing certificate for the SPV issued by the Secretary of State or a similar official of the SPV’s jurisdiction of incorporation or organization, as applicable, dated as of a recent date.

(e) A good standing certificate for each of the Originator and the Servicer issued by the Secretary of State or a similar official of its jurisdiction of incorporation or organization, as applicable, and principal place of business, dated as of a recent date.

(f) Copies of proper financing statements (Form UCC-1), in form and substance satisfactory to the Facility Agent, to be filed on or before the Closing Date naming the SPV, as debtor, in favor of the Facility Agent, as secured party, for the benefit of the Lenders or other similar instruments or documents as may be necessary or in the reasonable opinion of the Facility Agent desirable under the UCC of all appropriate jurisdictions or any comparable Law to perfect the Facility Agent’s security interest in all Pool Receivables and the other Affected Assets.

(g) Copies of proper financing statements (Form UCC-1), in form and substance satisfactory to the Facility Agent, to be filed on or before the Closing Date naming the Originator as the debtor, in favor of the SPV, as secured party, and the Facility Agent, for the benefit of the Lenders, as assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Facility Agent desirable under the UCC of all appropriate jurisdictions or any comparable Law to perfect the SPV’s interest in all Pool Receivables and the other Affected Assets.

(h) Copies of proper financing statements (Form UCC-3), if any, filed on or before the Closing Date necessary to terminate all security interests and other rights of any Person in Pool Receivables or the other Affected Assets previously granted by the SPV.

(i) Copies of proper financing statements (Form UCC-3), if any, filed on or before the Closing Date necessary to terminate all security interests and other rights of any Person in Pool Receivables or the other Affected Assets previously granted by the Originator.

(j) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Facility Agent) dated a date reasonably near the date of the initial Borrowing Date listing all effective financing statements which name the SPV or the Originator (under their respective present names and any previous names) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (f) or (g) above and such other jurisdictions where the Facility Agent may reasonably request together with copies of such financing statements (none of which shall cover any Pool Receivables, other Affected Assets or Contracts), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, showing no effective liens on any of the Pool Receivables, other Affected Assets or related Contracts.

(k) Favorable opinions of Moore & Van Allen PLLC special counsel to the SPV, the Servicer and the Originator, covering certain corporate, UCC, bankruptcy and insolvency matters, in form and substance reasonably satisfactory to the Facility Agent and Facility Agent’s counsel.

(l) Reserved.

(m) Joinder agreement to the Intercreditor Agreement executed by the Facility Agent and the SPV, whereby the Facility Agent and the SPV become a party to the Intercreditor Agreement.

(n) Satisfactory results of due diligence procedures and third party audit over the Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of procedures applied at the Originator’s operating location(s) and satisfactory procedures performed over the Eligible Receivables in existence on the date of the initial purchase under the First Tier Agreement and a written outside audit report of a nationally-recognized accounting firm as agreed.

(o) Payment of any fees due and payable on the Closing Date pursuant to the Fee Letter.

(p) Such other approvals (including JPMorgan credit approval), documents, instruments, certificates and opinions as the Facility Agent, any Administrator or any Lender, may reasonably request.

(q) Evidence satisfactory to the Facility Agent that Collections with respect to Pool Receivables being sold on the Closing Date pursuant to the First Tier Agreement which were received after the Cut-Off Date will be deposited into the Collection Account on the Closing Date.

(r) Cross-Collateralized Equipment Intercreditor Agreement executed by CCG, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp., BMO Harris Bank N.A., U.S. Bank National Association, as indenture trustee, and the Facility Agent.

Section 4.2. Conditions Precedent to All Loans. Each Loan (including the initial Loan) shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, and (ii) on the Borrowing Date for such Loan, the following statements shall be true (and the SPV by accepting the amount of such Loan shall be deemed to have certified that):

(a) The representations and warranties contained in Sections 3.1 and 32 are true, complete and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except for any such representation and warranty that is expressly made as of an earlier date),

(b) After giving effect to such Loan, there is no Borrowing Base Deficit,

(c) The Facility Agent shall have received (i) a Borrowing Request and (ii) a Borrowing Base Certificate as provided in Section 2.2,

(d) Neither the Amortization Date nor the Termination Date has occurred,

(e) No Termination Event or Potential Termination Event exists,

(f) No Law, rule or regulation shall prohibit, and no order, judgment or decree of any Official Body shall prohibit or enjoin, the making of such Loan by any Lender in accordance with the provisions hereof or any other transaction contemplated herein,

(g) With respect to any Pool Receivables that are being purchased pursuant to the First Tier Agreement with the proceeds of such Loan, evidence satisfactory to the Facility Agent that Collections with respect to such Pool Receivables that were received after the Cut-Off Date will be deposited into the Collection Account on the Borrowing Date, and

(h) The SPV shall be in compliance with Section 5.3 hereof at such time.

Section 4.3. Conditions Precedent to Delayed Funding Amount. Each Delayed Funding Amount shall be subject to the conditions precedent that (i) the conditions precedent set forth in Section 4.2 with respect to the Loans were satisfied on the related Borrowing Date, and (ii) on the funding date for such Delayed Funding Amount, the following statements shall be true (and the SPV by accepting the amount of such Loan shall be deemed to have certified that):

(a) The representations and warranties contained in Sections 3.1 and 3.2 are true, complete and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except for any such representation and warranty that is expressly made as of an earlier date),

(b) After giving effect to such funding of the Delayed Loan Amount, the aggregate outstanding principal amount of all Loans does not exceed the lesser of (a) the Borrowing Base then in effect and (b) the Facility Limit,

(c) The Facility Agent shall have received a Servicer Report as of the most recent Reporting Date, certified by the SPV and the Servicer,

(d) The Termination Date pursuant to clause (b) of the definition thereof has not occurred,

(e) No Termination Event or Potential Termination Event (excluding those events listed in Section 8.1 (o), (r), (s) or (t)) shall have occurred during the period from and including the related Borrowing Date to and including the Delayed Funding Date or shall occur as a result of such funding of the Delayed Loan Amount,

(h) The SPV shall be in compliance with Section 5.3 hereof at such time after giving effect to such funding of the Delayed Loan Amount.

ARTICLE V

COVENANTS

Section 5.1. Affirmative Covenants of the SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Lenders shall otherwise consent in writing, the SPV hereby covenants and agrees with the Lenders and the Administrators as to itself only, and the Servicer hereby covenants and agrees with the Lenders and the Administrators as to itself only, that it will (it being understood and agreed, for the avoidance of doubt, that the covenants of the SPV and the Servicer have been combined herein for ease of documentation only):

(a) Reporting Requirements. The SPV shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and the SPV and the Servicer (and, if the Originator is not the Servicer, the Originator), shall furnish to the Facility Agent and on receipt thereof the Facility Agent shall distribute to each Agent:

(i) Annual Reporting. Within ninety (90) days after the close of each fiscal year of the SPV and the Servicer (and, if the Originator is not the Servicer, the Originator), as applicable, (A) unaudited financial statements with respect to the SPV and (B) audited financial statements with respect to the Servicer (and, if the Originator is not the Servicer, the Originator) and its Subsidiaries, in the case of (B), prepared by a nationally-recognized accounting firm reasonably acceptable to the Facility Agent in accordance with GAAP on a consolidated basis, including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied by an unqualified audit report certified by such accountants, prepared in accordance with GAAP.

(ii) Quarterly Reporting. Within forty-five (45) days after the close of the first three quarterly periods of the fiscal years of the Servicer (and, if the Originator is not the Servicer, the Originator), consolidated unaudited balance sheets as at the close of each such period with respect to the Servicer (and, if the

Originator is not the Servicer, the Originator), and its Subsidiaries, together with consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the SPV’s or Servicer’s (and, if the Originator is not the Servicer, the Originator), as applicable, Responsible Officer stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the SPV (and, if the Originator is not the Servicer, the Originator), Servicer and its Subsidiaries as applicable and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

(iv) Notice of Termination Events or Potential Termination Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after the SPV obtains knowledge of the occurrence of a Termination Event or a Potential Termination Event, the SPV shall provide a statement of a Responsible Officer of the SPV setting forth details of such Termination Event or Potential Termination Event and the action which the SPV proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) promptly and in any event within two (2) Business Days after the SPV obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the SPV and any Person that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly and in any event within two (2) Business Days after the SPV obtains knowledge thereof, notice of a Material Adverse Effect.

(v) Change in Credit and Collection Policy. (A) At least five (5) Business Days before the date on which any proposed material amendment to the Credit and Collection Policy is to be made, the Servicer shall provide a copy of the Credit and Collection Policy, then in effect indicating such change or amendment, provided, that no such amendment shall be made which does not comply with Section 5.2(c) hereof; and (B) within five (5) Business Days of the date on which any non-material amendment to the Credit and Collection Policy is made, the Servicer shall provide the Facility Agent with a copy of the Credit and Collection Policy then in effect indicating such change or amendment.

(vi) Change in Accountants or Accounting Policy. Promptly, the SPV shall provide notice of any change in the accountants or material change in the accounting policy of the SPV.

(vii) Other Information. Such other information (including data tapes with respect to the collateral and non-financial information) as the Facility Agent or any Administrator may from time to time reasonably request (provided if such information is requested from the Servicer, such request can be accommodated by the then existing computer system of the Servicer) with respect to the Originator, the SPV or any Subsidiary of the Originator.

(viii) Reports from Other Parties. Promptly and in any event within three (3) Business Days after receipt thereof, the SPV shall provide copies of all financial statements delivered by the Originator to the SPV pursuant to the First Tier Agreement and all other information provided by the Originator to the SPV pursuant to the Transaction Documents.

(ix) Shareholders Statements and Reports. If the Servicer is CCG, and it has a class of securities registered under the Securities Exchange Act of 1934, as amended, then promptly upon the furnishing thereof to such securities holders of the Servicer, copies of all financial statements, reports and proxy statements so furnished.

(x) SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Servicer (if the Servicer is CCG), or any of its Subsidiaries, filed with the Securities and Exchange Commission.

(xi) New Equipment Types. Along with each Servicer Report, notice of any new Equipment types being financed by the SPV.

(xii) Issuance of Equity or Indebtedness. Promptly after each issuance of equity securities or Indebtedness (excluding commitments under revolving debt facilities of CCG or any of its Subsidiaries in existence on the Closing Date) in excess of $5,000,000 by CCG, the Servicer (if the Servicer is CCG) shall notify the Facility Agent in writing of the amount of net cash proceeds and value of property received.

(xiii) Appointment of Independent Manager. The Servicer and the SPV shall notify the Facility Agent of any decision to appoint a new director of the SPV as the “Independent Manager” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and certify in such notice that the designated Person satisfies the criteria set forth in the definition herein of “Independent Manager.”

(b) Conduct of Business; Ownership. The SPV shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation or limited liability company, as applicable, in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a Material Adverse Effect. The SPV shall at all times be a wholly-owned Subsidiary of Originator.

(c) Compliance with Laws, Etc. The SPV shall comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate or limited liability company existence, rights, franchises, qualifications and privileges except where failure to so comply would not have a Material Adverse Effect.

(d) Furnishing of Information and Inspection of Records. Each of the SPV and the Servicer shall at any time and from time to time during regular business hours, upon reasonable notice, as requested by the Facility Agent or any Administrator, permit any Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Pool Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the SPV or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the SPV’s or the Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, or in the presence of an officer, employees or independent public accountants, of the SPV or the Servicer, as applicable, having knowledge of such matters. Prior to the occurrence of a Termination Event, the reasonable out-of-pocket costs and expenses of the first such audit in any calendar year shall be borne by the SPV and any additional audits shall be at the expense of the person performing such audit; after the occurrence of a Termination Event, the reasonable out-of-pocket costs and expenses of all such audits shall be borne by the SPV. The first inspection and report pursuant to Section 7.2(c) hereof shall be performed in conjunction with the first such audit in any calendar year for which the SPV is required to reimburse the Facility Agent.

(e) Keeping of Records and Books of Account. The SPV and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of substantially all new Pool Receivables and all Collections of and adjustments to each existing Pool Receivable). The Servicer may perform the foregoing obligation on behalf of the SPV.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. The SPV shall, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables; and the SPV and the Servicer, as to itself, shall timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract. The Servicer may perform the foregoing obligations on behalf of the SPV.

(g) Notice of Facility Agent’s Interest. In the event that the SPV shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall, to the extent that such computer tapes, files or other documents or instruments contain any references to the Pool Receivables, the SPV shall disclose the SPV’s ownership of the Pool Receivables and the Facility Agent’s security interest therein.

(h) Instructions to the Obligors. The Servicer (or any Sub-Servicer on its behalf) shall instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account or to post office boxes to which only Lock-Box Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed by the applicable Lock-Box Bank and deposited into a Lock-Box Account on a daily basis.

(i) Sale Treatment. The SPV shall not account for, or otherwise treat, the transactions contemplated by the First Tier Agreement in any manner other than as a sale of Receivables by the Originator to the SPV (except to the extent otherwise required (i) for United States federal income tax purposes under the Code or (ii) by the application of consolidated financial reporting principles under GAAP).

(j) Separate Business; Nonconsolidation. The SPV shall not (i) engage in any business not permitted by its limited liability company agreement or by-laws as in effect on the Closing Date or (ii) conduct its business or act in any other manner which is inconsistent with Section 3.1(y). The officers and directors of the SPV (as appropriate) shall make decisions with respect to the business and daily operations of the SPV independent of and not dictated by Originator or any other controlling Person except as contemplated by the servicing arrangements hereunder.

(k) Organizational Documents. The SPV shall only amend, alter, change or repeal its limited liability company agreement and other formation documents with the prior written consent of the Majority Lenders. The SPV shall maintain its organizational documents in conformity with this Agreement, such that its organizational documents, at all times that this Agreement is in effect, provide for not less than three (3) days’ prior written notice to the Facility Agent of the replacement or appointment of any manager that is to serve as an Independent Manager for purposes of this Agreement. After the Closing Date, the SPV shall obtain the Facility Agent’s written acknowledgement that in its reasonable judgment the designated person who is being appointed as an Independent Manager satisfies the criteria set forth in the definition of Independent Manager prior to appointing a Person who is employed by a company other than Amacar Group, Global Securitization Services, LLC, CT Corporation, National Corporate Research, Ltd., Lord SPV, Lord Securities Corporation, or any of their respective Affiliates.

(l) Ownership Interest, Etc. The SPV shall, at its expense, take all action necessary or desirable to establish and maintain a perfected security interest in favor of the Facility Agent for the benefit of the Secured Parties in the Affected Assets free and clear of any Adverse Claim (other than Permitted Adverse Claims), including taking such action to perfect, protect or more fully evidence the security interest of the Facility Agent, as the Facility Agent may reasonably request.

(m) Enforcement of First Tier Agreement; Amendment to First Tier Agreement or Any Hedging Agreement. The SPV, on its own behalf and on behalf of the Facility Agent and each Lender, shall promptly enforce all covenants and obligations of the Originator contained in the First Tier Agreement. The SPV shall not, without prior written consent of the Majority Lenders, give any consents, approvals, directions, notices, waivers or otherwise take other similar actions under the First Tier Agreement or cancel, terminate, amend, modify, or supplement the First Tier Agreement or, if there shall then exist a Termination Event, any Hedging Agreement, or waive any provision thereof; nor shall the SPV take any other action under the First Tier Agreement or any Hedging Agreement; in each case that would have a Material Adverse Effect on any Agent or any Lender or which would violate the terms of this Agreement.

(n) Notes. Until such time as the UCC of each State of the United States is amended in order to permit perfection of security interests in promissory notes and other instruments executed by Obligors in connection with each Pool Receivable by the filing of financial statements under the UCC, (i) the SPV shall maintain, or cause to be maintained, all of the promissory notes and other instruments evidencing Pool Receivables in the States of North Carolina, New York, Illinois and the state in which the Custodian maintains the Custodian Files, except as necessary to enforce any such notes or instruments; and (ii) the SPV will deliver all such notes and instruments to the Custodian.

(o) Deposits to Collection Account. The SPV and the Servicer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections, Servicer Charges or Excluded Amounts (or misdirected funds, which shall be removed as soon as practicable) in respect of the Pool Receivables. The SPV and the Servicer shall at all times direct the Intercreditor Master Agent, and provide written disbursement instructions to the Intercreditor Master Agent directing it, to disburse funds from the Lock-Box Account which is subject to the Intercreditor Agreement to the Collection Account in accordance with Section 4(f) of the Intercreditor Agreement.

(p) Use of Proceeds. The SPV will use the proceeds of the Loans only to acquire Affected Assets in accordance with the terms of the First Tier Agreement and to pay expenses related to such acquisitions.

(q) Taxes. Each of the SPV and the Servicer will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing by it (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person).

(r) Insurance. The SPV will cause the related Obligors to maintain an Insurance Policy covering general liability insurance with financially sound and reputable insurance companies covering all Equipment owned or leased by such Obligor in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Servicer may perform the foregoing obligations on behalf of the SPV. To the extent the Intercreditor Agreement sets forth any insurance requirements on Equipment and other property of the SPV or the Servicer, the SPV and the Servicer shall at all times ensure that insurance policies are maintained in compliance with any such requirements set forth in the Intercreditor Agreement.

(s) Titles. At all times after the occurrence of a Termination Event, the SPV and the Servicer shall cause all titles to Equipment evidenced by a certificate of title or other lien notation form provided by the relevant state authority to be delivered to the Custodian.

(t) Custodian File. Within five (5) Business Days after each Borrowing Date, Purchase Date or Substitution Date, the SPV, or the Servicer on its behalf, shall cause to be delivered to the Custodian an accurate and complete Custodian File for each Pool Receivable which was sold or substituted, as applicable, on such Borrowing Date or Substitution Date. Each Custodian File shall be clearly marked with a Contract number, which shall be used by the SPV and the Facility Agent to indentify such Contract and the related Pool Receivable.

(u) Servicer File. The Servicer shall at all times maintain a true and correct Servicer File with respect to each Pool Receivable, which shall be clearly marked with a Contract number, which shall be used by the SPV and the Facility Agent to indentify such Contract and the related Pool Receivable.

(v) OFAC. Each of the SPV and the Servicer will maintain in effect and enforce policies and procedures designed to ensure compliance by the SPV, the Servicer and each of their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.2. Negative Covenants of the SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Lenders shall otherwise consent in writing, the SPV hereby covenants and agrees with the Lenders and the Administrators as to itself only, and the Servicer hereby covenants and agrees with the Lenders and the Administrators as to itself only, as follows (it being understood and agreed, for the avoidance of doubt, that the covenants of the SPV and the Servicer have been combined herein for ease of documentation only):

(a) No Sales, Liens, Etc. (i) Except as otherwise provided herein, neither the Servicer nor the SPV shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon, or file any financing statement with respect to: (x) any of the Affected Assets, or (y) any inventory or goods (including the Equipment), the sale or lease of which gave rise to a Pool Receivable, or assign any right to receive income in respect thereof; provided that the SPV may substitute Pool Receivables in accordance with Section 6.5; and

(ii) the SPV shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by the Originator under Section 2.1 of the First Tier Agreement) to, any Person other than as otherwise expressly provided for in the Transaction Documents (including, without limitation, Section 6.10 hereof).

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the SPV nor the Servicer shall extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. The SPV may not make or permit to be made any change in the character of its business and the Servicer may not make or permit to be made any change in the Credit and Collection Policy, which change would, in either case, impair the collectability of a material portion of the Pool Receivables, have a material adverse effect on the interests and rights and remedies of the Lenders or the Facility Agent or otherwise have a Material Adverse Effect without the prior written consent of the Facility Agent.

(d) No Subsidiaries, Mergers, Etc. The SPV shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or dissolve or terminate; or create, acquire, have, maintain or hold or own any equity interest in any Subsidiary or any other Person; or acquire or own any material assets other than the Affected Assets.

(e) Change in Payment Instructions to Obligors. Neither the SPV nor the Servicer shall add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Schedule 3.1(s) or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or to the Collection Account, or (ii) the Facility Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto.

(f) Change of Name, Etc. The SPV shall not change its name, identity, jurisdiction of formation or structure (including through a merger) or the location of its chief executive office or any other change which, in the case of any of the foregoing, could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC or change its jurisdiction of organization, unless at least thirty (30) days prior to the effective date of any such change the SPV delivers to the Facility Agent such documents, instruments or agreements, executed by the SPV, as are necessary to reflect such change and to continue the perfection of the Facility Agent’s security interests in the Affected Assets. The SPV will not become or seek to become organized under the laws of more than one jurisdiction.

(g) Other Debt. Except as provided herein, the SPV shall not create, incur, assume or suffer to exist any Indebtedness or any other liability (whether direct or contingent, including guaranteeing any obligation), whether current or funded, other than (i) Indebtedness of the SPV representing fees, expenses and indemnities arising hereunder or under the First Tier Agreement or for the purchase price of the Pool Receivables and other Affected Assets under the First Tier Agreement, (ii) taxes and expenses incurred in the ordinary course of business, and (iii) other Indebtedness incurred in the ordinary course of its business in an amount not to exceed $100,000 at any time outstanding.

(h) Payment to the Originator. The SPV shall not purchase any Receivable other than through, under, and pursuant to the terms of, the First Tier Agreement.

(i) Restricted Payments. The SPV shall not (A) purchase or redeem any shares of its capital stock, (B) prepay, purchase or redeem any Indebtedness (other than as specifically permitted hereunder), (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”), except that the SPV may (1) make Restricted Payments out of funds received pursuant to Section 2.16 and (2) may make other Restricted Payments (including the payment of dividends) if, after giving effect thereto, no Termination Event or Potential Termination Event shall exist.

(j) OFAC. The SPV will not request any Loan, and none of the SPV, the Originator or the Servicer shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.3. Hedging Requirements. (a) The SPV shall enter into one or more Hedging Agreements with respect to the Loans. If the SPV fails to enter into any Hedging Agreement required hereunder, the Facility Agent, may, and shall at the direction of the Majority Lenders, at the expense of the SPV, enter into such Hedging Agreement(s) on terms determined by the Facility Agent in its discretion (or if it has been instructed as to the terms of any such Hedging Agreement by the Lenders, on such terms), and the SPV will on demand reimburse the Facility Agent for any cost or expense incurred or payment made by the Facility Agent in entering into any such Hedging Agreement(s). The Lenders pro rata agree to indemnify and reimburse the Facility Agent for any cost or expense incurred or payment made by the Facility Agent and not otherwise reimbursed by the SPV.

(b) Each Hedging Agreement shall specify a notional amount and provide for the payment of interest on such notional amount on each Settlement Date payable: (i) by the SPV to the Hedge Counterparty (calculated by reference to the fixed rate set forth therein), and (ii) by the Hedge Counterparty to the Collection Account (calculated by reference to the floating rate set forth therein), in each case, in accordance with the related Hedging Agreement. The aggregate amount of the notional amounts in all the Hedging Agreements shall not at any time exceed 115%, but shall not be lower than 85%, of the aggregate outstanding principal amount of all the Loans. Without limiting the foregoing, the aggregate notional amount of all Hedging Agreements shall be an amount that matches the expected amortization of the related Pool Receivables and is acceptable to the Facility Agent.

(c) On each Settlement Date, (i) if the amount of interest payable by the SPV to the Hedge Counterparty is greater than the interest amount payable by the Hedge Counterparty to the Collection Account, the SPV shall pay or cause to be paid such deficiency in immediately available funds to the Hedge Counterparty in accordance with the order of priority set forth in Section 2.16, and (ii) if the amount payable by the Hedge Counterparty to the Collection Account is greater than the interest amount payable by the SPV to the Hedge Counterparty, the Hedge Counterparty shall transfer an amount equal to such deficiency to the Collection Account and such amount shall constitute the Collections under this Agreement.

ARTICLE VI

THE COLLATERAL

Section 6.1. Grant of Security. To secure the due and punctual payment of the Loans, interest thereon, amounts due under the Fee Letter and the due and punctual payment and performance of all its obligations now and hereafter existing or arising under this Agreement and the other Transaction Documents, whether for principal, interest, costs, fees, expenses, indemnification or otherwise, the SPV hereby assigns and pledges to the Facility Agent, and does hereby grant to the Facility Agent, for the benefit of the Secured Parties, a lien on and security interest in all of its right, title and interest in and to the Affected Assets. The SPV hereby authorizes the Facility Agent to file any and all financing statements covering the Affected Assets or any part thereof as the Facility Agent may require, including financing statements describing the Affected Assets as “all assets” or “all personal property” or words of like meaning.

Section 6.2. Rights Under the First Tier Agreement. In addition to assigning to the Facility Agent, for the benefit of the Secured Parties, all of its rights and remedies under the First Tier Agreement the SPV hereby agrees that (i) the Facility Agent and the Lenders shall be third party beneficiaries of the SPV’s rights under the First Tier Agreement and (ii) the Facility Agent, on behalf of the Lenders, shall be entitled to enforce such rights against the Originator if the SPV does not enforce such rights following notice from the Facility Agent, as if the Facility Agent and the Lenders had been parties to the First Tier Agreement.

Section 6.3. Continuing Security Interest. This Agreement shall create a continuing security interest in the Affected Assets and shall:

(a) remain in full force and effect until the Facility Agent’s interest in the Affected Assets shall have been released in accordance with Section 6.8;

(b) be binding upon the SPV, and its successors, transferees and assigns; and

(c) inure, together with the rights and remedies of the Facility Agent hereunder, to the benefit of the Facility Agent and each Secured Party and their respective successors, transferees and assigns.

Section 6.4. Priority. The SPV intends the security interest created hereunder in favor of the Facility Agent, for the benefit of the Secured Parties, to be prior to all other Adverse Claims (other than Permitted Adverse Claims described in clause (iii) of the definition thereof) in respect of the Affected Assets. The SPV shall take (at its own expense) all actions necessary to perfect and maintain the perfection of the Facility Agent’s security interest in the Affected Assets, including, without limitation, the filing of appropriate UCC financing statements in each applicable jurisdiction. The Facility Agent shall have all the rights, remedies and recourse with respect to the Affected Assets afforded a secured party under the UCC in the applicable jurisdiction and all other Applicable Laws in addition to, and not in limitation of, the other rights, remedies and recourse granted to the Facility Agent by this Agreement or any other Law relating to the creation and perfection of Liens on, and security interests in, the Affected Assets.

Section 6.5. Substitution of Receivables. On any day prior to the occurrence of a Termination Event (and after a Termination Event, at the discretion of the Facility Agent), the SPV may replace any Pool Receivable which has been pledged to the Facility Agent hereunder with one or more Eligible Receivables (each, a “Substitute Receivable”); provided, that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (such date the “Substitution Date”):

(a) the SPV has recommended to the Facility Agent (with a copy to the Servicer) in writing that the Pool Receivable to be replaced should be replaced (each a “Replaced Receivable”);

(b) each Substitute Receivable is an Eligible Receivable on the Substitution Date;

(c) after giving effect to any such substitution, the aggregate outstanding principal amount of all the Loans does not exceed the lesser of (i) the Facility Limit and (ii) the Borrowing Base then in effect;

(d) all representations and warranties of the SPV contained in the Transaction Documents shall be true and correct as of the Substitution Date, except to the extent relating to an earlier date;

(e) the substitution of any Substitute Receivable does not cause a Termination Event or Potential Termination Event to occur;

(f) the SPV shall deliver to the Facility Agent on the Substitution Date a certificate of a responsible officer certifying that each of the foregoing is true and correct as of such date; and

(g) the aggregate principal amount of all Pool Receivables which have become Substitute Receivables hereunder (measured as of the Substitution Date of such Receivables) does not exceed 10% of the Net Book Value of the Pool Receivables contributed or transferred pursuant to the First Tier Agreement as of such Substitution Date.

Section 6.6. Protection of Security Interest of the Secured Parties. The SPV agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Facility Agent may reasonably request in order to perfect or protect the Secured Parties’ security interest in the Affected Assets or to enable the Facility Agent or the Secured Parties to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the SPV shall, upon the request of the Facility Agent or any of the Secured Parties, (i) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Facility Agent or any of the Secured Parties, (ii) mark its respective master data processing records and other documents with a legend describing the security interest granted to the Facility Agent, for the benefit of the Secured Parties, in the Affected Assets, and (iii) take all commercially reasonable actions necessary to remove any Adverse Claims (other than Permitted Adverse Claims) on the Affected Assets, including, but not limited to, releasing financing statements. The SPV shall, upon request of the Facility Agent or any of the Secured Parties, obtain such additional search reports as the Facility Agent or any of the Secured Parties shall reasonably request. To the fullest extent permitted by Applicable Law, the Facility Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the SPV’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Servicer may perform the foregoing obligations on behalf of the SPV.

Section 6.7. Power of Attorney. (a) The SPV hereby irrevocably appoints the Facility Agent as its attorney-in-fact with right of substitution so that the Facility Agent or any Person designated by the Facility Agent shall be authorized, without need of further authorization from the SPV but only from and after, and during the continuance of, a Termination Event to take any action and to execute any instrument that the Facility Agent (or such designee) may be directed to take or may be necessary or advisable to accomplish the purposes of this Agreement, including (during the existence of a Termination Event) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Affected Assets, to receive, endorse and collect any drafts or other documents in connection therewith, and to file any claims or take any action or institute any proceedings that the Facility Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the SPV in respect of, the Affected Assets.

(b) The SPV hereby confirms and ratifies any and all actions taken by the Facility Agent or any other Person empowered by the Facility Agent as such Person’s attorney-in-fact pursuant to the powers granted hereunder.

(c) This special power of attorney shall be deemed coupled with an interest and cannot be revoked by the SPV until all the Senior Obligations shall have been finally and fully paid and performed.

Section 6.8. Release of Collateral. Following the Final Payout Date or in connection with a sale permitted under Section 5.2(a) or 6.10, the Facility Agent shall promptly release its security interest in the Affected Assets. The SPV shall pay any Hedge Breakage Costs due and owing to the Hedge Counterparties pursuant to the Hedging Agreement on the date of any such release of Affected Assets.

Section 6.9. Effect of Release. When the release of the Affected Assets is effective in accordance with Section 6.8, all right, title and interest of the Facility Agent in, to and under the Affected Assets which were released pursuant to Section 6.8 shall terminate and shall revert to the SPV, its successors and assigns, and the right, title and interest of the Facility Agent therein shall thereupon cease, terminate and become void; and, upon the written request of the SPV, its successors or assigns, and at the cost and expense of the SPV, its successors or assigns, the Facility Agent shall execute such UCC-3 financing statements or such other instruments as are provided to it as necessary or desirable to terminate and remove of record any documents constituting public notice of this Agreement and, in any case, the security interests and assignments granted hereunder with respect to the Affected Assets and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to the SPV, all property, including all moneys, instruments and securities, of the SPV then held by the Facility Agent with respect to such Affected Assets.

Section 6.10. Securitizations. (a) On any Securitization Date, the SPV shall have the right to prepay all or a portion of the Loans in accordance with Section 2.8 hereof in connection with the sale and assignment of all or a portion of the Affected Assets, as the case may be (each, a “Securitization”), subject to the following terms and conditions:

(i) the SPV shall have given the Facility Agent at least fifteen (15) Business Days’ prior written notice of its intent to effect a Securitization, unless such notice is waived or reduced by the Facility Agent;

(ii) any Securitization shall be in connection with a Permitted Term Securitization Transaction;

(iii) to the extent that the proposed Securitization relates to less than all of the Loans outstanding at such time, after giving effect to such Securitization and the assignment to the SPV of all or a portion of the Affected Assets, as the case may be, on any Securitization Date, (v) the aggregate outstanding principal amount of all the Loans shall not exceed the lesser of the Facility Limit and the Borrowing Base, (w) the representations and warranties contained in Section 3.1 and 3.2, hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, (x) the eligibility of any Pool Receivable remaining as part of the Affected Assets after the Securitization will be redetermined as of the Securitization Date according to the terms hereof (provided that, for the avoidance of doubt, clause (w) of the definition of Eligible Receivable shall continue to be tested as of the date such Receivable was added as a Pool Receivable), (y) the Concentration Limit Excess will be redetermined as of the Securitization Date according to the terms hereof, and (z) neither an Potential Termination Event nor a Termination Event shall be continuing or shall have resulted from such Securitization;

(iv) on the related Securitization Date, the Facility Agent, on behalf of each Administrator, Lender, and Hedge Counterparty shall have received, as applicable, in immediately available funds, an amount reasonably determined by the Facility Agent to equal to the sum of (x) the portion of the Loans to be prepaid, plus (y) an amount equal to all unpaid interest on such portion of the Loans to be paid (to the extent it is requested that such interest be paid at such time by the applicable Administrator), plus (z) an aggregate amount equal to the sum of all other amounts due and owing to the Facility Agent, the Servicer, the Backup Servicer, the Custodian, the Administrators, the Lenders, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, breakage costs and Hedge Breakage Costs;

(v) at least five (5) Business Days prior to each Securitization Date, the SPV shall have delivered to the Facility Agent a list specifying all Pool Receivables to be sold and assigned pursuant to such Securitization; and

(vi) in selecting the Affected Assets to be included in the Securitization, there shall be no adverse selection which could reasonably be expected to be materially unfavorable to the Secured Parties.

(b) In connection with any Securitization, simultaneously with the receipt by the Facility Agent on behalf of the Administrators of the amounts referred to in clause (iv) above, there shall be sold and assigned to the SPV without recourse, representation or warranty all of the right, title and interest of the Facility Agent for the benefit of the Secured Parties in, to and under the portion of the Affected Assets so retransferred and such portion of the Affected Assets so retransferred shall be released from the lien of this Agreement (subject to the requirements of clause (iii) above).

(c) The SPV hereby agrees to pay the reasonable and documented legal fees and expenses of the Facility Agent, each Administrator and the Secured Parties in connection with any Securitization (including, but not limited to, expenses incurred in connection with the release of the lien of the Facility Agent in the Affected Assets in connection with such Securitization).

(d) In connection with any Securitization, on the related Securitization Date, the Facility Agent, on behalf of the Secured Parties, shall, at the expense of the SPV and pursuant to Section 6.8, (i) execute such instruments of release with respect to the portion of the Affected Assets to be retransferred to the SPV, in recordable form if necessary, in favor of the SPV as the SPV may reasonably request, (ii) deliver any portion of the Affected Assets to be retransferred to the SPV in its possession to the SPV and (iii) otherwise take such actions as are necessary and appropriate to release the lien of the Facility Agent and the Secured Parties on the portion of the Affected Assets to be retransferred to the SPV and release and deliver to the SPV such portion of the Affected Assets to be retransferred to the SPV.

ARTICLE VII

ADMINISTRATION AND COLLECTIONS

Section 7.1. Appointment of Servicer; Successor Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1. Each of the SPV, the Facility Agent and the Lenders hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section 7.1, to service the Pool Receivables and to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by Applicable Law, the SPV hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the SPV’s and/or the Originator’s name (to the extent the SPV has the authority to do so) and on behalf of the SPV as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Pool Receivables, including endorsing the SPV’s and/or the Originator’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Facility Agent gives notice to CCG (in accordance with this Section 7.1) of the designation of a new Servicer during the existence of a Servicer Default, CCG is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. During the existence of a Servicer Default, the Facility Agent may, and upon the direction of the Majority Lenders shall, designate as Servicer any Person (including the Backup Servicer or itself) to succeed CCG or any Successor Servicer (the “Successor Servicer”), on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Upon such agreement by the Successor Servicer, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer. As compensation, any Successor Servicer (including, without limitation, the Backup Servicer and the Facility Agent) so appointed shall be entitled to receive the Servicing Fee and any reasonable out-of-pocket expenses, together with any other servicing compensation in the form of assumption fees or otherwise as provided herein, including, without limitation, the reasonable costs (including reasonable attorneys’ fees) of the Successor Servicer incurred in connection with the transferring of servicing obligations under this Agreement.

(b) Upon the designation of a Successor Servicer as set forth above, CCG agrees that it will terminate its activities as Servicer hereunder in a manner which the Facility Agent determines will facilitate the transition of the performance of such activities to the Successor Servicer, and CCG shall cooperate with and assist such Successor Servicer. Such cooperation shall include access to and transfer of records and use by the Successor Servicer of all records, licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) CCG acknowledges that the SPV, the Facility Agent and the Lenders have relied on CCG’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, CCG agrees that it will not voluntarily resign as Servicer unless required by Law.

(d) The Servicer may delegate its duties and obligations hereunder to any Affiliate subservicer or PFSC (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the SPV, the Agents and the Lenders for the performance of the duties and obligations so delegated, (iii) the SPV, the Agents and the Lenders shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Facility Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer). Additionally the Servicer may delegate its duties and obligations hereunder to a repossession agent provided that (i) the Servicer shall remain primarily liable to the SPV, the Agents and the Lenders for the performance of the duties and obligations so delegated, and (ii) the SPV, the Agents and the Lenders shall have the right to look solely to the Servicer for performance.

(e) CCG hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) for a reasonable period of time following the termination of the Servicer as the data-processing agent of the Servicer and, in such capacity, the Originator shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that the Originator conducted such data-processing functions while it acted as the Servicer.

(f) Any Successor Servicer hereunder may, to the extent agreed by all Agents, use credit and collection policies and procedures other than the Credit and Collection Policy in servicing the Pool Receivables.

(g) The Backup Servicer hereby accepts any appointment of it as Successor Servicer that the Facility Agent may make from time to time pursuant to Section 7.1(a) and agrees to assume all duties and obligations of the Servicer hereunder. Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to Section 7.1(a) the Backup Servicer will promptly begin the transition to its role as Servicer. If the Backup Servicer has become the Servicer hereunder, it shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment.

Section 7.2. Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Law, with such care and diligence, and in accordance with the Credit and Collection Policy, as are consistent with the current business practice of the Servicer with respect to similar accounts receivable generally, including those owned by the Servicer for its own account. The Servicer shall take all commercially reasonable actions necessary to maintain the perfection and priority of the security interest of the Secured Parties and the Facility Agent in the Affected Assets. The Servicer shall hold in trust (and, if required hereunder, segregate) for the accounts of the SPV, the Facility Agent and the Lenders the amount of the Collections to which each is entitled in accordance with Article II. The Servicer shall not extend the maturity of any Pool Receivable or, amend, adjust, modify or extend the date of any Scheduled Payment of any Pool Receivable, other than (i) pursuant to a Permitted Servicer Adjustment or (ii) extensions and adjustments of the dates of Scheduled Payments of Pool Receivables which have thereupon been immediately treated as Defaulted Receivables and in respect of which all repayments of the Loans which are required as a consequence of any reduction in the Borrowing Base resulting therefrom have been made in full; provided that if a Termination Event exists, the Servicer may not make any such amendment, adjustment, modification, extension or reduction without prior written approval of the Facility Agent. The SPV shall deliver to the Servicer and the Servicer shall hold in trust for the SPV and the Facility Agent, on behalf of the Lenders, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, during the existence of a Termination Event, the Facility Agent shall have the absolute and unlimited right to direct the Servicer (whether CCG or any other Person is the Servicer) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Affected Asset. The Servicer shall not make any Administrator, the Facility Agent or any of the Lenders a party to any litigation without the prior written consent of such Person. At any time during the existence of a Termination Event, the Facility Agent may notify any Obligor of its interest in the Pool Receivables and the other Affected Assets.

(b) The Servicer shall, as soon as practicable following receipt and specific identification thereof, turn over to the Originator all collections received by the Servicer from any Person of indebtedness of such Person to the Originator which are not on account of a Pool Receivable. Notwithstanding anything to the contrary contained in this Article VII, the Servicer, the SPV and the Originator or any Affiliate of the SPV or the Originator, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any such indebtedness other than to deliver to the Originator the Collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).

(c) In connection with any inspection performed pursuant to Section 5.1(d) hereof, the Servicer shall promptly after the request therefore provide the information and access necessary to generate a report (addressed to the Facility Agent). If CCG is the Servicer, all reasonable costs and expenses to be incurred by the Servicer in connection with the provision of such report shall be paid by the Servicer. After the occurrence of a Termination Event, the Facility Agent shall have the right to have such reports furnished as frequently as it reasonably deems appropriate at the expense of the Servicer.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to the Originator shall, except as otherwise specified by such Obligor, required by contract or Law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), be held in suspense until the Servicer determines the proper application of such payment. If the Servicer is unable to determine such proper application, such payment shall be applied in accordance with the terms of the Intercreditor Agreement and if the Intercreditor Agreement is silent or no longer in effect, ratably to the Pool Receivables owing by such Obligor according to the amounts due thereunder. In negotiating with any Obligor which has insufficient funds to make all required payments on the Pool Receivables, the Servicer will not discriminate adversely to the SPV and the Secured Parties in any manner.

(e) Notwithstanding anything provided in this Agreement, the Servicer shall not have any obligation to defend or otherwise appear in a legal proceeding if such legal proceeding is not, in its opinion, incidental to its duties as the Servicer hereunder or otherwise may cause the Servicer to incur legal expenses or liabilities. In performing its duties as Servicer hereunder, the Servicer may not, under any circumstance, institute a legal proceeding in which the Facility Agent, any Administrator, any Lender or any Program Support Provider are named as plaintiffs, without prior written consent of the applicable Person.

Section 7.3. Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the numbers of the Lock-Box Accounts at such Lock-Box Banks are specified in Schedule 3.1(s). All Obligors have been instructed to make payment in respect of the Pool Receivables to a Lock-Box Account. The Servicer (or a Sub-Servicer on its behalf) shall at all times have the ability to identify and segregate substantially all of the Collections from other funds on deposit in such Lock-Box Account within five (5) Business Days after receipt of such Collections. The Servicer (or a Sub-Servicer on its behalf) shall transfer within five (5) Business Days after receipt thereof all Collections to the Collection Account. The Servicer shall use reasonable efforts to ensure that no funds are transferred out of the Lock-Box Accounts (other than to the Collection Account) unless the Servicer or the Intercreditor Master Agent, as applicable, has identified and segregated such funds from the Collections. Other than the Intercreditor Agreement, the Servicer has not created, or participated in the creation of, or permitted to exist, any Adverse Claims in relation to the Lock-Box Account and will not create, or participate in the creation of, or permit to exist, any Adverse Claims in relation to the Lock-Box Account. The Servicer shall not amend, modify or supplement the Intercreditor Agreement without the prior written consent of the Facility Agent.

Section 7.4. Enforcement Rights After Termination Event. (a) At any time during the existence of a Termination Event or the designation of a Servicer (other than CCG or an Affiliate of CCG) pursuant to Section 7.1:

(i) the Facility Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable be made directly to the Facility Agent or its designee;

(ii) the SPV shall, at the Facility Agent’s request and at the SPV’s expense, give notice to each Obligor of the Facility Agent’s and the Lender’s security interest in the Pool Receivables and the other Affected Assets and direct each Obligor that payments with respect to the Pool Receivables be made directly to the Facility Agent or its designee, except that if the SPV fails to so notify each obligor, the Facility Agent may so notify the Obligors; and

(iii) the SPV shall, at the Facility Agent’s request, (A) assemble or make copies of all of the Records in its possession and shall make the same available to the Facility Agent or its designee at a place selected by the Facility Agent or its designee, and (B) segregate all cash, checks and other instruments received by it which were not deposited into the Lock-Box Account from time to time constituting Collections of Pool Receivables in a manner acceptable to the Facility Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Facility Agent or its designee;

(b) The SPV hereby authorizes the Facility Agent, and irrevocably appoints the Facility Agent, during the existence of a Termination Event, as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the SPV or, to the extent the SPV has such rights, the Originator, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the SPV or, to the extent the SPV has such rights, the Originator, as applicable, and on behalf of the SPV or, to the extent the SPV has such rights, the Originator, as applicable, necessary or desirable, in the determination of the Facility Agent, to collect any and all amounts or portions thereof due under any and all Pool Receivables or Related Security, including endorsing the name of the Originator (to the extent the SPV has such rights) on checks and other instruments representing Collections and enforcing such Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 7.5. Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a) the Servicer shall fail to make any payment or deposit when required to be made by it hereunder or under any other Transaction Documents and such failure shall remain unremedied for one (1) Business Day; or

(b) the Servicer shall fail in any material respect to observe or perform any term, covenant or agreement on its part to be performed under Section 2.12 (reports); Section 2.13 (Collection Account); Section 2.16 (settlement procedure); Section 2.17 (Collections held in trust); Section 5.1(a) (reporting requirements); or Section 5.2 (negative covenants) (any of the preceding parenthetical phrases in this clause (b) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof); or

(c) the Servicer shall fail in any material respect to observe or perform any other term, covenant or agreement hereunder (other than those covered by clause (a) or (b) above) or under any of the other Transaction Documents to which such Person is a party and such failure shall remain unremedied for thirty (30) days after the Servicer’s actual knowledge thereof; or

(d) any representation, warranty, certification or statement made by the Servicer in this Agreement, the First Tier Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made and such failure shall remain unremedied for fifteen (15) days after the Servicer’s knowledge thereof; or

(e) (i) the Servicer or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to pay when due any indebtedness owing under any Material Debt Agreement (subject to any applicable grace period permitted by the terms of the relevant document), whether such Indebtedness or obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise (whether or not any such failure to pay is later waived); or

(ii) the Servicer or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Debt Agreement when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period) or any other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such Indebtedness or any such Indebtedness shall be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled prepayment or redemption), in each case prior to the stated maturity thereof; or

(f) an Event of Bankruptcy shall occur with respect to the Servicer; or

(g) if CCG is Servicer, a Termination Event described in Section 8.1(k), (p), (q) (r), (s) or (t) shall have occurred; or

(h) a final judgment, decree or order against the Servicer for the payment of money in excess of $1,000,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more; or

(i) if CCG is Servicer, there shall be a Change of Control; or

(j) any material provision of this Agreement or any other Transaction Document to which the Servicer is a party shall cease to be in full force and effect or the Servicer shall so state in writing; or

(k) a Material Adverse Effect shall have occurred and the event or condition giving rise to such Material Adverse Effect has continued for five (5) Business Days.

Upon the occurrence of a Servicer Default, the Facility Agent and the Lenders shall have the rights and remedies provided in this Agreement and the Transaction Documents, including, without limitation, the ability to designate a Successor Servicer pursuant to Section 7.1 hereof.

Section 7.6. Servicing Fee. The Servicer shall be paid a Servicing Fee in accordance with Section 2.16 and subject to the priorities therein. If the Servicer is not CCG or an Affiliate of CCG, the Servicer, by giving three (3) Business Days’ prior written notice to the Facility Agent and the SPV and with the consent of the Administrators, may revise the then current Servicing Fee Rate so long as such revised Servicing Fee Rate will not result in a Servicing Fee to exceed 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Facility Agent. In addition, for so long as the Servicer is CCG and the Termination Date has not occurred, CCG shall be entitled to receive all Servicer Charges collected.

ARTICLE VIII

TERMINATION EVENTS

Section 8.1. Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) the SPV or the Originator shall fail to make any payment or deposit to be made by it hereunder or under the First Tier Agreement when due hereunder or thereunder and such failure shall continue unremedied for one (1) Business Day after the applicable due date; or

(b) any representation, warranty, certification or statement made or deemed made by the SPV, the Servicer or the Originator in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered and such failure shall remain unremedied for fifteen (15) days after the SPV’s knowledge thereof; or

(c) the SPV shall fail in any material respect to perform or observe any undertaking to be performed or observed by it under Section 5.1(a) (reporting requirements); Section 5.1(b) (conduct of business, ownership); Section 5.1(g) (notice of agent’s interest); Section 5.1(h) (instructions to the obligors); Section 5.1(i) (sale treatment); Section 5.1(j) (nonconsolidation); Section 5.1(k) (corporate documents);

Section 5.1(r) (insurance); Section 5.2 (negative covenants) or Section 5.3 (Hedging Requirements) (any of the preceding parenthetical phrases in this clause (c) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof); or

(d) the SPV shall fail in any material respect to perform any payment or undertaking (other than those covered by clause (a), (b) or (c) above) to be performed or observed any other provision of this Agreement and other Transaction Document to which such Person is a party and such default shall (if capable of being remedied) remain unremedied for thirty (30) days after the SPV’s knowledge thereof; or

(e) any Event of Bankruptcy shall occur with respect to (i) the SPV or (ii) the Originator, or any Subsidiary of the Originator; or

(f) the Facility Agent, on behalf of the Lenders, shall for any reason fail or cease to have a valid and enforceable perfected first priority security interest in the Affected Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims); or

(g) a Servicer Default shall have occurred; or

(h) there shall be a Change of Control; or

(i) on any date of determination, a Borrowing Base Deficit exists and such Borrowing Base Deficit shall exist for more than two (2) Business Days following (i) if no Potential Termination Event (other than a Borrowing Base Deficit) has occurred and is continuing, the Reporting Date and (ii) after and during the continuance of a Potential Termination Event, such date of determination; or

(j) (i) the failure of the SPV to pay when due an amount under any agreement (other than this Agreement and other Transaction Documents) in excess of $15,325 to which the SPV is a party in respect of Indebtedness; or any amount in excess of 15,325 due by the SPV under any agreement (other than this Agreement and other Transaction Documents) to which the SPV is a party in respect of Indebtedness is accelerated or declared to be due and payable prior to its expressed payment date pursuant to the terms of such agreement; or (ii) the default by the SPV, in the performance of any term, provision or condition contained in any agreement (other than this Agreement and the other Transaction Documents) to which the SPV is a party and under which any Indebtedness in excess of $15,325 owing by the SPV was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement (whether or not such default is waived) if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or

(k) (i) CCG or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to pay when due any indebtedness owing under any

Material Debt Agreement (subject to any applicable grace period permitted by the terms of the relevant document), whether such Indebtedness or obligation shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise (whether or not any such failure to pay is later waived); or (ii) CCG or any of its Subsidiaries (including special purpose entities for securitization facilities) shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Debt Agreement when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period) or any other event shall occur, if the effect of such failure or other event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled prepayment or redemption), in each case prior to the stated maturity thereof; or

(l) any material provision of this Agreement or any other Transaction Document to which the SPV is a party shall cease to be in full force and effect or the SPV shall so state in writing; or

(m) (i) a final judgment, decree or order against the SPV for the payment of money in excess of $100,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more, or (ii) a final judgment, decree or order against CCG for the payment of money in excess of $5,000,000, but solely to the extent such judgment, decree or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) consecutive days or more; or

(n) the outstanding principal balance of the Loans of any Lender has not been paid down to zero as of the Maturity Date; or

(o) as of any Month End Date other than a Month End Date for which any part of its related Settlement Period occurred during a Ramp-Up Period (i) the Average Delinquency Ratio exceeds 2.50%, (ii) or the Average Loss Ratio exceeds 2.00%; or

(p) the SPV or the Originator shall become or shall be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or the arrangements contemplated by the Transaction Documents shall require such registration as an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or

(q) Dan McDonough shall cease to be an employee of CCG, unless a successor acceptable to the Facility Agent is appointed within 180 days thereafter; or

(r) as of the last day of any calendar quarter, beginning with the calendar quarter ending on September 30, 2013, the Maximum Leverage Ratio of CCG shall exceed 8.00; or

(s) as of the last day of any calendar quarter, beginning with the calendar quarter ending on September 30, 2013, the Minimum EBITDA-to-Interest Expense Ratio of CCG shall be less than 1.05 to 1.00; or

(t) as of the last day of any calendar quarter, beginning with the calendar quarter ending on September 30, 2013, the Tangible Net Worth of CCG shall be less than the sum of (i) $70,000,000, plus (ii) fifty (50%) percent of the net income (with no deduction for net losses) for each fiscal quarter ending after September 30, 2013, plus (iii) eighty (80%) percent of the net cash proceeds and value of property received from the issuance of any equity security or Subordinated Debt by CCG for each fiscal quarter ending after September 30, 2013; or

(u) any Person shall be appointed as Independent Manager of the SPV without the Facility Agent’s written consent to the extent such consent is required pursuant to Section 5.1(k) hereof.

Section 8.2. Termination. Upon the occurrence of any Termination Event, the Facility Agent may and, at the direction of the Majority Lenders, shall, by notice to the SPV and the Servicer, declare the Termination Date to have occurred; provided, however, that in the case of any event described in Section 8.1(e), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Facility Agent and each Administrator shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Laws, including, without limitation, the right to liquidate and realize on the Affected Assets, all of which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

Section 9.1. Indemnities by the SPV. Without limiting any other rights which the Indemnified Parties may have hereunder or under Applicable Law, the SPV hereby agrees to indemnify the Lenders, the Facility Agent, the Administrators, the Program Support Providers, the Backup Servicer, the Custodian and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers, the Facility Agent, or the Administrators, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the SPV or the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the security interest of the Facility Agent on behalf of the Lenders in the Affected Assets or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (ii) Taxes or Excluded

Taxes other than Taxes or Excluded Taxes described in Section 9.1(k). Without limiting the generality of the foregoing (but subject to the preceding clauses (i) and (ii)), the SPV shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by the SPV or any of its Affiliates in the capacity as the Servicer or any officers of the SPV under or in connection with this Agreement, the First Tier Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the SPV or the Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by the SPV or the Originator (including, in its capacity as the Servicer or any Affiliate of the Originator acting as Servicer) to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such Applicable Law;

(c) the failure to create or maintain a valid and perfected first priority security interest in favor of the Facility Agent, for the benefit of the Lenders, in the Affected Assets, free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(d) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any of the Affected Assets;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Pool Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Pool Receivables or the related Contracts restricting assignment of any Pool Receivables;

(f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof;

(g) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Pool Receivable;

(h) the financing of any Pool Receivable other than an Eligible Receivable (as of the related Purchase Date) by the proceeds of any Loan;

(i) the failure by the SPV or the Originator (individually or as Servicer) to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Pool Receivables or related Contracts;

(j) the existence of a Borrowing Base Deficit at any time;

(k) the failure of the SPV or the Originator to pay when due any sales, excise or personal property taxes payable in connection with any of the Pool Receivables;

(l) any repayment by any Indemnified Party of any amount previously distributed in prepayment of any Loans of which such Indemnified Party believes in good faith is required to be made;

(m) the commingling by the SPV or the Servicer of Collections of Pool Receivables at any time with any other funds;

(n) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of the Loans by the SPV, the ownership of the SPV of the Asset Interest, or the security interest of the Facility Agent on behalf of the Lenders in any Affected Asset;

(o) failure of any Lock-Box Bank, the Intercreditor Master Agent or the Servicer to remit any Collections held in the Lock-Box Accounts or any related lock-boxes to the Collection Account when required to pursuant to the terms hereof, whether by reason of the exercise of set-off rights or otherwise;

(p) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the SPV or the Originator to qualify to do business or file any notice of business activity report or any similar report;

(q) any attempt by any Person to void, rescind or set-aside any transfer by the Originator to the SPV of any Pool Receivable and other Affected Asset under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(r) any action taken by the SPV, the Originator, or the Servicer (if the Originator or any Affiliate or designee of the Originator) in the enforcement or collection of any Pool Receivable;

(s) the use of the proceeds of any Loan.

Section 9.2. Indemnity for Taxes, Reserves and Expenses. (a) If any Regulatory Requirement:

(i) shall subject any Indemnified Party (or its applicable lending office) to any Tax, duty or other charge (other than Excluded Taxes) with respect to this

Agreement, the other Transaction Documents, maintenance or financing of the Affected Assets, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets (except for changes in the rate of general corporate, franchise, net income, other income tax or tax based on capital, net worth or comparable basis of measurement imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office or lending office with which the Loans are effectively connected is located); provided, however, that a Lender or the Administrator, as appropriate, making a demand for indemnity payment shall provide the SPV with a certificate from the relevant taxing authority or from a responsible officer of such Lender or the Administrator stating or otherwise evidencing that such Lender or the Administrator has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes.

(ii) shall impose, modify or deem applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, maintenance or financing of the Affected Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, maintenance or financing of the Affected Assets; or

(iii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets, or payments of amounts due hereunder or its obligation to advance funds hereunder under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the maintenance or financing of the Affected Assets;

and the result of any of the foregoing is: (i) to increase the cost to fund or maintain the Loans hereunder and under other Transaction Documents or a Program Support Agreement or to perform its obligations under this Agreement and the other Transaction Documents, or (ii) to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement and, the other Transaction Documents by an amount deemed by such Indemnified Party to be material, then the SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b) If any Indemnified Party shall have determined that after the date hereof, any Regulatory Requirement (including any changes in GAAP, but only to the extent the Indemnified Party seeks a similar indemnity from its customers generally), has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, the SPV shall pay in accordance with Section 2.16(b) to the Facility Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

(c) The Facility Agent shall promptly notify the SPV of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect any Indemnified Party’s right to receive such compensation as long as such notice is given to the SPV within 120 days after the such Indemnified Party acquires such knowledge. A notice by the Facility Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Facility Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) Anything in this Section 9.2 to the contrary notwithstanding, if any Lender enters into agreements for the acquisition of interests in receivables from one or more other Persons, such Lender shall allocate the liability for any amounts under this Section 9.2 which are in connection with a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider (“Additional Costs”) to the SPV and each such other Person; provided, however, that if such Additional Costs are attributable to the SPV, the Originator or the Servicer and not attributable to any other Person, the SPV shall be solely liable for such Additional Costs or if such Additional Costs are attributable to other special purpose vehicles and not attributable to the SPV, the Originator or the Servicer, such other Persons shall be solely liable for such Additional Costs.

(e) The SPV acknowledges that any Indemnified Party may institute measures in anticipation of a Regulatory Requirement (including, without limitation, the imposition of internal charges on such Purchaser’s interests or obligations under this Agreement), and may commence allocating charges to or seeking compensation from the SPV under this Section 9.2 in connection with such measures, in advance of the effective date of such Regulatory Requirement, and the SPV agrees to pay such charges or compensation to the Facility Agent, for the benefit of such Indemnified Party, following demand therefor without regard to whether such effective date has occurred. The SPV further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Indemnified Party.

Section 9.3. Taxes. (a) All payments and distributions made hereunder by the SPV or the Servicer (each, a “payor”) to any Lender or any Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties), but excluding franchise taxes, taxes imposed on or measured by the recipient’s net income or gross receipts, taxes based on capital, net worth or comparable basis of measurement and deductions or withholdings of United States Federal income taxes that (i) are incurred by an assignee if the related assignment is made in violation of Section 13.8 or (ii) could have been avoided in whole or in part by the timely filing by any Agent or Lender of one or more United States Internal Revenue Service forms (such excluded items being called “Excluded Taxes” and such remaining items being called “Taxes”). In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Agents an official receipt or other documentation satisfactory to the Agents evidencing such payment to such authority; and

(iii) pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure. Payor shall not be responsible for any incremental Taxes, interest, or penalties attributable to recipient’s failure to act in a timely manner.

(d) Without limiting anything provided above, each Lender that is not created or organized under the laws of the United States or a political subdivision thereof (each a “Non-U.S. Person”) shall deliver to the SPV (with a copy to the Facility Agent) (i) within 15 days after the date hereof, or, if later, the date on which such Lender becomes a Non-U.S.

Person, two (or such other number as may from time to time be prescribed by Applicable Laws or regulations) duly completed copies of IRS Form W-8BEN or W-8ECI (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Laws or regulations), as appropriate, to permit the SPV and the Facility Agent to make payments hereunder for the account of such Non-U.S. Person without deduction or withholding of United States federal income or similar taxes and (ii) upon request of the SPV or the Facility Agent as a result of the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 9.3(d), copies (in such numbers as may be from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the SPV or the Facility Agent to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar taxes.

Section 9.4. Mitigation Obligations. If an Indemnified Party requests compensation under Section 9.2, or if the SPV or the Servicer is required to pay any additional amount to the Facility Agent, for the benefit of such Indemnified Party, or any Official Body for the account of the Indemnified Party pursuant to Section 9.3, then the applicable Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 9.2 and 9.3, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The SPV hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

Section 9.5. Other Costs and Expenses; Breakage Costs. (a) The SPV agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Lenders and the Agents harmless against liability for the payment of, all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses (it being understood that each of the Facility Agent, the Lenders and the Administrators shall be represented by Chapman and Cutler, LLP and the SPV shall only be required to pay the fees and expenses of Chapman and Cutler, LLP, unless there shall exist a conflict of interest that shall prevent Chapman and Cutler, LLP from representing all such parties, in which case the SPV shall be required to pay the reasonable fees and expenses of the attorney representing each of such parties), accountants’ fees and expenses and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employee of any Lender and/or the Agents) or intangible, documentary or recording taxes incurred by or on behalf of the any Lender or the Agents (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Affected Assets) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Lender’s, or the Agents’ enforcement or preservation of rights (including the perfection and protection of Lender’s security interest in the Affected Assets under this Agreement), or (C) arising in connection with any audit (provided, however, that the obligations of the SPV hereunder shall be limited as set forth in

Section 5.1(d)), dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b) [Reserved.]

(c) The SPV shall pay the Facility Agent for the account of the Hedge Counterparties, as applicable, all Hedge Breakage Costs which are due and payable pursuant to the terms of the related Hedging Agreement on the date of any termination of the Commitment, release of Affected Assets, Securitization Date, or other date on which Hedge Breakage Costs are due and owing under a Hedging Agreement.

Section 9.6. Indemnities by the Servicer. Without limiting any other rights which the Agents or the Lenders or the other Indemnified Parties may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify (without recourse, except as otherwise specifically provided in this Agreement) the SPV and the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Servicer Report (to the extent provided by the Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract, or (d) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof; excluding, however, (a) Indemnified Amounts resulting from gross negligence or willful misconduct on the part of such Indemnified Party and (b) Indemnified Amounts to the extent solely due to non-payment by any Obligor of an amount due and payable with respect to a Pool Receivable for credit reasons.

Section 9.7. Contest Rights. In the event any claim, action, proceeding or suit is brought against any Indemnified Party with respect to which the SPV would be required to indemnify such Indemnified Party for Taxes under Section 9.1, Section 9.2 or Section 9.3, such Indemnified Party shall promptly give notice or any such claim, action, proceeding or suit to the SPV. The SPV may, at the SPV’s sole cost and expense, resist and defend such action, suit or proceeding in the name of the Indemnified Party (or in the name of the SPV if legally entitled to do so), or cause the same to be resisted or defended by counsel selected by the SPV and reasonably satisfactory to such Indemnified Party.

ARTICLE X

THE AGENTS

Section 10.1. Appointment and Authorization of Agents. Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, no Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Each Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.3. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by the SPV, the Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the SPV, the Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the SPV, the Originator or the Servicer or any of their respective Affiliates.

Section 10.4. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the SPV, the Originator and the Servicer), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Lenders or, if required hereunder, all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Section 10.5. Notice of Termination Event, Potential Termination Event or Servicer Default. No Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless such Agent has received written notice from a Lender or the SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable. Such Agent will notify the Lenders of its receipt of any such notice. Such Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event or Termination Event as may be requested by the Majority Lenders, provided, however, that, unless and until such Agent shall have received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event or Termination Event as it shall deem advisable or in the best interest of the Lenders.

Section 10.6. Credit Decision; Disclosure of Information by the Agents. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the SPV, the Servicer, the Originator or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer, the Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the SPV hereunder. Each Lender also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer or the Originator. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by any Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPV, the Servicer, the Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

Section 10.7. Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand each of its Agent-Related Persons (to the extent not reimbursed by or on behalf of the SPV and without limiting the obligation of the SPV to do so as otherwise provided herein), pro rata, based on the amount of the Loans funded by such Lender, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall severally reimburse its Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the SPV as otherwise provided herein. The undertaking in this Section 10.7 shall survive payment on the Final Payout Date and the resignation or replacement of any Agent.

Section 10.8. Agent in Individual Capacity. Each Agent (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the SPV, the Originator and the Servicer or any of their Subsidiaries or Affiliates as though such Agent was not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding the SPV, the Originator, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. Each Agent may, in its individual capacity, makes Loans by assignment from a Lender or otherwise in accordance herewith and in such event such Agent shall have the same rights and powers under this Agreement as any other Lenders and may exercise the same as though it were not an Agent, and the terms “Lender”, shall, unless the context otherwise indicates, include the Agent in its individual capacity.

Section 10.9. Resignation of Facility Agent. The Facility Agent may resign as Facility Agent upon thirty (30) days’ notice to the Lenders and the SPV and effective upon appointment of its successor as hereinafter provided. If the Facility Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Administrators a successor agent for the

Lenders, which, unless a Termination Event or a Potential Termination Event exists, shall be reasonably satisfactory to the SPV. If no successor agent is appointed prior to the end of such thirty (30) day period, the Facility Agent may appoint, after consulting with the Lenders a successor agent from among the Administrators. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Facility Agent and the term “Facility Agent” shall mean such successor agent and the retiring Facility Agent’s appointment, powers and duties as Facility Agent shall be terminated. After any retiring Facility Agent’s resignation hereunder as Facility Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement.

Section 10.10. Payments by the Agents. Unless specifically allocated to a Lender pursuant to the terms of this Agreement, all amounts received by any Agent on behalf of the Lenders shall be paid by such Agent to the Lenders (at their respective accounts specified herein or in their respective Assignment and Assumption Agreements), pro rata in accordance with their respective outstanding funded portions of the Loans on the Business Day received by such Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case such Agent shall use its reasonable efforts to pay such amounts to the Lenders on such Business Day, but, in any event, shall pay such amounts to the Lenders not later than the following Business Day.

ARTICLE XI

THE BACKUP SERVICER

Section 11.1. Representations of Backup Servicer. The Backup Servicer makes the following representations and warranties:

(a) The Backup Servicer has been duly organized and is validly existing as a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted.

(b) The Backup Servicer has the power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to carry out its respective terms, and the execution, delivery, and performance of this Agreement and any other Transaction Document to which it is a party shall have been duly authorized by the Backup Servicer by all necessary corporate action.

(c) This Agreement and any other Transaction Document to which it is a party constitutes a legal, valid, and binding obligation of the Backup Servicer enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(d) The entering into of this Agreement and the other Transaction Documents to which it is a party and the performance by the Backup Servicer of its obligations under such agreements and the consummation of the transactions herein and therein contemplated will not (i) conflict with the organizational documents of the Backup Servicer or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, mortgage, deed of trust or other such instrument to which the Backup Servicer is a party or by which it is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Backup Servicer pursuant to the terms of any material agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject; or (iii) result in any violation of any statute or any order, rule or regulation of any court or any regulatory authority or other governmental agency or body having jurisdiction over it or any of its properties.

(e) There are no proceedings or investigations pending or, to the Backup Servicer’s best knowledge, threatened before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Backup Servicer or its properties (i) asserting the invalidity of this Agreement or any of the other Transaction Documents to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents to which it is a party, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Documents to which it is a party.

(f) The Backup Servicer has and shall preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary or desirable to enable it to perform its duties as Backup Servicer and successor Servicer under this Agreement or under any of the other Transaction Documents to which it is a party, except where the failure to so qualify would not have a Material Adverse Effect.

(g) The Backup Servicer has operated its business in accordance with all Applicable Laws and regulations and it is not in violation of any such laws or regulations other than such violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse affect on its business or assets, or its ability to perform its obligations under this Agreement.

Section 11.2. Merger or Consolidation of, or Assumption of the Obligations of, Backup Servicer. Any Person (a) into which the Backup Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Backup Servicer shall be a party, or (c) which may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

Section 11.3. Backup Servicer Resignation and Removal. (a) The Backup Servicer shall not resign from its obligations and duties under this Agreement or any other Transaction Document to which it is a party except (a) as required in Section 11.2 above, (b) upon determination that the performance of its duties shall no longer be permissible under Applicable Law (any such determination permitting the resignation of the Backup Servicer shall be evidenced by an opinion of counsel to such effect delivered to the Facility Agent), or (c) with the prior written consent of the Facility Agent, but only if, in any such case, a replacement Backup Servicer is found that (i) is experienced in the business of acting as servicer with respect to financial agreements of the type comprising the Pool Receivables and (ii) will provide backup servicing and agree to become the successor Servicer on the same terms as then in effect under this Agreement and the other Transaction Documents.

(b) The Servicer may, with the prior written consent of the Facility Agent, terminate the Backup Servicer for cause.

(c) Upon the Backup Servicer’s resignation or termination pursuant to Section 11.2 or this Section 11.3, notice thereof shall be provided to the Facility Agent and the Lenders, and the Backup Servicer shall comply with the provisions of this Agreement and the other Transaction Documents to which it is a party until the acceptance of a successor Backup Servicer acceptable to the Facility Agent.

Section 11.4. Obligations of Backup Servicer. (a) The Backup Servicer shall serve in a reserve capacity to the Servicer, and shall be willing to assume the duties of the Servicer on direction from the Facility Agent. In its capacity as Backup Servicer, the Backup Servicer shall perform the following duties:

(i) On a monthly basis, receive from the Servicer month-end portfolio file extracted from the Servicers’ servicing system in a mutually agreed upon format containing the Pool Receivables sold to the SPV;

(ii) on a monthly basis, receive from the Servicer, the Servicer Report which includes information for all Receivables purchased by the SPV;

(iii) on a monthly basis, the Backup Servicer shall load the Servicer’s month-end portfolio file onto the Backup Servicer’s data warehouse system; and

(iv) the Backup Servicer shall then reconcile the Net Book Value of the Pool Receivables and the amount of Collections from the Servicer Report received from the Servicer to the information on the Backup Servicer’s data warehouse system and reconcile any differences with the Servicer.

(b) Other than as specifically set forth elsewhere in this Agreement or in any other Transaction Document, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.

(c) The Backup Servicer shall consult fully with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation to succeed at any time to the duties and obligations of the Servicer as servicer under Section 7.1.

Section 11.5. Backup Servicer Compensation. As compensation for the performance of its obligations as Backup Servicer under this Agreement and the other Transaction Documents to which it is a party, the Backup Servicer shall be entitled to receive the Backup Servicer Fee.

Section 11.6. Duties and Responsibilities. (a) The Backup Servicer shall perform such duties and only such duties as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party, and no implied covenants or obligations shall be read into this Agreement against the Backup Servicer.

(b) In the absence of bad faith or negligence on its part, the Backup Servicer may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement and the other Transaction Documents to which it is a party; but in the case of any such certificates or opinions, which by any provision hereof are specifically required to be furnished to the Backup Servicer, the Backup Servicer shall be under a duty to examine the same and to determine whether or not they conform to the requirements of this Agreement and the other Transaction Documents to which it is a party. Neither the Backup Servicer nor any of its officers, employees or agents shall be liable to the Servicer, the SPV, the Facility Agent or the Lenders for any action taken or for refraining from the taking of any action in accordance with customary industry standards for servicing leases and loans of the type which comprise the Pool Receivables, or for mistakes or errors in judgment; provided, however, that (i) this provision shall not protect the Backup Servicer from liability to the Servicer, the SPV, the Facility Agent or the Lenders for any losses, claims, liabilities, or damages incurred by such party by reason of willful misconduct or gross negligence of the Backup Servicer in the performance of its duties and obligations hereunder, and (ii) in the event that the Backup Servicer becomes the successor Servicer hereunder, the Backup Servicer’s duties and responsibilities as Servicer will be as set forth elsewhere in this Agreement and it will no longer be subject to the terms of this Section 11.6. Subject to the preceding sentence, in no event will the Backup Servicer be liable to the Servicer, the SPV, the Facility Agent or the Lenders for any losses, claims, liabilities or damages incurred by such party arising out of or relating to the acts or omissions of the Backup Servicer in reliance in good faith on any document which is prepared or furnished to it by Servicer or by such other party. No damages shall be assessed or charged against the Backup Servicer when any delay or breach on its part is caused by the failure of the Servicer, the SPV, the Facility Agent or the Lenders to furnish input or information required of such party, the failure of any utility or communications company to furnish services or for any other reasons beyond the control of the Backup Servicer.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer shall only be required to perform its obligations in the time and manner set forth in this Agreement if, and to the extent, any information which is required to be delivered to the Backup Servicer or any information on which the Backup Servicer is authorized to rely on, is delivered to the Backup Servicer in accordance with provisions of this Agreement or is provided to the Backup Servicer in a format that is reasonably acceptable to the Backup Servicer, as applicable; provided, however, that nothing in this paragraph shall be construed to relieve the Backup Servicer of its obligations under this Agreement if the failure to appropriately deliver or provide any such information to the Backup Servicer is remedied or is otherwise reasonably available to the Backup Servicer without undue cost or time.

(d) The terms of this Section 11.6 shall survive the termination of the Backup Servicer’s obligations hereunder.

ARTICLE XII

THE CUSTODIAN

Section 12.1. Custodian and Custodial Agreement. At all times after the Closing Date, the SPV and the Servicer shall cause a Custodial Agreement to be in effect on terms and conditions reasonably satisfactory to the Facility Agent and shall cause there to be an acting Custodian appointed thereunder (and who has accepted such appointment). Upon the resignation of any Custodian, the SPV and the Servicer shall take all actions requested by the Facility Agent to appoint a successor Custodian who is reasonably satisfactory to the Facility Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the rights and remedies of the Facility Agent, the Lenders and the Administrators with respect to any representation and warranty made or deemed to be made by the SPV pursuant to this Agreement, (ii) the indemnification provisions of Article X, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 13.11, 13.12 and 13.13, shall be continuing and shall survive any termination of this Agreement.

Section 13.2. Waivers; Amendments. (a) No failure or delay on the part of the Facility Agent, the Lenders, or the Administrators in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Applicable Law.

(b) Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPV, the Originator (if a party thereto), the Servicer (if a party thereto) and the Majority Lenders (and, if Article IX or the rights or duties of the Agents are affected thereby, by the Agents); provided that (x) no such amendment or waiver shall, unless signed by a Lender, (i) increase the Commitment of such Lender, (ii) reduce the outstanding principal amount of the Loans or rate of interest to accrue thereon or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of any Loan and interest thereon with respect thereto or any fees or other amounts payable to such Lender hereunder or for termination of its Commitment, (iv) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Facility Agent or the Lenders or (v) extend or permit the extension of the Amortization Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Lender), and (y) no such amendments shall, unless signed by all the Lenders, (i) change the percentage of the Commitments of the Lenders which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (ii) change the definition of the term Majority Lenders and provided, further, that the signature of the SPV shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not CCG or any Affiliate of CCG or a Successor Servicer is designated by the Facility Agent pursuant to Section 7.1. In the event the Facility Agent requests a Lender’s consent pursuant to the foregoing provisions and the Facility Agent does not receive a consent (either positive or negative) from the such Lender within thirty (30) days of such Lender’s receipt of such request, then such Lender (and its percentage interest hereunder) shall be considered not to have given consent.

Section 13.3. Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 13.3 or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in Schedule 13.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in Schedule 13.3, provided that a Borrowing Request shall only be effective upon receipt by the applicable Agent. However, anything in this Section 13.3 to the contrary notwithstanding, the SPV hereby authorizes the Facility Agent and the Lenders to make investments in Eligible Investments and to make Loans based on telephonic notices made by any Person which a Lender in good faith believes to be acting on behalf of the SPV. The SPV agrees to deliver promptly to the Lenders a written confirmation of each telephonic notice signed by an authorized officer of SPV. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by any Lender, the records of such Lender shall govern.

Section 13.4. Governing Law; Submission to Jurisdiction; Appointment of Service Agent. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of law principles thereof other than Section 5-1401 of the New York general Obligations Law). Each of the SPV and the Servicer hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York for purposes of all legal proceedings arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Each of the SPV and the Servicer hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 13.4 shall affect the right of the Lenders to bring any action or proceeding against any of the SPV or the Servicer or any of their respective property in the courts of other jurisdictions.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

Section 13.5. Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 13.6. Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

Section 13.7. Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

Section 13.8. Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the SPV nor the Servicer may assign any of its rights or delegate any of its duties hereunder or under the First Tier Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agents. Except as provided in clauses (b), (e), or (h) below, no provision of this Agreement shall in any manner restrict the ability of any Lender to assign, participate, grant security interests in, or otherwise transfer its interest in any portion of the Loans.

(b) Any Lender may assign all or any portion of its Commitment and its interest in the Loans and its other rights and obligations hereunder to any Person with the written approval of the SPV (which approval shall not be unreasonably withheld or delayed), each Administrator, on behalf of the related Lender, and the Facility Agent (which approval shall not be unreasonably withheld or delayed); provided, however, such consent of the SPV shall not be required in the case of an assignment to any Administrator or Program Support Provider, an Affiliate of any

Administrator or Program Support Provider, or any commercial paper conduit administered by any Administrator or Program Support Provider which commercial paper conduit’s commercial paper has a rating equal to or greater than the rating of the Commercial Paper of the assigning Lender. In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and its interest in the Loans and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Facility Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Loans for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Loans which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Facility Agent and the SPV. All costs and expenses of the Facility Agent incurred in connection with any assignment hereunder shall be borne by (A) the Servicer or the SPV, as the case may be, if such assignment is made at the request of the Servicer or the SPV, and (B) in all other circumstances, the assignor. No Lender shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Program Support Agreement to which it is a party or under which it has acquired a participation.

(c) If any assignee shall petition the SPV for any amounts under Section 9.2 or Section 9.3, then the SPV may designate a replacement financial institution, with the Facility Agent’s consent (which consent shall not be unreasonably withheld or delayed), to which such assignee shall, subject to its receipt of an amount equal to its interest in the Loans, and accrued and unpaid interest thereon and fees in connection therewith, promptly assign all of its rights, obligations and such assignee’s Commitment and interest in the Loans for all purposes of this Agreement and under the other Transaction Documents to which such assignee is or, immediately prior to such assignment, was a party.

(d) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the SPV, the Originator or the Servicer or the performance or observance by the SPV, the Originator, or the Servicer of any of their respective obligations under this Agreement, the First Tier Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the First Tier Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Facility Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Facility Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against the Lender any proceeding of the type referred to in Section 13.11 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by such Lender.

(e) Each of the SPV and the Servicer hereby agrees and consents to the assignment by any Lender from time to time of all or any part of its rights under and interest in this Agreement and the Affected Assets to its Program Support Provider.

(f) Upon any assignment pursuant to this Agreement, each assignee warrants, as of the date of such assignment, that it is not subject to any taxes, charges, levies or withholdings with respect to payments under this Agreement that are imposed by means of withholding by any applicable taxing authority (“Withholding Tax”). Each assignee agrees to provide the Facility Agent, from time to time upon the Facility Agent’s request, completed and signed copies of any documents that may be required by an applicable taxing authority to certify such assignee’s exemption from Withholding Tax with respect to payments to be made to such assignee under this Agreement. The SPV’s obligations under Section 7.3 do not apply to any Taxes that arise as a result of a breach of any representation or covenant above.

(g) [Reserved.]

(h) Notwithstanding any other provision of this Section 13.8, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of capital and yield) under this Agreement or under the Program Support Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the SPV or any Agent; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or under the Program Support Agreement, as the case may be, or substitute any such pledgee or grantee for such Lender as a party hereto or to the Program Support Agreement, as the case may be.

(i) The SPV shall pay to the Facility Agent, for the account of the related Conduit Lender, in connection with any assignment by such Conduit Lender to any Program Support Providers pursuant to this Section 13.8 on the Settlement Date on which such interest is payable, an aggregate amount equal to all interest accrued on the Loans to the extent attributable to the portion of the Loans so assigned to such Program Support Providers (as determined immediately prior to giving effect to such assignment), plus all other Senior Obligations (excluding the principal amount of the Loans) owing by the SPV to such Conduit Lender. If the SPV fails to make payment of such amounts at or prior to the time of assignment by any Conduit Lender to the related Program Support Providers, such amount shall be paid by such Program Support Providers (in accordance with their respective Pro Rata Shares) to such Conduit Lender as additional consideration for the interests assigned to such related Program Support Providers and the amount of the outstanding principal amount of the Loans maintained by the related Program Support Providers shall be increased by an amount equal to the additional amount so paid by the related Program Support Providers.

Section 13.9. Waiver of Confidentiality. Each of the SPV and the Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Facility Agent, any Lender or any Administrator to any other Lender or potential Lender, any Agent, any nationally recognized statistical rating organization rating each Lender’s Commercial Paper, any dealer or placement agent of or depositary for such Lender’s Commercial Paper, any Program Support Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document, provided that each such Person shall agree to comply with Section 13.10 hereof with respect to such non-public information of the SPV, the Servicer and the Originator, as the case may be.

Section 13.10. Confidentiality Agreement. (a) Each of the SPV and the Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Lender, the Facility Agent, any Administrator or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (b) as otherwise required by Applicable Law or order of a court of competent jurisdiction.

(b) Each of the Facility Agent, the Administrators and the Lenders hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to the SPV, the Servicer and the Originator to any other Person except to: (a) any Person that may become an Agent, a Lender or a Program Support Provider hereunder, (b) its auditors and attorneys, employees or financial advisors and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information and have been instructed to keep such information confidential, or (c) as otherwise required by Applicable Law or order of a court of competent jurisdiction.

(c) Notwithstanding clause (a) or (b) of this Section 13.10 or any other provision herein express or implied to the contrary, each party hereto, (and each employee, representative or other agent of such party), may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities Laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.601 l-4(c).

Section 13.11. No Bankruptcy Petition Against Conduit Lender. Each of the parties hereto hereby covenants and agrees that, prior to the date which is two (2) years and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any proceeding of a type referred to in the definition of Event of Bankruptcy.

Section 13.12. Reserved.

Section 13.13. No Recourse Against Conduit Lenders, Stockholders, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Conduit Lender under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Lender and shall be payable solely to the extent of funds received from the SPV in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Conduit Lenders contained in this Agreement shall be had against any stockholder, employee, officer, director (including any corporation or entity which provides services of independent directors to any Conduit Lender, such corporation or entity, a “Corporate Service Provider”) or incorporator of the Conduit Lenders or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Conduit Lenders, and that no personal liability whatsoever shall attach to or be incurred by the stockholder, employee, officer, director (including any Corporate Service Provider) or incorporator of the Conduit Lenders or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Conduit Lenders contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Conduit Lenders of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, every such stockholder, employee, officer, director (including any Corporate Service Provider) or incorporator of the Conduit Lenders or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this Section 13.13 shall not relieve any such stockholder, employee, officer, director (including any Corporate Service Provider) or incorporator of the Conduit Lenders or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

Section 13.14. No Recourse Against Stockholders, Officers, Members or Directors of the SPV, the Originator, the Servicer. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each SPV, the Originator and the Servicer under this Agreement and all other Transaction Documents are solely the corporate or limited liability company obligations of such Person. No recourse under any obligation, covenant or agreement of the SPV, the Originator or the Servicer contained in this Agreement shall be had against any stockholder, employee, member, officer, director or incorporator of such Person or beneficial owner of any such Person, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate or limited liability company’s obligation of the SPV, the Originator and the Servicer, as the case may be, and that no personal liability whatsoever shall attach to or be incurred by the stockholder, employee, member, officer, director or incorporator of such Person or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Person of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, every such stockholder, employee, officer, director or incorporator of the SPV, the Originator or the Servicer or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this Section 13.14 shall not relieve any such stockholder, employee, member, officer, director or incorporator of the SPV, the Originator or the Servicer, as the case may be, or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CCG RECEIVABLES VI, LLC,
as SPV

By:	/s/ E.R. Gebhart

	Name:	E.R. Gebhart
	Title:	CFO and Treasurer

COMMERCIAL CREDIT GROUP INC.,
as Servicer

By:	/s/ E.R. Gebhart

	Name:	E.R. Gebhart
	Title:	SVP and CFO

JUPITER SECURITIZATION COMPANY LLC,
as Lender

By:	JPMorgan Chase Bank, N.A., as its attorney-in-fact

By:	/s/ Kyle B. Sneed

	Name:	Kyle B. Sneed
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Facility Agent

By:	/s/ Kyle B. Sneed

	Name:	Kyle B. Sneed
	Title:	Vice President

S-1

JPMORGAN CHASE BANK, N.A.,
as Administrator

By:	/s/ Kyle B. Sneed

	Name:	Kyle B. Sneed
	Title:	Vice President

PORTFOLIO FINANCIAL SERVICING COMPANY,
as Backup Servicer

By:	/s/ John Enyart

	Name:	John Enyart
	Title:	President

S-2

SCHEDULE I

COMMITMENT AMOUNT

LENDER	COMMITMENT

Jupiter Securitization Company LLC	$100,000,000

SCHEDULE 3.1(S)

LIST OF LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS, COLLECTION ACCOUNT INFORMATION

LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Account number 2000026298881 of CCG maintained with Wells Fargo Bank, National Association, having offices located at 1 South Broad Street, Mail Code: PA 1227, Philadelphia, Pennsylvania and 401 S. Tryon Street, 10th Floor, TS Legal Risk Mgmt., Mail Code NC0817, Charlotte, North Carolina 28288.

COLLECTION ACCOUNT

Account number 4104093497 of the SPV maintained with Wells Fargo Bank, National Association, having offices located at 1 South Broad Street, Mail Code: PA 1227, Philadelphia, Pennsylvania and 401 S. Tryon Street, 10th Floor, TS Legal Risk Mgmt., Mail Code NC0817, Charlotte, North Carolina 28288.

SCHEDULE 3.1(aa)

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Agreement, to induce the Lenders, the Agents and the Administrators to enter into the Agreement and, in the case of the lenders, to make the Loans hereunder, each of the SPV and the Servicer hereby represents, warrants, and covenants to the Agents, the Administrators and the Lenders as to itself as follows on the date hereof and on each Borrowing Date thereafter:

GENERAL

1. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables pledged in favor of the Facility Agent (for the benefit of the Secured Parties), which security interest is prior to all other Adverse Claims, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding, and is enforceable as such as against creditors of and purchasers from the SPV.

The Pool Receivables constitute “accounts,” “instruments,” “general intangibles,” or “tangible chattel paper” within the meaning of the UCC.

2. The Collection Account and all subaccounts thereof (collectively, the “Deal Accounts”), constitute either a deposit account, a securities account or securities entitlement.

3. The SPV has taken all steps necessary to perfect its security interest against the Obligor in the Equipment securing the Pool Receivables.

4. The SPV has received all consents and approvals required by the terms of the Pool Receivables to the pledge of a security interest in the Pool Receivables hereunder to the Facility Agent (for the benefit of the Secured Parties).

CREATION

5. The SPV owns and has good and marketable title to any transferred Pool Receivable free and clear of any Adverse Claim, claim or encumbrance of any Person, excepting other Permitted Adverse Claims and liens for taxes, assessments or similar governmental charges or levies that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Adverse Claim attaches is not impaired during the pendency of such proceeding.

PERFECTION

6. The SPV has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the sale of the Pool Receivables from the Originator to the SPV, and the security interest in the Pool Receivables granted to the Facility Agent (for the benefit of the Secured Parties) hereunder.

7. With respect to the Deal Accounts that constitute deposit accounts, upon formation of any such accounts, the SPV shall take all steps necessary to cause the Facility Agent (for the benefit of the Secured Parties) to become the account holder of the Deal Accounts.

8. There are no Deal Accounts that constitute securities accounts or securities entitlements.

PRIORITY

9. Other than the transfer of the Pool Receivables to the SPV under the First Tier Agreement and the security interest granted to the Facility Agent (for the benefit of the Secured Parties) pursuant to the Agreement or as otherwise permitted under the First Tier Agreement, the SPV has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Receivables or the Deal Accounts. The SPV has not authorized the filing of, nor is aware of any financing statements against the SPV or the Originator that include a description of collateral covering the Pool Receivables or the Deal Accounts other than any financing statement relating to the transfer of Pool Receivables under the First Tier Agreement or the security interest granted to the Facility Agent (for the benefit of the Secured Parties) hereunder or that has been or is being terminated in connection with the execution of the Agreement. The SPV is not aware of any judgment or tax lien filings against the SPV.

10. None of the Deal Accounts that are securities accounts are in the name of any person other than the SPV or the Facility Agent (for the benefit of the Secured Parties). The SPV has not consented to the securities intermediary of any Deal Account to comply with entitlement orders of any person other than the Facility Agent (for the benefit of the Secured Parties).

11. None of the Deal Accounts that are deposit accounts are in the name of any person other than the SPV or the Agent (for the benefit of the Secured Investors). The SPV has not consented to the bank maintaining the Deal Accounts to comply with instructions of any person other than the Facility Agent (for the benefit of the Secured Parties).

12. With respect to Receivables which constitute “tangible chattel paper” or “instruments” within the meaning of the UCC, the Custodian, as agent for the SPV, has in its possession all original copies of the instruments that constitute or evidence the Pool Receivables.

The Contracts and instruments that constitute or evidence the Pool Receivables do not have any marks or notation indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Facility Agent (for the benefit of the Secured Parties). All financing statements filed or to be filed against the SPV in favor of the Facility Agent (for the benefit of the Secured Parties) in connection herewith describing the Pool Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement which is not permitted under the Agreement will violate the rights of the Facility Agent (for the benefit of the Secured Parties).”

13. Survival of Perfection Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any termination of the Commitments of the Lenders) until the occurrence of the Final Payout Date.

14. No Waiver. The parties to the Agreement: (i) shall not, without obtaining a confirmation of the then-current rating of the commercial paper of the Conduit Lenders, waive any of the Perfection Representations; (ii) shall provide the rating agencies then rating the commercial paper of the Conduit Lenders with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining a confirmation of the then-current rating of the commercial paper of the Conduit Lenders (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

SCHEDULE 13.3

NOTICE AND PAYMENT INFORMATION

1.	NOTICE INFORMATION:

COMMERCIAL CREDIT GROUP INC.

Suite 1450

227 West Trade Street

Charlotte, NC 28202

704-731-0031

Attn: Roger Gebhart - SVP and CFO

CCG RECEIVABLES VI, LLC

Suite 1450A

227 West Trade Street

Charlotte, NC 28202

704-944-2765

Attn: Roger Gebhart - CFO

JUPITER SECURITIZATION COMPANY LLC

Asset-Backed Securities - Conduit

Chase Tower

10 South Dearborn Street

Mail Code IL 1-0079

Chicago, Illinois 60603

Facsimile: (312)732-1844

Telephone: (312)732-4445

Email:	abs.treasury.dept@jpmorgan.com abf.operations@jpmorgan.com kyle.b.sneed@jpmorgan.com

JPMORGAN CHASE BANK, N.A.

Asset-Backed Securities - Conduit

Chase Tower

10 South Dearborn Street

Mail Code IL 1-0079

Chicago, Illinois 60603

Facsimile: (312)732-1844

Telephone: (312)732-4445

Email:	abs.treasury,dept@jpmorgan.com abf.operations@jpmorgan.com kyle.b.sneed@jpmorgan.com

2.	PAYMENT INFORMATION:

SPV’S ACCOUNT:

Account number 4104093497 of CCG maintained with CCG’s Designated Account Bank, or such other deposit account of CCG or the SPV (located within the United States) has been designated as such, in writing, by the SPV to the Facility Agent.

“Designated Account Bank” means Wells Fargo Bank, National Association, having its office located at:

1 South Broad Street

MAC: Y1375-052

Philadelphia, PA 19107

401 S. Tryon Street

7th Floor, TS Legal Risk Mgmt.

MAC: D1129-072

Charlotte, NC 28282

JUPITER SECURITIZATION COMPANY LLC

WIRING INSTRUCTIONS FOR PRINCIPAL PAYMENTS, ONGOING INTEREST, UPFRONT FEES AND OTHER FEES:

Bank: JPMorgan Chase Bank, NA

ABA#: 021-000-021

Acct #: 5948118

Acct. Name: Jupiter Securitization Company LLC

SWIFT Address: CHASUS33XXX

Reference: CCG Receivables VI, LLC

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the LOAN AND ADMINISTRATION AGREEMENT dated as of January 8, 2014 (as it may be amended or otherwise modified from time to time, the “Agreement”) among CCG RECEIVABLES VI, LLC, a Delaware limited liability company (the “SPV”). COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial Servicer, PORTFOLIO FINANCIAL SERVICES COMPANY, as Backup Servicer, JUPITER SECURITIZATION COMPANY LLC, as Lender, JPMORGAN CHASE BANK, N.A., as Administrator. JPMORGAN CHASE BANK, N.A., as Facility Agent for the Lenders and THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES THERETO. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Agreement.

[                    ] (the “Assignor”) and [                    ] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation and warranty, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Transaction Documents. Such interest, expressed as a pro rata share of all rights and obligations of the Assignor, shall be equal to the percentage equivalent of a fraction the numerator of which is $[        ] and the denominator of which is the total Commitments of all Lenders. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth on the signature page hereto.

2. [In consideration of the payment of $[        ], being [    ]% of the existing outstanding principal amount of the Loans, and of $[        ], being [    ]% of the aggregate unpaid accrued interest thereon, receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Facility Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, a [    ]% interest in and to all of the Assignor’s right, title and interest in and to the outstanding principal amount of the Loans purchased by the Assignee on [            ], 20[        ] under the Agreement.]

3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the SPV or the Servicer or the Originator or the performance or observance by any of the SPV, the Servicer or the Originator of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

4. The Assignee (i) confirms that it has received a copy of the Agreement and the First Tier Agreement together with copies of the financial statements referred to in Section 5.1 of the Agreement, to the extent delivered through the date of this Assignment and Assumption Agreement (the “Assignment”), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Facility Agent, any of its Affiliates, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document; (iii) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement and the other Transaction Documents as are delegated to the Facility Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof.

5. The effective date for this Assignment shall be the later of (i) the date on which the Facility Agent receives this Assignment executed by the parties hereto and receives the consent of the [applicable] Administrator, on behalf of the Lender, and (ii) the date of this Assignment (the “Effective Date”). Following the execution of this Assignment and the consent of the [applicable] Administrator, on behalf of the Lender, this Assignment will be delivered to the Facility Agent for acceptance and recording.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Facility Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments in respect of such interest in outstanding principal of the Loans and all accrued and unpaid interest thereon and fees to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8. The Assignee shall not be required to fund hereunder an aggregate amount at any time outstanding in excess of $[         ], minus the aggregate outstanding amount of any interest funded by the Assignee in its capacity as a participant under the Program Support Agreement.

9. The Assignor agrees to pay the Assignee its pro rata share of fees in an amount equal to the product of (a) [            ] per annum and (b) the [Commitment] during the period after the Effective Date for which such fees are owing and paid by the SPV pursuant to the Agreement.

10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11. This agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

12. If any one or more of the covenants, agreements, provisions or terms of this agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this agreement and shall in no way affect the validity or enforceability of the other provisions of this agreement.

13. This agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this agreement shall be effective as delivery of an executed counterpart hereof.

14. This agreement shall be binding on the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Consented to this day of 201

[ ], as Administrator for [name of the Lender]

By:
Name:
Title:

Consented to this day of 201

JPMORGAN CHASE BANK, N.A. as the Facility Agent

By:
Name:
Title:

Consented to this day of 201

CCG RECEIVABLES VI, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF CONTRACT[S]

LEASE AGREEMENT (“Lease”) - COMMERCIAL CREDIT GROUP INC. (“Lessor”)

“LESSEE”		“SUPPLIER”

(Name)		(Name)

(Address)		(Address)

(City)	(County) (State & zip code)	(City)	(County) (State & zip code)

(Tax I.D Number)		(Tax I.D. Number)

Description of Property leased (including make, year, model, specifications and serial number):
Quantity	Year	Manufacturer	Model	Specifications	Serial Number

Location of Property if different from Lessee’s address above (street, city, county,  state, zip):

Amount of Each Rent Installment	Total Number of Rent Installments	Total Rent	Initial Term of Lease (Number of Months)	First Rent Installment Plus Any Advance Rent	Due Date of Second Rent Installment	Monthly Renewal Rent
$		$		$		$
Plus All Taxes		Plus All Taxes		Plus All Taxes		Plus All Taxes

1. Lessee hereby leases from Lessor, and Lessor leases to Lessee, the Property described above and in any schedule made part hereof (herein called “Property”) which Lessee warrants shall be used for commercial purposes only and not for any agricultural purpose. Lessee hereby agrees and promises to pay to Lessor at such place as the Lessor may from time to time appoint, the Total Rent which equals the number of Rent Installments specified herein, multiplied by the amount of each Rent Installment in the manner and installments described above, plus all taxes. The Initial Term of this Lease commences upon the acceptance hereof by Lessor and ends upon the expiration of the number of months specified above (for the Initial Term of Lease) after the Rent Commencement Date, which date shall be the date upon which the supplier completes shipment of the Property to Lessee. Any deposit or acceptance of such sum by Lessor shall not be deemed acceptance of this Lease. Unless otherwise agreed in writing by the Lessor, the First Rent Installment plus any Advance Rent shall be paid on or before the Rent Commencement Date. In no event shall the First Rent Installment or Advance Rent be refunded to Lessee. Any Advance Rent is paid to Lessor without charge or interest and may be applied by Lessor, in its sole discretion, against the unpaid installments of Rent hereunder in the inverse order of their respective maturities, but Lessor shall not be obligated to do so. Rent Installments for the Initial Term shall continue on the same date of each successive month until the Total Rent and any other sums payable hereunder are paid in full. Lessee will pay in advance to Lessor, if so requested, any personal property tax as estimated by Lessor, pro-rated on a monthly basis.

2. Lessee requests Lessor to purchase Property of the type and quantity specified above from the Supplier named above and agrees upon written acceptance hereof, signed at Lessor’s office by an authorized officer of Lessor, to lease said Property from Lessor on the terms and conditions of this Lease. Lessor agrees to order such Property from said Supplier, but shall not be liable for specific performance of this Lease or for damages if for any reason the supplier delays or fails to fill the order. Lessee shall accept such Property upon delivery, and hereby authorizes Lessor to add to this Lease the serial number of each item of Property so delivered. Any delay in such delivery shall not affect Lessee’s obligations hereunder. LESSEE REPRESENTS THAT LESSEE HAS SELECTED THE PROPERTY LEASED HEREUNDER PRIOR TO HAVING REQUESTED LESSOR TO PURCHASE THE PROPERTY. LESSEE AGREES THAT THE PROPERTY IS LEASED “AS IS” AND IS OF A SIZE, DESIGN, CAPACITY AND USE SELECTED BY LESSEE AND LESSEE IS SATISFIED THAT THE PROPERTY IS SUITABLE FOR LESSEE’S PURPOSES AND THAT LESSOR MAKES NO REPRESENTATIONS OR WARRANTIES ASSOCIATED WITH THE PROPERTY. LESSEE HEREBY EXPRESSLY WAIVES AS TO LESSOR, ALL WARRANTIES WITH RESPECT TO THE PROPERTY INCLUDING BUT NOT LIMITED TO ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, QUALITY, CAPACITY, OR WORKMANSHIP AND ALL EXPRESS OR IMPLIED WARRANTIES AGAINST PATENT OR COPYRIGHT INFRINGEMENTS OR LATENT DEFECTS, WHETHER APPARENT OR HIDDEN. IN NO EVENT SHALL LESSOR BE LIABLE (INCLUDING WITHOUT LIMITATION, ANY THEORY OF TORTS) FOR ANY LOSS OF USE, REVENUE, ANTICIPATED PROFITS OR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE LEASE OR THE USE, PERFORMANCE OR MAINTENANCE OF THE PROPERTY. Notwithstanding any representation by anyone to the contrary, Lessor is not an agent or representative of Supplier. Nothing contained herein shall diminish the right of Lessee to exercise all rights against any supplier or manufacturer of the Property for any representations, warranties or commitments made by such party, either in a written purchase agreement or purchase order associated with the Property or any written service agreement; provided however that the exercise of any rights against any supplier or manufacturer shall not alter, suspend, diminish or otherwise affect any of the obligations of Lessee hereunder. No defect or unfitness of the Property shall relieve Lessee of the obligation to pay rent or of any other obligation under this Lease. THIS LEASE AND THE OBLIGATIONS HEREUNDER, SHALL BE NON- CANCELLABLE, UNCONDITIONAL AND ABSOLUTE AND ARE NOT SUBJECT TO A DEDUCTION, CLAIM, SETOFF, RECOUPMENT OR COUNTERCLAIM OF ANY KIND OR NATURE.

3. As used herein, “Actual Cost” means the cost to Lessor of purchasing and delivering Property to Lessee, including taxes, transportation charges, and other charges and the amount of any transaction charge disclosed below and not paid in cash by Lessee at the time of acceptance by Lessor. The amount of each Rent Installment, the Advance Rent, and any Renewal Rent set forth above are based on the estimated cost to Lessor and shall each be adjusted proportionally if the Actual Cost differs from said estimated cost. Lessee hereby irrevocably authorizes Lessor to correct the figures set forth above when the Actual Cost is known, and each Rent Installment shall be increased by any sales or other tax that may be imposed on or measured by the Rent Installments. If Actual Cost differs from the estimated cost by more than ten percent, Lessor at its option may terminate this Lease by giving written notice to Lessee after receiving notice of Actual Cost. If prior to delivery there shall occur any event of default hereunder, Lessee shall be liable for Lessor’s damages occasioned thereby, which for purposes of this paragraph only, it is agreed shall be all amounts paid by Lessor on account of the Property and other charges incurred by Lessor in connection with the Lease plus interest thereon at the Acceleration Rate defined below.

4. Lessee on demand shall pay a late charge of 5% of any Rent Installment that has not been fully paid prior to the seventh day after its due date (“Late Charge”) and, after maturity, whether by acceleration or otherwise, to the extent permitted by applicable law, interest on the entire unpaid Balance (as defined in section 9 hereof) at the rate of eighteen (18.0%) percent per annum (the “Acceleration Rate”) until this Lease is paid in full, plus all collection and other charges and if placed in the hands of an attorney for collection, attorneys’ fees, costs and expenses. In no event shall any Late Charge or the Acceleration Rate exceed any maximum permitted by law. If for any reason any interest rate, late charge, fee or other charge (“Charge”) under this Lease or collected by Lessor exceeds the maximum amount which may be imposed under applicable law, the amount of such Charge in excess of the maximum shall be void and any such excess collected by Lessor shall be applied to the reduction of the Balance or, to the extent permitted by applicable law, to other Obligations (as hereinafter defined) of the Lessee owing to Lessor, as Lessor may determine, and any remaining excess thereafter shall be refunded to Lessee.

5. If, upon the expiration of the Initial Term or any renewal term hereof, Lessee is not then and has never been in default in any of Lessee’s obligations hereunder to Lessor and this Lease specifies a Renewal Rent amount, Lessee may renew this Lease for an additional twelve (12) months (“Renewal Term”) at the Renewal Rent so specified by giving Lessor written notice of renewal at least sixty days prior to the expiration of the Initial or any Renewal Term and payment along with such notice of the Renewal Rent amount. All of the terms and conditions of this Lease shall apply and be in full force and effect during any Renewal Term.

6. To secure the prompt payment, performance and fulfillment of any and all Obligations (as hereinafter defined) of Lessee to Lessor, Lessee hereby assigns, transfers, conveys, pledges, mortgages and grants to Lessor a security interest and lien in the Property, as well as any and all accounts, accounts receivable, chattel paper, contract rights, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, securities, deposit accounts, investment property and other all property of whatever nature and kind, wherever located, in which Lessee now or hereafter has any right or interest and in and all attachments, accessories, substitutions, replacements, replacement parts, additions, software and software upgrades and all cash and non-cash proceeds (including rental proceeds, insurance proceeds, accounts and chattel paper arising out of or related to the sale, use, rental or other disposition thereof) of and to all of the foregoing (collectively called “Collateral”). Lessee grants Lessor a security interest in the Collateral to secure the Obligations. The term “Obligations” as used herein shall mean and include this Lease and all of Lessee’s obligations hereunder together with; (a) any and all loans, advances, payments, extensions of credit, endorsements, benefits and financial accommodations, previously, now or hereafter made, granted or extended by Lessor to or on account of Lessee or which Lessor has or will become obligated to make, grant or extend to or for the account of Lessee; and (b) any and all interest, commissions, rent, obligations, liabilities, indebtedness, charges, late charges, prepayment premium, attorneys fees and costs and expenses hereto and/or hereafter chargeable against Lessee by Lessor or owing by Lessee to Lessor or upon which Lessee may be and/or has become liable as endorser or guarantor; and (c) all obligations and/or indebtedness of any and every kind of Lessee to Lessor whether direct or indirect, whether contingent or absolute, whether matured or un-matured and whether now or in the future arising, existing, incurred, contracted or owing to Lessor or acquired by Lessor by one or more assignments, transfers or otherwise, including but not limited to amounts due upon any notes or other obligations, given to or received by Lessor directly from Lessee or by way of assignment from any one or more third parties and whether or not presently contemplated by the parties; and (d) any and all renewals, amendments, rewrites, increases, modifications or extensions of any of the foregoing.

7. Lessee hereby assumes and shall bear the entire risk of loss of and damage to Property from any and every cause whatsoever. Lessee, at its sole cost and expense, shall maintain “all risks” property insurance, in an amount at least equal to the full replacement value of the Property, and comprehensive general liability insurance (as primary insurance for Lessee and Lessor) each with respect to the Property in such amounts and with such carriers as Lessor shall require and each naming Lessor as additional insured. Each policy shall be delivered to Lessor and shall expressly provide that said insurance as to Lessor and its assigns shall not be invalidated by any act, omission or neglect of Lessee, and that the insurer shall give thirty (30) days written notice to Lessor of the alteration or cancellation of the policy. No loss of or damage to Property or any part thereof shall impair or abate any obligation of Lessee hereunder, which shall continue in full force and effect. In the event of damage of any kind whatsoever to any item of Property (unless the same be damaged beyond repair), Lessee, at the option of Lessor, shall at Lessee’s expense, place the same in good repair condition and working order, or replace the same with like Property of the same make and the same or a later model, in good repair, condition and working order. The proceeds of any insurance payable as a result of loss of or damages to Property shall be applied, at the option of Lessor, toward the replacement, restoration or repair of the Property and/or to satisfy, in whole or in part, Lessee’s Obligations to Lessor. Lessee hereby irrevocably appoints Lessor as Lessee’s attorney-in-fact to make claim for, receive payment of and execute and endorse all documents, titles, bills of sale, checks or drafts relating to payment for loss or damage under any of said insurance, and conveyance of ownership of the Property. Notwithstanding the above, Lessor has the right, but not the obligation, to obtain insurance on the Property protecting Lessor at Lessee’s expense and to maintain such insurance at Lessee’s expense unless written evidence of such insurance satisfactory to Lessor is provided to Lessor by Lessee when and as requested by Lessor. Lessee’s expense shall include the full premium paid by Lessor for such insurance and any customary charges or fees of Lessor and of any designee associated with such insurance. Lessee shall pay such amounts on demand plus interest on such amount at the Acceleration Rate until paid in full. If the Property, or any portion thereof, is determined by Lessor to be lost, stolen, destroyed or damaged beyond repair, Lessee shall immediately pay Lessor therefor in cash an amount equal to the sum of: (a) all unpaid Rent Installments, Charges, and other amounts chargeable to Lessee under this Lease as of the date of Lessor’s receipt of payment; and (b) the present value, as of the date of Lessor’s receipt of such payment, of all future Rent Installments due hereunder, discounted from their respective due dates to present value using the Federal Discount Rate in effect as of the date of this Lease or as of the date of payment, whichever is lower; and (c) the purchase option price, or if no purchase option is offered, the greater of either twenty-five percent of the Total Rent or the Fair Market Value of the Property prior to such theft or damage, but in no event shall the Fair Market Value be less than the amount carried on Lessor’s books and records; and (d) all applicable taxes (collectively called “Termination Value”). For purposes of calculating the Termination Value, “Fair Market Value” shall be determined on the basis of, and shall be equal in amount to, the value which the Property would obtain in an arm’s-length sale transaction between an informed and willing buyer-user (other than a buyer currently in possession) and an informed and willing seller under no compulsion to sell and assuming that the Property is then in good working condition prior to such theft or damage. If Lessor and Lessee are unable to agree upon a determination of the Fair Market Value of such Property, such value shall be determined in accordance with the foregoing definition by a qualified independent appraiser selected by Lessor. Upon payment as aforesaid, this Lease shall terminate with respect to the items of Property involved. Lessee may prepay this Lease at any time by giving Lessor a minimum of 14 days prior written notice and paying an amount, in good funds, equal to the Termination Value.

8. Lessee shall be in default upon the occurrence of any of the following: (a) Lessee defaults in the prompt payment, performance or fulfillment of any term or promise in this Lease or any other Obligation to Lessor; (b) Lessee shall fail to punctually and faithfully fulfill or perform any of the terms, conditions, promises, covenants, provisions and warranties contained in this Lease or in any present or future Obligation by Lessee and held by Lessor; (c) Lessee or any guarantor of any Obligations of Lessee to Lessor (“Guarantor”) ceases to do business, becomes insolvent, declares bankruptcy, or makes an assignment for the benefit of creditors; (d) Any of the warranties, covenants or representations made by Lessee or any Guarantor to Lessor be or become untrue or incorrect in any adverse respect; (e) A change in the management, operations, ownership or control of Lessee; (f) Lessor at any time deems the Property in danger of misuse, concealment or misappropriation or the Collateral afforded by this Lease unsafe, inadequate or at any risk; (g) Lessor in good faith believes that the prospect of payment or performance of this Lease is impaired; (h) any attachment, levy or execution against Lessee that is not released within 48 hours; (i) Lessee shall purport to sell, pledge, assign, rent, lease, lend, destroy or otherwise transfer or dispose of any Property or Collateral; (j) any attachment or execution of any kind whatsoever upon, affecting or with respect to the Property, Collateral, this Lease, or any of Lessor’s interests under this Lease or any other Obligation owed to Lessor; (k) failure of Lessee to obtain or maintain insurance on the Property or Collateral satisfactory to Lessor in its sole discretion; or (1) this Lease, the security interests granted herein or any provision hereof for any reason attributable to Lessee ceases to be in full force and effect or shall be declared to be null and void or the validity or enforceability hereof shall be contested by Lessee or Lessee shall deny that it has any further liability or obligation hereunder.

9. Upon any default by Lessee, Lessee shall immediately deliver possession of Property to Lessor and Lessor, without demand or notice, may exercise any one or more of the following remedies, in any order or combination: (a) Declare the balance of this Lease (as calculated by using the Termination Value in section 7) (“Balance”) immediately due and payable; (b) Recover the Balance; (c) Take possession of all or part the Property and/or Collateral, at any time, wherever it may be, and to enter any premises, with or without process of law, and search for, take possession of, remove, or keep and store the Collateral on said premises until sold, without liability for trespass nor charge for storage; (d) Retain the Property and all prior payments in satisfaction of the Balance; (e) Sell the Property and/or Collateral or any part thereof and all of the Lessee’s equity of redemption therein at public or private sale, for cash or on credit, and on such terms as Lessor may in its sole discretion elect, in such county and at such places as Lessor may elect and without having the Property or Collateral at the place of sale. In the event Lessor sells all or part of the Property or Collateral at public or private sale, then (i) Lessor shall not be required to refurbish, repair or otherwise incur any expenses in preparing the Property or Collateral for sale but may sell its interest therein on an “AS-IS,” “WHERE-IS” basis; (ii) Lessor may bid or become the purchaser at any such sale and Lessee waives any and all rights of redemption from any such sale; (iii) Any public sale will be deemed commercially reasonable if notice thereof shall be mailed to Lessee at least 10 days before such sale and advertised in at least one newspaper of general circulation in the area of the sale at least twice prior to the date of sale, and if upon terms of 25% cash down with the balance payable in good funds within 24 hours or other more favorable terms in the discretion of Lessor; (iv) The proceeds of any public or private sale shall first be applied to the costs and expenses of Lessor including but not limited to recovering, transporting, storing, refurbishing, and/or selling the items sold, attorneys’ fees, court costs, bond and insurance premiums, advertising, postage and publishing costs, and sales commissions, and second to the payment, partly or entirely, of any of the Obligations as Lessor may in its sole discretion elect; Lessee shall remain liable to Lessor for any deficiency plus interest thereon as provided above; (v) Any private sale shall be deemed commercially reasonable if notice thereof shall be mailed to Lessee at least 10 days before the sale date stated therein at the address indicated above, and credit given for the full price stated, less attorneys’ fees, costs and expenses. Lessee acknowledges and agrees that in any action or proceeding brought by Lessor to obtain possession of any Property or Collateral, Lessor shall be entitled to issuance of a writ or order of possession (or similar legal process) without the necessity of posting a bond, security or other undertaking which is hereby waived by Lessee and if Lessee contests Lessor’s right to possession of any of the Property or Collateral in any action or proceeding, Lessee shall post a bond (issued by a national insurer authorized to issue such bonds in the jurisdiction of such action or proceeding) in an amount equal to twice the amount in controversy in such action or proceeding or twice the amount of Lessee’s unpaid Obligations to Lessor, whichever is less; or (f) Pursue any other remedy permitted by law or equity. It is agreed that any amounts to be retained by Lessor and the Balance to be paid by Lessee under this paragraph shall not be as a penalty but as liquidated damages for the breach hereof. Notwithstanding any termination of this Lease by expiration or otherwise, Lessee and the Collateral shall remain liable for the due performance and payment of all obligations incurred or arising hereunder, whenever accruing, and Lessor shall be entitled to enforce all rights and remedies it has hereunder. Any and all remedies available to Lessor shall be cumulative and shall each be in addition to any other remedy available to Lessor. Failure or delay on the part of Lessor to exercise any right or remedy hereunder shall not operate as a waiver thereof. In all cases, Lessee shall be liable for any deficiency due and owing to Lessor after any public or private sale, plus all costs, expenses and damages incurred by Lessor including but not limited to all legal fees whether or not suit is filed, costs related to the repossession, reconditioning and disposition of the Property and Collateral, and all incidental and consequential damages. No action or inaction of Lessor shall release Lessee from any of its Obligations to Lessor. Lessee agrees that upon the request of Lessor, after any default, to segregate and hold all or any part of the Property or Collateral in a fiduciary capacity and to adequately maintain, service and insure said Property or Collateral and to protect same from use and/or abuse, all without charge to Lessor, such fiduciary duty to terminate only upon the actual delivery of the Property or Collateral to Lessor.

10. LESSEE AND LESSOR AGREE TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY, NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR, INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY WAY RELATED TO THIS LEASE, WITH THE SOLE EXCEPTIONS THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF THE PROPERTY OR COLLATERAL OR ANY OTHER ASSETS OF THE LESSEE OR ANY GUARANTOR HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF THE LESSOR, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE PROPERTY, COLLATERAL, AND/OR SUCH OTHER ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE THE LESSEE OR ANY GUARANTOR, OR THE PROPERTY OR COLLATERAL AND/OR ANY OTHER ASSETS OF THE LESSEE OR ANY GUARANTOR MAY BE LOCATED. LESSEE AND LESSOR WAIVE ANY RIGHT TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. LESSEE AND LESSOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY. LESSEE WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

11. Lessor may at any time, with or without exercising any of the rights or remedies aforesaid and without prior notice or demand to Lessee, appropriate and apply toward the payment of Lessee’s Obligations to Lessor any and all balances, sums, property, credits, deposits, accounts, reserves, collections, drafts, notes or checks coming into Lessor’s possession and belonging or owing to Lessee, and for such purposes, endorse the name of Lessee on any such instrument made payable to Lessee for deposit, negotiation, discount or collection. Such applications may be made, or any monies paid to Lessor may be applied, without notice to Lessee, partly or entirely to Lessee’s Obligations to Lessor as Lessor in its sole discretion may elect. In its sole discretion Lessor may apply and/or change applications of any sums paid and/or to be paid by or for Lessee, under any circumstances, to any Obligations of Lessee to Lessor, presently existing or otherwise.

12. No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Lessor of any right, privilege, remedy, or power under the Lease, shall operate as a waiver thereof or preclude Lessor from exercising any other right, privilege, remedy or power under this Lease whether or not Lessee is in default hereunder. No waiver of any provision of the Lease shall be effective unless in writing, signed by a duly authorized officer of the party to be charged, and no amendment, supplement or other modification of the Lease shall be effective unless in writing signed by each of the parties to the Lease. This instrument, together with any attached addendums and riders, if any, constitutes the entire agreement between Lessor and Lessee. This Lease cannot be modified or terminated orally. Except as provided in section 3 hereof, only a written instrument, signed by an officer of Lessor, shall be effective to modify or terminate any obligation of Lessee to Lessor, this Lease or any other agreement between Lessee and Lessor but only to the extent therein specifically set forth therein. Neither the Supplier, nor its agent or employee is authorized to bind Lessor to this Lease, to waive or alter any term or conditions contained herein or add any provision hereto.

13. Lessor and its assignee may pledge or assign this Lease and/or encumber or mortgage the Property, in whole or in part, without notice to Lessee, and upon such assignment Lessee agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Lessee may have against Lessor, whether arising hereunder or otherwise, and such assignee shall be entitled to at least the same rights but none of the obligations of Lessor. All of the rights, remedies, options, privileges and elections given to the original Lessor hereunder shall inure to the benefit of, any assignee or holder of this Lease, and their respective successors and assigns, and all the terms conditions, promises, covenants, provisions and warranties of this Lease shall inure to the benefit of and shall bind the representatives, successors and assigns of the respective parties. This Lease is not assignable by Lessee.

14. Lessee represents and warrants that the Property is and shall remain the property of Lessor. Lessee, at its own cost and expense, shall protect and defend the title of Lessor. Lessee shall at all times keep the Property free and clear from all liens, attachments, levies, encumbrances and charges or other judicial process (other than Lessor’s), shall give Lessor immediate written notice thereof and shall indemnify and save Lessor harmless from any loss or damage caused thereby. Lessee shall have no right, title or interest in or to Property by virtue of this Lease or any other agreement or any payment made by Lessee or otherwise; Lessee’s interest in the Property being that of a lessee only. The Property shall remain personal property even though installed in or attached to real property. No invoice issued prior to complete performance of this Lease shall operate to pass title to Lessee. All property, goods, accessories, additions, improvements parts and replacements for or which are added to or become attached to Property and any proceeds thereof shall immediately become the property of Lessor and shall be deemed incorporated in the Property and subject to the terms of this Lease as if originally leased hereunder. Without Lessor’s prior written consent, Lessee shall not (a) assign, transfer, pledge, hypothecate or otherwise dispose of this Lease or any interest therein, or (b) sublet or lend the Property or any part thereof, or permit it to be used by anyone other than Lessee or Lessee’s employees.

15. For the Lease Term, and for so long as no default has occurred and is continuing, Lessor assigns to Lessee (to the extent permitted by law) any right Lessor may have against Supplier and to enforce, at Lessee’s expense (if any) any product warranties with respect to the Property, provided however, that Lessee shall indemnify and defend Lessor (and its assigns) from any and all claims, expenses, damages, losses and liabilities incurred or suffered in connection with any such enforcement. Lessee acknowledges that (a) Lessee has reviewed any written purchase agreement or purchase order and approved same, or (b) Lessor has informed or advised Lessee either previously or through the Lease, of the following: (i) the identity of the Supplier, (ii) that Lessee may have rights against the Supplier and (iii) that Lessee may contact the Supplier for a description of any such rights. Lessee agrees that: (i) the Lease is a finance lease as defined in Article 2A of the applicable UCC, (ii) Lessor shall be entitled to all benefits applicable to a transaction that qualifies as a finance lease under the aforementioned Article 2A, and (iii) to the extent permitted by law, Lessee waives any and all rights and remedies conferred upon it under the aforementioned Article 2A. Lessee warrants and represents that no item of Property has been delivered to Lessee prior to the date of Lessor’s acceptance hereof, which shall be deemed the date of this Lease. Lessee will deliver to Lessor a delivery/acceptance receipt (Lessor’s form) for each and every item of Property immediately upon Lessor’s request. At Lessor’s request, Lessee will furnish to Lessor current financial statements satisfactory to Lessor in form, preparation and content.

16. Lessee shall use Property in a careful manner and shall comply with all laws relating to its possession, use and maintenance. Lessee agrees that any maintenance service to be performed is the sole obligation of Lessee who may arrange for same with the Supplier of the Property. The Property shall be delivered and thereafter kept at the Lessee’s address as set forth above, and in no event shall the Property or the Collateral be removed therefrom or from the 48 contiguous States of the United States without Lessor’s prior written consent. Lessor may, for the purpose of inspection, at all reasonable times, enter upon any premises where the Property is located and may remove the Property forthwith, without notice to Lessee, if Property is, in the opinion of Lessor, being used beyond its capacity or is in any manner improperly cared for or abused. If Lessor supplies Lessee with labels stating that Property is owned by Lessor, Lessee shall affix and keep same in a prominent place on each item of the Property. Lessee, at its expense, shall keep Property in good repair and furnish all parts, mechanisms and devices required therefore. Lessee shall not make any alterations, additions or improvements to Property without Lessor’s prior written consent.

17. Upon the expiration or earlier termination of this Lease, Lessee at its sole expense, shall return Property in good repair, ordinary wear and tear resulting from proper use thereof alone excepted, by delivering it to such place as Lessor may specify. If Lessor, for any reason, does not receive the Property immediately upon the expiration of the Initial Term hereof and there is no renewal under section 5 hereof, Lessee shall pay to Lessor as use and occupancy of the Property or any portion thereof for each month or portion thereof, between the date of expiration and the date of return of the Property, an amount equal to 150% of the monthly Rent Installments specified for the Initial Term and the provisions hereof shall remain in effect and bind Lessee until such return of all of the Property.

18. Lessee shall hold harmless and indemnify Lessor against any and all claims, actions, proceedings, expenses, attorneys’ fees, costs and expenses, damages and liabilities, arising in connection with the Property, its manufacture, selection, purchase, delivery, possession, ownership, leasing, renting, control, maintenance, use, operation and/or return and the recovery of claims under insurance policies thereon and/or any claims made by third parties relating to the Property or Collateral. Lessee shall pay promptly when due all charges and taxes (local, state and federal) which may now or hereinafter be imposed upon the ownership, leasing, renting, sale, purchase, possession or use of the Property, and shall save Lessor harmless against any actual or asserted violations and pay all costs, expenses, penalties, interest and charges of every kind in connection therewith or arising therefrom. The security interests granted herein, and all obligations of Lessee to indemnify Lessor shall survive the termination or expiration of this Lease.

19. All notices relating hereto shall be in writing and delivered in person to an officer of the party to which such notice is being given or mailed by overnight delivery or certified mail to such party at its address specified above or at such other address as may hereafter be specified by like notice by either party to the other. All notices will be deemed effective five days after mailing by certified mail to the address shown herein for any party. If more than one Lessee is named in this Lease, the liability of each hereunder shall be joint and several and notice received by any one Lessee shall be deemed notice to all Lessees.

20. Intending that each and every provision of this Lease be fully effective and enforceable according to its terms, the parties agree that the validity, enforceability and effectiveness of each provision hereof and the obligations, rights and remedies of the Lessee and Lessor in any way related to or arising under this Lease or under one or more of Lessee’s Obligations to Lessor shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules). If any one or more provisions hereof are in conflict with any statute or law and thus not valid or enforceable, then each such provision shall be deemed null and void but only to the extent of such conflict and without invalidating or affecting the remaining provisions hereof. This Lease shall be binding upon the heirs, administrators, legal representatives and successors of the Lessee.

21. Lessee hereby authorizes Lessor to disclose to third-parties certain financial information relating to Lessee which Lessor has obtained or will hereafter obtain including but not limited to payment histories, balances and due dates.

DATE:

Accepted By: COMMERCIAL CREDIT GROUP INC

At Its Office

By:
(Title)

Date:

LESSEE(S):

By:
(Title)

(Witness to Lessee’s Signature)

LEASE AGREEMENT (“Lease”) - COMMERCIAL CREDIT GROUP INC. (“Lessor”)

“LESSEE”		“SUPPLIER”

(Name)		(Name)

(Address)		(Address)

(City)	(County) (State & zip code)	(City)	(County) (State & zip code)

(Tax I.D Number)		(Tax I.D. Number)

Description of Property leased (including make, year, model, specifications and serial number):
Quantity	Year	Manufacturer	Model	Specifications	Serial Number

Location of Property if different from Lessee’s address above (street, city, county,  state, zip):

Amount of Each Rent Installment	Total Number of Rent Installments	Total Rent	Initial Term of Lease (Number of Months)	First Rent Installment Plus Any Advance Rent	Due Date of Second Rent Installment	Monthly Renewal Rent
$		$		$		$
Plus All Taxes		Plus All Taxes		Plus All Taxes		Plus All Taxes

1. Lessee hereby leases from Lessor, and Lessor leases to Lessee, the Property described above and in any schedule made part hereof (herein called “Property”) which Lessee warrants shall be used for commercial purposes only and not for any agricultural purpose. Lessee hereby agrees and promises to pay to Lessor at such place as the Lessor may from time to time appoint, the Total Rent which equals the number of Rent Installments specified herein, multiplied by the amount of each Rent Installment in the manner and installments described above, plus all taxes. The Initial Term of this Lease commences upon the acceptance hereof by Lessor and ends upon the expiration of the number of months specified above (for the Initial Term of Lease) after the Rent Commencement Date, which date shall be the date upon which the supplier completes shipment of the Property to Lessee. Any deposit or acceptance of such sum by Lessor shall not be deemed acceptance of this Lease. Unless otherwise agreed in writing by the Lessor, the First Rent Installment plus any Advance Rent shall be paid on or before the Rent Commencement Date. In no event shall the First Rent Installment or Advance Rent be refunded to Lessee. Any Advance Rent is paid to Lessor without charge or interest and may be applied by Lessor, in its sole discretion, against the unpaid installments of Rent hereunder in the inverse order of their respective maturities, but Lessor shall not be obligated to do so. Rent Installments for the Initial Term shall continue on the same date of each successive month until the Total Rent and any other sums payable hereunder are paid in full. Lessee will pay in advance to Lessor, if so requested, any personal property tax as estimated by Lessor, pro-rated on a monthly basis.

2. Lessee requests Lessor to purchase Property of the type and quantity specified above from the Supplier named above and agrees upon written acceptance hereof, signed at Lessor’s office by an authorized officer of Lessor, to lease said Property from Lessor on the terms and conditions of this Lease. Lessor agrees to order such Property from said Supplier, but shall not be liable for specific performance of this Lease or for damages if for any reason the supplier delays or fails to fill the order. Lessee shall accept such Property upon delivery, and hereby authorizes Lessor to add to this Lease the serial number of each item of Property so delivered. Any delay in such delivery shall not affect Lessee’s obligations hereunder. LESSEE REPRESENTS THAT LESSEE HAS SELECTED THE PROPERTY LEASED HEREUNDER PRIOR TO HAVING REQUESTED LESSOR TO PURCHASE THE PROPERTY. LESSEE AGREES THAT THE PROPERTY IS LEASED “AS IS” AND IS OF A SIZE, DESIGN, CAPACITY AND USE SELECTED BY LESSEE AND LESSEE IS SATISFIED THAT THE PROPERTY IS SUITABLE FOR LESSEE’S PURPOSES AND THAT LESSOR MAKES NO REPRESENTATIONS OR WARRANTIES ASSOCIATED WITH THE PROPERTY. LESSEE HEREBY EXPRESSLY WAIVES AS TO LESSOR, ALL WARRANTIES WITH RESPECT TO THE PROPERTY INCLUDING BUT NOT LIMITED TO ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, QUALITY, CAPACITY, OR WORKMANSHIP AND ALL EXPRESS OR IMPLIED WARRANTIES AGAINST PATENT OR COPYRIGHT INFRINGEMENTS OR LATENT DEFECTS, WHETEHR APPARENT OR HIDDEN. IN NO EVENT SHALL LESSOR BE LIABLE (INCLUDING WITHOU LIMITATION, ANY THEORY OF TORTS) FOR ANY LOSS OF USE, REVENUE, ANTICIPATED PROFITS OR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE LEASE OR THE USE, PERFORMANCE OR MAINTENANCE OF THE PROPERTY. Notwithstanding any representation by anyone to the contrary, Lessor is not an agent or representative of Supplier. Nothing contained herein shall diminish the right of Lessee to exercise all rights against any supplier or manufacturer of the Property for any representations, warranties or commitments made by such party, either in a written purchase agreement or purchase order associated with the Property or any written service agreement; provided however that the exercise of any rights against any supplier or manufacturer shall not alter, suspend, diminish or otherwise affect any of the obligations of Lessee hereunder. No defect or unfitness of the Property shall relieve Lessee of the obligation to pay rent or of any other obligation under this Lease. THIS LEASE AND THE OBLIGATIONS HEREUNDER, SHALL BE NON- CANCELLABLE, UNCONDITIONAL AND ABSOLUTE AND ARE NOT SUBJECT TO A DEDUCTION, CLAIM, SETOFF, RECOUPMENT OR COUNTERCLAIM OF ANY KIND OR NATURE.

3. As used herein, “Actual Cost” means the cost to Lessor of purchasing and delivering Property to Lessee, including taxes, transportation charges, and other charges and the amount of any transaction charge disclosed below and not paid in cash by Lessee at the time of acceptance by Lessor. The amount of each Rent Installment, the Advance Rent, and any Renewal Rent set forth above are based on the estimated cost to Lessor and shall each be adjusted proportionally if the Actual Cost differs from said estimated cost. Lessee hereby irrevocably authorizes Lessor to correct the figures set forth above when the Actual Cost is known, and each Rent Installment shall be increased by any sales or other tax that may be imposed on or measured by the Rent Installments. If Actual Cost differs from the estimated cost by more than ten percent, Lessor at its option may terminate this Lease by giving written notice to Lessee after receiving notice of Actual Cost. If prior to delivery there shall occur any event of default hereunder, Lessee shall be liable for Lessor’s damages occasioned thereby, which for purposes of this paragraph only, it is agreed shall be all amounts paid by Lessor on account of the Property and other charges incurred by Lessor in connection with the Lease plus interest thereon at the Acceleration Rate defined below.

4. Lessee on demand shall pay a late charge of 5% of any Rent Installment that has not been fully paid prior to the seventh day after its due date (“Late Charge”) and, after maturity, whether by acceleration or otherwise, to the extent permitted by applicable law, interest on the entire unpaid Balance (as defined in section 9 hereof) at the rate of eighteen (18.0%) percent per annum (the “Acceleration Rate”) until this Lease is paid in full, plus all collection and other charges and if placed in the hands of an attorney for collection, attorneys’ fees, costs and expenses. In no event shall any Late Charge or the Acceleration Rate exceed any maximum permitted by law. If for any reason any interest rate, late charge, fee or other charge (“Charge”) under this Lease or collected by Lessor exceeds the maximum amount which may be imposed under applicable law, the amount of such Charge in excess of the maximum shall be void and any such excess collected by Lessor shall be applied to the reduction of the Balance or, to the extent permitted by applicable law, to other Obligations (as hereinafter defined) of the Lessee owing to Lessor, as Lessor may determine, and any remaining excess thereafter shall be refunded to Lessee.

5. If, upon the expiration of the Initial Term or any renewal term hereof, Lessee is not then and has never been in default in any of Lessee’s obligations hereunder to Lessor and this Lease specifies a Renewal Rent amount, Lessee may renew this Lease for an additional twelve (12) months (“Renewal Term”) at the Renewal Rent so specified by giving Lessor written notice of renewal at least sixty days prior to the expiration of the Initial or any Renewal Term and payment along with such notice of the Renewal Rent amount. All of the terms and conditions of this Lease shall apply and be in full force and effect during any Renewal Term.

6. To secure the prompt payment, performance and fulfillment of any and all Obligations (as hereinafter defined) of Lessee to Lessor, Lessee hereby assigns, transfers, conveys, pledges, mortgages and grants to Lessor a security interest and lien in the Property, wherever located, and in and all attachments, accessories, substitutions, replacements, replacement parts, additions, software and software upgrades and all cash and non-cash proceeds (including rental proceeds, insurance proceeds, accounts and chattel paper arising out of or related to the sale, use, rental or other disposition thereof) of and to all of the foregoing (collectively called “Collateral”). Lessee grants Lessor a security interest in the Collateral to secure the Obligations. The term “Obligations” as used herein shall mean and include this Lease and all of Lessee’s obligations hereunder together with; (a) any and all loans, advances, payments, extensions of credit, endorsements, benefits and financial accommodations, previously, now or hereafter made, granted or extended by Lessor to or on account of Lessee or which Lessor has or will become obligated to make, grant or extend to or for the account of Lessee; and (b) any and all interest, commissions, rent, obligations, liabilities, indebtedness, charges, late charges, prepayment premium, attorneys fees and costs and expenses hereto and/or hereafter chargeable against Lessee by Lessor or owing by Lessee to Lessor or upon which Lessee may be and/or has become liable as endorser or guarantor; and (c) all obligations and/or indebtedness of any and every kind of Lessee to Lessor whether direct or indirect, whether contingent or absolute, whether matured or un-matured and whether now or in the future arising, existing, incurred, contracted or owing to Lessor or acquired by Lessor by one or more assignments, transfers or otherwise, including but not limited to amounts due upon any notes or other obligations, given to or received by Lessor directly from Lessee or by way of assignment from any one or more third parties and whether or not presently contemplated by the parties; and (d) any and all renewals, amendments, rewrites, increases, modifications or extensions of any of the foregoing.

7. Lessee hereby assumes and shall bear the entire risk of loss of and damage to Property from any and every cause whatsoever. Lessee, at its sole cost and expense, shall maintain “all risks” property insurance, in an amount at least equal to the full replacement value of the Property, and comprehensive general liability insurance (as primary insurance for Lessee and Lessor) each with respect to the Property in such amounts and with such carriers as Lessor shall require and each naming Lessor as additional insured. Each policy shall be delivered to Lessor and shall expressly provide that said insurance as to Lessor and its assigns shall not be invalidated by any act, omission or neglect of Lessee, and that the insurer shall give thirty (30) days written notice to Lessor of the alteration or cancellation of the policy. No loss of or damage to Property or any part thereof shall impair or abate any obligation of Lessee hereunder, which shall continue in full force and effect. In the event of damage of any kind whatsoever to any item of Property (unless the same be damaged beyond repair), Lessee, at the option of Lessor, shall at Lessee’s expense, place the same in good repair condition and working order, or replace the same with like Property of the same make and the same or a later model, in good repair, condition and working order. The proceeds of any insurance payable as a result of loss of or damages to Property shall be applied, at the option of Lessor, toward the replacement, restoration or repair of the Property and/or to satisfy, in whole or in part, Lessee’s Obligations to Lessor. Lessee hereby irrevocably appoints Lessor as Lessee’s attorney-in-fact to make claim for, receive payment of and execute and endorse all documents, titles, bills of sale, checks or drafts relating to payment for loss or damage under any of said insurance, and conveyance of ownership of the Property. Notwithstanding the above, Lessor has the right, but not the obligation, to obtain insurance on the Property protecting Lessor at Lessee’s expense and to maintain such insurance at Lessee’s expense unless written evidence of such insurance satisfactory to Lessor is provided to Lessor by Lessee when and as requested by Lessor. Lessee’s expense shall include the full premium paid by Lessor for such insurance and any customary charges or fees of Lessor and of any designee associated with such insurance. Lessee shall pay such amounts on demand plus interest on such amount at the Acceleration Rate until paid in full. If the Property, or any portion thereof, is determined by Lessor to be lost, stolen, destroyed or damaged beyond repair, Lessee shall immediately pay Lessor therefor in cash an amount equal to the sum of: (a) all unpaid Rent Installments, Charges, and other amounts chargeable to Lessee under this Lease as of the date of Lessor’s receipt of payment; and (b) the present value, as of the date of Lessor’s receipt of such payment, of all future Rent Installments due hereunder, discounted from their respective due dates to present value using the Federal Discount Rate in effect as of the date of this Lease or as of the date of payment, whichever is lower; and (c) the purchase option price, or if no purchase option is offered, the greater of either twenty-five percent of the Total Rent or the Fair Market Value of the Property prior to such theft or damage, but in no event shall the Fair Market Value be less than the amount carried on Lessor’s books and records; and (d) all applicable taxes (collectively called “Termination Value”). For purposes of calculating the Termination Value, “Fair Market Value” shall be determined on the basis of, and shall be equal in amount to, the value which the Property would obtain in an arm’s-length sale transaction between an informed and willing buyer-user (other than a buyer currently in possession) and an informed and willing seller under no compulsion to sell and assuming that the Property is then in good working condition prior to such theft or damage. If Lessor and Lessee are unable to agree upon a determination of the Fair Market Value of such Property, such value shall be determined in accordance with the foregoing definition by a qualified independent appraiser selected by Lessor. Upon payment as aforesaid, this Lease shall terminate with respect to the items of Property involved. Lessee may prepay this Lease at any time by giving Lessor a minimum of 14 days prior written notice and paying an amount, in good funds, equal to the Termination Value.

8. Lessee shall be in default upon the occurrence of any of the following: (a) Lessee defaults in the prompt payment, performance or fulfillment of any term or promise in this Lease or any other Obligation to Lessor; (b) Lessee shall fail to punctually and faithfully fulfill or perform any of the terms, conditions, promises, covenants, provisions and warranties contained in this Lease or in any present or future Obligation by Lessee and held by Lessor; (c) Lessee or any guarantor of any Obligations of Lessee to Lessor (“Guarantor”) ceases to do business, becomes insolvent, declares bankruptcy, or makes an assignment for the benefit of creditors; (d) Any of the warranties, covenants or representations made by Lessee or any Guarantor to Lessor be or become untrue or incorrect in any adverse respect; (e) A change in the management, operations, ownership or control of Lessee; (f) Lessor at any time deems the Property in danger of misuse, concealment or misappropriation or the Collateral afforded by this Lease unsafe, inadequate or at any risk; (g) Lessor in good faith believes that the prospect of payment or performance of this Lease is impaired; (h) any attachment, levy or execution against Lessee that is not released within 48 hours; (i) Lessee shall purport to sell, pledge, assign, rent, lease, lend, destroy or otherwise transfer or dispose of any Property or Collateral; (j) any attachment or execution of any kind whatsoever upon, affecting or with respect to the Property, Collateral, this Lease, or any of Lessor’s interests under this Lease or any other Obligation owed to Lessor; (k) failure of Lessee to obtain or maintain insurance on the Property or Collateral satisfactory to Lessor in its sole discretion; or (l) this Lease, the security interests granted herein or any provision hereof for any reason attributable to Lessee ceases to be in full force and effect or shall be declared to be null and void or the validity or enforceability hereof shall be contested by Lessee or Lessee shall deny that it has any further liability or obligation hereunder.

9. Upon any default by Lessee, Lessee shall immediately deliver possession of Property to Lessor and Lessor, without demand or notice, may exercise any one or more of the following remedies, in any order or combination: (a) Declare the balance of this Lease (as calculated by using the Termination Value in section 7) (“Balance”) immediately due and payable; (b) Recover the Balance; (c) Take possession of all or part the Property and/or Collateral, at any time, wherever it may be, and to enter any premises, with or without process of law, and search for, take possession of, remove, or keep and store the Collateral on said premises until sold, without liability for trespass nor charge for storage; (d) Retain the Property and all prior payments in satisfaction of the Balance; (e) Sell the Property and/or Collateral or any part thereof and all of the Lessee’s equity of redemption therein at public or private sale, for cash or on credit, and on such terms as Lessor may in its sole discretion elect, in such county and at such places as Lessor may elect and without having the Property or Collateral at the place of sale. In the event Lessor sells all or part of the Property or Collateral at public or private sale, then (i) Lessor shall not be required to refurbish, repair or otherwise incur any expenses in preparing the Property or Collateral for sale but may sell its interest therein on an “AS-IS,” “WHERE-IS” basis; (ii) Lessor may bid or become the purchaser at any such sale and Lessee waives any and all rights of redemption from any such sale; (iii) Any public sale will be deemed commercially reasonable if notice thereof shall be mailed to Lessee at least 10 days before such sale and advertised in at least one newspaper of general circulation in the area of the sale at least twice prior to the date of sale, and if upon terms of 25% cash down with the balance payable in good funds within 24 hours or other more favorable terms in the discretion of Lessor; (iv) The proceeds of any public or private sale shall first be applied to the costs and expenses of

Lessor including but not limited to recovering, transporting, storing, refurbishing, and/or selling the items sold, attorneys’ fees, court costs, bond and insurance premiums, advertising, postage and publishing costs, and sales commissions, and second to the payment, partly or entirely, of any of the Obligations as Lessor may in its sole discretion elect; Lessee shall remain liable to Lessor for any deficiency plus interest thereon as provided above; (v) Any private sale shall be deemed commercially reasonable if notice thereof shall be mailed to Lessee at least 10 days before the sale date stated therein at the address indicated above, and credit given for the full price stated, less attorneys’ fees, costs and expenses. Lessee acknowledges and agrees that in any action or proceeding brought by Lessor to obtain possession of any Property or Collateral, Lessor shall be entitled to issuance of a writ or order of possession (or similar legal process) without the necessity of posting a bond, security or other undertaking which is hereby waived by Lessee and if Lessee contests Lessor’s right to possession of any of the Property or Collateral in any action or proceeding, Lessee shall post a bond (issued by a national insurer authorized to issue such bonds in the jurisdiction of such action or proceeding) in an amount equal to twice the amount in controversy in such action or proceeding or twice the amount of Lessee’s unpaid Obligations to Lessor, whichever is less; or (f) Pursue any other remedy permitted by law or equity. It is agreed that any amounts to be retained by Lessor and the Balance to be paid by Lessee under this paragraph shall not be as a penalty but as liquidated damages for the breach hereof. Notwithstanding any termination of this Lease by expiration or otherwise, Lessee and the Collateral shall remain liable for the due performance and payment of all obligations incurred or arising hereunder, whenever accruing, and Lessor shall be entitled to enforce all rights and remedies it has hereunder. Any and all remedies available to Lessor shall be cumulative and shall each be in addition to any other remedy available to Lessor. Failure or delay on the part of Lessor to exercise any right or remedy hereunder shall not operate as a waiver thereof. In all cases, Lessee shall be liable for any deficiency due and owing to Lessor after any public or private sale, plus all costs, expenses and damages incurred by Lessor including but not limited to all legal fees whether or not suit is filed, costs related to the repossession, reconditioning and disposition of the Property and Collateral, and all incidental and consequential damages. No action or inaction of Lessor shall release Lessee from any of its Obligations to Lessor. Lessee agrees that upon the request of Lessor, after any default, to segregate and hold all or any part of the Property or Collateral in a fiduciary capacity and to adequately maintain, service and insure said Property or Collateral and to protect same from use and/or abuse, all without charge to Lessor, such fiduciary duty to terminate only upon the actual delivery of the Property or Collateral to Lessor.

10. LESSEE AND LESSOR AGREE TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY, NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY WAY RELATED TO THIS LEASE, WITH THE SOLE EXCEPTIONS THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF THE PROPERTY OR COLLATERAL OR ANY OTHER ASSETS OF THE LESSEE OR ANY GUARANTOR HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF THE LESSOR, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE PROPERTY, COLLATERAL, AND/OR SUCH OTHER ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE THE LESSEE OR ANY GUARANTOR, OR THE PROPERTY OR COLLATERAL AND/OR ANY OTHER ASSETS OF THE LESSEE OR ANY GUARANTOR MAY BE LOCATED. LESSEE AND LESSOR WAIVE ANY RIGHT TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. LESSEE AND LESSOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY. LESSEE WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

11. Lessor may at any time, with or without exercising any of the rights or remedies aforesaid and without prior notice or demand to Lessee, appropriate and apply toward the payment of Lessee’s Obligations to Lessor any and all balances, sums, property, credits, deposits, accounts, reserves, collections, drafts, notes or checks coming into Lessor’s possession and belonging or owing to Lessee, and for such purposes, endorse the name of Lessee on any such instrument made payable to Lessee for deposit, negotiation, discount or collection. Such applications may be made, or any monies paid to Lessor may be applied, without notice to Lessee, partly or entirely to Lessee’s Obligations to Lessor as Lessor in its sole discretion may elect. In its sole discretion Lessor may apply and/or change applications of any sums paid and/or to be paid by or for Lessee, under any circumstances, to any Obligations of Lessee to Lessor, presently existing or otherwise.

12. No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Lessor of any right, privilege, remedy, or power under the Lease, shall operate as a waiver thereof or preclude Lessor from exercising any other right, privilege, remedy or power under this Lease whether or not Lessee is in default hereunder. No waiver of any provision of the Lease shall be effective unless in writing, signed by a duly authorized officer of the party to be charged, and no amendment, supplement or other modification of the Lease shall be effective unless in writing signed by each of the parties to the Lease. This instrument, together with any attached addendums and riders, if any, constitutes the entire agreement between Lessor and Lessee. This Lease cannot be modified or terminated orally. Except as provided in section 3 hereof, only a written instrument, signed by an officer of Lessor, shall be effective to modify or terminate any obligation of Lessee to Lessor, this Lease or any other agreement between Lessee and Lessor but only to the extent therein specifically set forth therein. Neither the Supplier, nor its agent or employee is authorized to bind Lessor to this Lease, to waive or alter any term or conditions contained herein or add any provision hereto.

13. Lessor and its assignee may pledge or assign this Lease and/or encumber or mortgage the Property, in whole or in part, without notice to Lessee, and upon such assignment Lessee agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Lessee may have against Lessor, whether arising hereunder or otherwise, and such assignee shall be entitled to at least the same rights but none of the obligations of Lessor. All of the rights, remedies, options, privileges and elections given to the original Lessor hereunder shall inure to the benefit of, any assignee or holder of this Lease, and their respective successors and assigns, and all the terms conditions, promises, covenants, provisions and warranties of this Lease shall inure to the benefit of and shall bind the representatives, successors and assigns of the respective parties. This Lease is not assignable by Lessee.

14. Lessee represents and warrants that the Property is and shall remain the property of Lessor. Lessee, at its own cost and expense, shall protect and defend the title of Lessor. Lessee shall at all times keep the Property free and clear from all liens, attachments, levies, encumbrances and charges or other judicial process (other than Lessor’s), shall give Lessor immediate written notice thereof and shall indemnify and save Lessor harmless from any loss or damage caused thereby. Lessee shall have no right, title or interest in or to Property by virtue of this Lease or any other agreement or any payment made by Lessee or otherwise; Lessee’s interest in the Property being that of a lessee only. The Property shall remain personal property even though installed in or attached to real property. No invoice issued prior to complete performance of this Lease shall operate to pass title to Lessee. All property, goods, accessories, additions, improvements parts and replacements for or which are added to or become attached to Property and any proceeds thereof shall immediately become the property of Lessor and shall be deemed incorporated in the Property and subject to the terms of this Lease as if originally leased hereunder. Without Lessor’s prior written consent, Lessee shall not (a) assign, transfer, pledge, hypothecate or otherwise dispose of this Lease or any interest therein, or (b) sublet or lend the Property or any part thereof, or permit it to be used by anyone other than Lessee or Lessee’s employees.

15. For the Lease Term, and for so long as no default has occurred and is continuing, Lessor assigns to Lessee (to the extent permitted by law) any right Lessor may have against Supplier and to enforce, at Lessee’s expense (if any) any product warranties with respect to the Property, provided however, that Lessee shall indemnify and defend Lessor (and its assigns) from any and all claims, expenses, damages, losses and liabilities incurred or suffered in connection with any such enforcement. Lessee acknowledges that (a) Lessee has reviewed any written purchase agreement or purchase order and approved same, or (b) Lessor has informed or advised Lessee either previously or through the Lease, of the following: (i) the identity of the Supplier, (ii) that Lessee may have rights against the Supplier and (iii) that Lessee may contact the Supplier for a description of any such rights. Lessee agrees that: (i) the Lease is a finance lease as defined in Article 2A of the applicable UCC, (ii) Lessor shall be entitled to all benefits applicable to a transaction that qualifies as a finance lease under the aforementioned Article 2A, and (iii) to the extent permitted by law, Lessee waives any and all rights and remedies conferred upon it under the aforementioned Article 2A. Lessee warrants and represents that no item of Property has been delivered to Lessee prior to the date of Lessor’s acceptance hereof, which shall be deemed the date of this Lease. Lessee will deliver to Lessor a delivery/acceptance receipt (Lessor’s form) for each and every item of Property immediately upon Lessor’s request. At Lessor’s request, Lessee will furnish to Lessor current financial statements satisfactory to Lessor in form, preparation and content.

16. Lessee shall use Property in a careful manner and shall comply with all laws relating to its possession, use and maintenance. Lessee agrees that any maintenance service to be performed is the sole obligation of Lessee who may arrange for same with the Supplier of the Property. The Property shall be delivered and thereafter kept at the Lessee’s address as set forth above, and in no event shall the Property or the Collateral be removed therefrom or from the 48 contiguous States of the United States without Lessor’s prior written consent. Lessor may, for the purpose of inspection, at all reasonable times, enter upon any premises where the Property is located and may remove the Property forthwith, without notice to Lessee, if Property is, in the opinion of Lessor, being used beyond its capacity or is in any manner improperly cared for or abused. If Lessor supplies Lessee with labels stating that Property is owned by Lessor, Lessee shall affix and keep same in a prominent place on each item of the Property. Lessee, at its expense, shall keep Property in good repair and furnish all parts, mechanisms and devices required therefore. Lessee shall not make any alterations, additions or improvements to Property without Lessor’s prior written consent.

17. Upon the expiration or earlier termination of this Lease, Lessee at its sole expense, shall return Property in good repair, ordinary wear and tear resulting from proper use thereof alone excepted, by delivering it to such place as Lessor may specify. If Lessor, for any reason, does not receive the Property immediately upon the expiration of the Initial Term hereof and there is no renewal under section 5 hereof, Lessee shall pay to Lessor as use and occupancy of the Property or any portion thereof for each month or portion thereof, between the date of expiration and the date of return of the Property, an amount equal to 150% of the monthly Rent Installments specified for the Initial Term and the provisions hereof shall remain in effect and bind Lessee until such return of all of the Property.

18. Lessee shall hold harmless and indemnify Lessor against any and all claims, actions, proceedings, expenses, attorneys’ fees, costs and expenses, damages and liabilities, arising in connection with the Property, its manufacture, selection, purchase, delivery, possession, ownership, leasing, renting, control, maintenance, use, operation and/or return and the recovery of claims under insurance policies thereon and/or any claims made by third parties relating to the Property or Collateral. Lessee shall pay promptly when due all charges and taxes (local, state and federal) which may now or hereinafter be imposed upon the ownership, leasing, renting, sale, purchase, possession or use of the Property, and shall save Lessor harmless against any actual or asserted violations and pay all costs, expenses, penalties, interest and charges of every kind in connection therewith or arising therefrom. The security interests granted herein, and all obligations of Lessee to indemnify Lessor shall survive the termination or expiration of this Lease.

19. All notices relating hereto shall be in writing and delivered in person to an officer of the party to which such notice is being given or mailed by overnight delivery or certified mail to such party at its address specified above or at such other address as may hereafter be specified by like notice by either party to the other. All notices will be deemed effective five days after mailing by certified mail to the address shown herein for any party. If more than one Lessee is named in this Lease, the liability of each hereunder shall be joint and several and notice received by any one Lessee shall be deemed notice to all Lessees.

20. Intending that each and every provision of this Lease be fully effective and enforceable according to its terms, the parties agree that the validity, enforceability and effectiveness of each provision hereof and the obligations, rights and remedies of the Lessee and Lessor in any way related to or arising under this Lease or under one or more of Lessee’s Obligations to Lessor shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules). If any one or more provisions hereof are in conflict with any statute or law and thus not valid or enforceable, then each such provision shall be deemed null and void but only to the extent of such conflict and without invalidating or affecting the remaining provisions hereof. This Lease shall be binding upon the heirs, administrators, legal representatives and successors of the Lessee.

21. Lessee hereby authorizes Lessor to disclose to third-parties certain financial information relating to Lessee which Lessor has obtained or will hereafter obtain including but not limited to payment histories, balances and due dates.

DATE:

Accepted By: COMMERCIAL CREDIT GROUP INC
At Its Office

By:
(Title)

Date:

LESSEE(S):

By:
(Title)

(Witness to Lessee’s Signature)

NEGOTIABLE PROMISSORY NOTE

$ Total Amount of Scheduled Note Payments	Date

(“MAKER”)

For value received, the undersigned (hereinafter referred to as “Maker”), jointly and severally if more than one, irrevocably and unconditionally promises to pay to the order of Commercial Credit Group Inc., its successor or assigns (“Holder”) at such place as the Holder hereof may from time to time appoint, the sum of          Dollars ($        ) in consecutive monthly installments as follows:

Installment(s) each in the amount of $

Said consecutive monthly installments shall commence                      on the and shall be due on the same date of each month thereafter until the indebtedness under this Note is paid in full. The Total Amount of Scheduled Note Payments includes pre-computed interest (at the “non default interest rate”). Maker on demand shall pay a late charge of 5% of any installment that has not been fully paid prior to the seventh day after its due date (“Late Charge”) and, upon Maker’s default or after maturity, whether by acceleration or otherwise, to the extent permitted by applicable law, interest on the entire unpaid balance (excluding accrued and unpaid interest) at the maximum lawful rate permitted by law not to exceed eighteen percent (18.0%) per annum (the “Default Rate”) until this Note is paid in full, plus all collection and other charges, and if placed in the hands of an attorney for collection, attorneys’ fees, costs and expenses. Unless prohibited by applicable law, during any period of time when Maker is in default under the terms of this Note, Maker shall pay interest on the unpaid principal amount outstanding from time to time at the maximum lawful daily rate, not to exceed the Default Rate, in place of the non-default interest rate payable hereunder, until the default is cured. In no event shall any late charge or the Default Rate charged hereunder exceed any maximum permitted by law. Interest shall be computed on the basis of a 360 day year and for the actual number of days elapsed, unless such calculation would cause the effective interest rate to exceed the maximum rate allowed by applicable law, in which case such calculation shall be computed on the basis of a 365 day year.

If any payment is not made when due, or if there is a default by Maker under any present or future agreement with Holder or a default of any guarantor of Maker’s obligations under this Note, all remaining payments shall, at the option of the Holder, without notice, become immediately due and payable, and the unpaid balance shall bear interest at the Default Rate until paid in full. All installments and other sums received by Holder shall be applied first to interest, late charges, costs, fees and expenses, and then to principal hereunder.

Maker, any endorsers and any other persons obligated hereon each: (a) agree that the Holder may, without limit, grant to any one or more of them extensions of the time for payment of this Note and/or the maturity of any payment or payments, in whole or in part; (b) waive presentation for payment, demand for payment, notice of non-payment or dishonor, protest and notice of protest, notice of default and/or dishonor, and notice of the intent to accelerate and/or acceleration of the indebtedness evidenced hereby; (c) hereby waive the benefits of any statute of limitations with respect to any action to enforce, or otherwise related to, this Note; (d) agree that the failure or delay to perfect or continue the perfection of any security interest in any property or collateral which secures the obligations of the Maker or any endorser or other person obligated hereon, or to protect the property or collateral covered by such security interest, if any, shall not release or discharge them or any of them; (e) agree this Note is made and shall be construed under the laws of the State of Delaware; and (f) agree all exemptions and homestead laws and all rights thereunder are hereby waived to the extent permitted by law; (g) agree that all amounts due hereunder are absolutely due and owing and are not subject to any claim, counterclaim, or set off of any kind, and hereby waive any claim(s) whatsoever each may have against Holder, whether known or unknown, as of the date of this Note; (h) agree that Holder may, without notice, extend the time of payment of this Note, postpone the enforcement hereof, grant any other indulgence, add or release any party primarily or secondarily liable hereon and/or release or change any collateral securing this Note without affecting or diminishing Holder’s right of recourse against Maker, all endorsers, guarantors and other parties liable on this Note, which rights are hereby expressly reserved. Holder may settle with, grant forbearance to, or release any Maker, endorser, guarantors or other parties liable on this Note without notice, and any such settlement, forbearance, or release shall not operate to release any other person or party liable hereunder; and (i) agree that Maker’s obligations hereunder shall be secured by any security agreement, mortgage, deed of trust or pledge executed by Maker in favor of Holder, whether now existing or hereafter executed.

In the event that any one or more of the provisions of this Note shall, for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect. No failure by Holder to exercise, and no delay in exercising any right or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right or power hereunder preclude any other or further exercise thereof, or the exercise of any other right or power. No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Holder, and then only to the extent specifically set forth therein.

As used in this Note, the term “Holder” includes any future holder of this Note. Holder and its assignees may assign this Note, in whole or in part, without notice to Maker, and upon such assignment Maker agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Maker may have against Holder, whether arising hereunder or otherwise. All of the rights, remedies, options, privileges and elections given to the original Holder hereunder shall inure to the benefit of any assignee or holder of this Note, and their respective successors and assigns, and all the terms conditions, promises, covenants, provisions and warranties of this Note shall inure to the benefit of, and shall bind the representatives, successors and assigns of the respective parties.

MAKER, AND ANY ENDORSER HEREOF AGREE TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY WAY RELATED TO THIS NOTE, WITH THE SOLE EXCEPTION THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF ANY COLLATERAL SECURING THIS NOTE OR ANY OTHER ASSETS OF ANY MAKER, ENDORSER OR GUARANTOR HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF THE HOLDER, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE COLLATERAL, AND/OR SUCH OTHER ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE ANY MAKER, ENDORSER OR THE COLLATERAL SECURING THIS NOTE, AND/OR ANY OTHER ASSETS OF ANY MAKER OR ENDORSER, MAY BE LOCATED. MAKER AND ANY ENDORSER HEREOF EACH WAIVE ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. MAKER AND ANY ENDORSER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY AND FURTHER WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

Maker may, subject to the terms and conditions contained herein prepay this Note in full or in part at any time, provided Maker shall: (i) give five days prior written notice to Holder specifying the principal amount and date of any proposed voluntary prepayment and the indebtedness being voluntarily prepaid; (ii) pay the amount specified in such voluntary prepayment notice, in good funds, on the date specified in such notice; (iii) simultaneously pay, in good funds, all principal, interest, late charges, and other charges accrued and/or due to Holder through the date of any such voluntary prepayment; and (iv) simultaneously pay a prepayment premium equal to the sum of .00167 of the principal amount then being voluntarily prepaid multiplied by the number of whole or partial calendar months between the date of the voluntary prepayment and the scheduled final maturity date of the indebtedness being prepaid but not more than the maximum amount permitted by law. The principal amount of any voluntary partial prepayment shall be applied in any manner acceptable to the Holder in the Holder’s sole discretion including to the scheduled installments of the indebtedness then being prepaid in the reverse order of their respective maturities, so that the amount and due date of only the latest maturing installment(s) shall be affected thereby.

The proceeds from the loan evidenced by this Note are to be used for business purposes only, and no part thereof is to be used for primarily consumer, personal, family or household purposes. If more than one party signs this Note as Maker, the obligations of each of them shall be joint and several. Notwithstanding anything to the contrary in this Note or any related writing, all agreements between Maker and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event, whether by reason of demand for payment or acceleration of maturity or otherwise, shall the interest contracted for, charged or received by Holder exceed the maximum amount permitted under applicable law. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise been earned on the date of such acceleration, and Holder does not intend to charge or collect any unearned interest in the event of acceleration. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum lawful amount, the interest payable to Holder shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal, to the extent permitted by applicable law, to other obligations of the Maker owing to Holder, as Holder may determine, and thereafter any such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, and allocated throughout the full period until payment in full of the principal (including the period of any extension or renewal hereof) so that the interest here on for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between Maker and Holder.

Maker hereby authorizes Holder to disclose to third-parties certain financial information relating to Maker which Holder has obtained or will hereafter obtain including but not limited to payment histories, balances and due dates.

THIS WRITTEN AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. THIS NOTE MAY NOT BE CHANGED OR TERMINATED ORALLY.

The undersigned, if more than one, shall be jointly and severally liable hereunder and all provisions hereof shall apply to each of them.

(Maker)

By:

Its:
(title)

(Witness to Maker’s Signature)

SECURITY AGREEMENT

This Security Agreement made the                      by and between                      as Debtor (“Debtor”), whose principal place of business is                      and Commercial Credit Group Inc. (“Secured Party”), whose address is                     .

1. To secure the prompt payment, performance and fulfillment of any and all Obligations (as hereinafter defined) of Debtor to Secured Party, Debtor hereby assigns, transfers, conveys, pledges, mortgages and grants to Secured Party a security interest and lien in each and every one of the goods, chattels and property described in the attached Schedule A and any and all accounts, accounts receivable, chattel paper, contract rights, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, securities, deposit accounts, investment property and other all property of whatever nature and kind, wherever located, in which Debtor now or hereafter has any right or interest and in and all attachments, accessories, substitutions, replacements, replacement parts, additions, software and software upgrades and all cash and non-cash proceeds (including rental proceeds, insurance proceeds, accounts and chattel paper arising out of or related to the sale, use, rental or other disposition thereof) of and to all of the foregoing (collectively called “Collateral”). Debtor grants Secured Party a security interest in the Collateral to secure the Obligations.

2. The term “Obligations” as used herein shall mean and include: (a) any and all loans, advances, payments, extensions of credit, endorsements, benefits and financial accommodations, previously, now or hereafter made, granted or extended by Secured Party to or on account of Debtor or which Secured Party has or will become obligated to make, grant or extend to or for the account of Debtor; and (b) any and all interest, commissions, rent, obligations, liabilities, indebtedness, charges, late charges, prepayment premium, attorneys fees and costs and expenses hereto and/or hereafter chargeable against Debtor by Secured Party or owing by Debtor to Secured Party or upon which Debtor may be and/or has become liable as endorser or guarantor; and (c) all obligations and/or indebtedness of any and every kind of Debtor to Secured Party whether direct or indirect, whether contingent or absolute, whether matured or un-matured and whether now or in the future arising, existing, incurred, contracted or owing to Secured Party or acquired by Secured Party by one or more assignments, transfers or otherwise, including but not limited to amounts due upon any notes or other obligations, given to or received by Secured Party directly from Debtor or by way of assignment from any one or more third parties and whether or not presently contemplated by the parties; and (d) any and all renewals, amendments, rewrites, increases, modifications or extensions of any of the foregoing.

3. All of the Obligations are acknowledged, affirmed and declared by Debtor to be secured by this Security Agreement. The Debtor agrees that it will fully and faithfully pay, perform and fulfill all of its Obligations. Debtor shall pay to Secured Party on demand, on any installment of the Obligations not fully paid prior to the seventh day (or such longer period as required by law) after its due date, a late charge of 5% of any such installment (“Late Charge”) and, after any default or maturity, whether by acceleration or otherwise, interest on the Obligations at the rate of eighteen percent per annum (the “Default Rate”) from the date of such default or maturity (whichever is earlier), until the Obligations are collected by the Secured Party in full. In addition, Debtor agrees to pay, on demand, all attorney fees, costs and expenses, collection costs and other charges incurred by Secured Party to enforce the payment and performance of Debtor’s Obligations. Any interest rate, late charge, fee or other charge (“Charge”) provided for in any way hereunder or under any document, note or instrument given in connection with any of the Obligations shall not in any event or contingency exceed any maximum permitted by applicable law and any such Charge shall be deemed hereby amended to such maximum amount. Any sums collected with respect to any Charge in excess of any maximum shall be applied to reduce the principal sum owing under the Obligations and any excess refunded to Debtor.

4. Debtor further represents and warrants to Secured Party and agrees as follows: (a) Debtor is the lawful owner of the Collateral and has paid all applicable sale, use or other taxes due in connection with the sale, purchase, ownership, possession or use of the Collateral and shall indemnify Secured Party from and against any loss, cost or expense, including penalties, interest and other charges of any kind in connection with or arising from the sale, purchase, ownership, possession or use of the Collateral; (b) The Collateral is in the possession of Debtor at its principal place of business (which is Debtor’s address shown above), unless a different location is specifically shown on Schedule A for any one or more items; (c) The Collateral and every part thereof is and will continue to be free and clear of all liens, attachments, levies, claims, demands and encumbrances of every kind, nature and description (except any held by Secured Party); (d) Debtor will defend the Collateral against all claims and demands of all persons and will not permit any circumstances to exist under which the Secured Party may lose its lien or lien priority on the Collateral; (e) Debtor will not sell, assign, mortgage, lease, pledge or otherwise dispose of the Collateral without the prior written consent of the Secured Party, and in the event of a sale or disposition of any item(s) of the Collateral, Debtor shall hold all proceeds therefrom in trust, and immediately deliver same to Secured Party; (f) Debtor, at its own cost and expense, will maintain and keep the Collateral in good repair, will not waste, abuse or destroy the Collateral or any part thereof and will not be negligent in the care and use thereof; (g) Debtor will not remove the Collateral from within the 48 contiguous States of the United States or its present locations without the prior written consent of the Secured Party nor change its present business locations without at least thirty days prior written notice to Secured Party; (h) At all times Debtor shall allow Secured Party or its representatives free access to and right of inspection of the Collateral, which shall remain personalty and not become a part of any realty. Nothing shall prevent Secured Party from removing all or any part of the Collateral as Secured Party, in its sole discretion may determine, from any premises to which it may be attached and/or upon which it may be located. Debtor agrees to deliver to Secured Party all appropriate waivers which Secured Party may request in its absolute discretion, in a form satisfactory to Secured Party, of owners, landlords and mortgagees of any such premises on which the Collateral may be located from time to time; (i) Debtor shall insure that (so far as may be necessary to protect the Collateral and the lien of this Security Agreement thereon) all of the terms and conditions of any leases covering the premises wherein the Collateral may be located are consistent with and will not result in a violation hereof, and Debtor shall comply with any orders, ordinances, laws or statutes of any city, state, or other entity having jurisdiction over the premises or the conduct of business thereon, and, where requested by Secured Party, will correct any defects or execute any written instruments and do any other acts necessary to more fully execute the purposes and provisions of this Security Agreement; (j) Debtor has the sole right and lawful authority to enter into this Security Agreement and if a corporation or limited liability company, the execution of this Security Agreement has been duly consented to and authorized by all of the stockholders or members of the Debtor and duly authorized by its Board of Directors or Managers as applicable. Debtor agrees to deliver to Secured Party evidence thereof satisfactory to Secured Party immediately upon request; (k) Each person signing this Security Agreement has full authority to sign for the Debtor; (l) Debtor will indemnify and save Secured Party harmless from all losses, costs, damages, liabilities or expenses, including reasonable attorneys’ fees, costs and expenses, that Secured Party may sustain or incur in connection with this Security Agreement or the Obligations, including any effort to obtain or enforce payment, performance or fulfillment of any of the Obligations or in the enforcement of, or foreclosure of Collateral under the terms of this Security Agreement or in the prosecution or defense of any action or proceeding either against Debtor or against Secured Party concerning any matter growing out of or connected with this Security Agreement and/or any of the Obligations and/or any of the Collateral. The aforementioned indemnity or any other indemnity obligation under this Security Agreement shall survive termination hereof; (m) At Secured Party’s request Debtor will furnish current financial statements satisfactory to Secured Party in form, preparation and content.

5. To secure all the Obligations under this Security Agreement, Debtor authorizes Secured Party to file one or more financing statements and/or a reproduction hereof as a financing statement, and any other lien-related forms or documents relating to the Collateral, from time to time as Secured Party deems in its sole discretion appropriate, in any jurisdiction (and Debtor shall execute any financing statement or amendment thereto) and Debtor hereby irrevocably appoints Secured Party as the true and lawful Attorney-in-Fact of Debtor, coupled with an interest, with full power in Debtor’s name, place and stead to execute financing statements on Debtor’s behalf and to do any and all other acts on Debtor’s behalf necessary or helpful to perfect and continue perfection of Secured Party’s security interest in the Collateral pursuant to the Uniform Commercial Code or other applicable law including, but not limited to, completing, as needed, and correcting, any errors and omissions concerning descriptions, serial numbers, vehicle identifications numbers, or other descriptive information relating to the Collateral on the attached Schedule A and/or on any documents related hereto.

6. Debtor will insure the Collateral, at its sole cost and expenses, by maintaining an “all risks” insurance policy naming the Secured Party as additional insured and loss payee, in an amount at least equal to the full replacement value of all collateral identified in each Schedule A attached or incorporated herein and also, where requested by Secured Party, against other hazards (including but not limited to comprehensive general liability insurance), with companies, in amounts of coverage and deductible provisions, and under policies acceptable to Secured Party. Each policy shall be delivered to Secured Party and shall expressly state that insurance as to Secured Party shall not be invalidated by any act, omission or neglect of Debtor and that the insurer shall give thirty (30) days written notice to Secured Party of any alteration, termination or cancellation of the policy. Secured Party shall have the right, but not the obligation, to provide insurance for its interest and charge Debtor Secured Party’s cost for such insurance, together with it or its designee’s customary charges or fees associated with its insurance. Debtor hereby irrevocably appoints Secured Party as Debtor’s Attorney-in-Fact, coupled with an interest, to make claim for, settle, resolve, receive payment of, and execute and endorse all documents, checks or drafts received in payment for any loss or damage under any of said insurance policies and to execute any documents or statements related thereto.

7. If Debtor shall be in default in the full, prompt and faithful performance of any of the terms, conditions and provisions of this Security Agreement, Secured Party may, at its option, (but shall not be obligated to), without waiving its right to enforce this Security Agreement according to its terms, immediately or at any time thereafter, and without notice to or demand upon Debtor, perform or cause the performance of such terms, conditions or provisions, for the account and at the sole cost and expense of Debtor, which (including reasonable attorneys’ fees, costs and expenses) shall be secured by the Collateral, added to the amount of the Obligations, without notice to Debtor, and shall be payable on demand with interest at the Default Rate specified in Paragraph 3 hereof.

8. Debtor shall be in default upon the occurrence of any of the following: (a) Debtor defaults in the prompt payment, performance or fulfillment of any of Debtor’s Obligations; (b) Debtor shall fail to punctually and faithfully fulfill, observe or perform any of the terms, conditions, provisions, representations and warranties contained in this Security Agreement, the Obligations, or in any present or future agreement or instrument made by Debtor and then held by Secured Party; (c) Debtor or any guarantor of any of Debtor’s Obligations under this Security Agreement (“Guarantor”) dies or is materially disabled, ceases to do business, becomes insolvent, declares or is determined to be a debtor under the bankruptcy code, or makes an assignment for the benefit of creditors; (d) any of the warranties, covenants or representations made by Debtor or any Guarantor to Secured Party be or become untrue or incorrect in any respect; (e) a change in the management, operations, ownership of stock or membership units or control of Debtor; (f) Secured Party at any time deems the security afforded by this Security Agreement unsafe, inadequate or at any risk or any of the Collateral in danger of misuse, concealment or misappropriation. (f) any attachment, levy or execution against Debtor or any Guarantor that is not released within 60 hours; (g) Debtor’s or any Guarantor’s affairs so evolve such that, in Secured Party’s sole discretion, Secured Party thereby becomes insecure as to the performance of this Security Agreement or any other agreement with Debtor; (h) Debtor shall incur, create, assume, cause or suffer to exist any mortgage, trust, lien, security interest, pledge, hypothecation, other encumbrance (other than Secured Party’s interest), or attachment or execution of any kind whatsoever upon, affecting or with respect to the Collateral or any of Secured Party’s interests under this Agreement or any of the Obligations; (i) Debtor shall sell, pledge, assign, rent, lease, lend, destroy or otherwise transfer or dispose of any Collateral; (j) failure of Debtor to obtain or maintain insurance on the Collateral satisfactory to Secured Party in its sole discretion; or (m) any of the Obligations, this Agreement, the security interest granted herein or any provision hereof for any reason attributable to Debtor, ceases to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by Debtor or Debtor shall deny that it has any further liability or obligation thereunder.

9. Upon any default by Debtor, the rate of interest shall automatically increase to the Default Rate, Debtor shall immediately deliver possession of the Collateral to Secured Party, and Secured Party, without demand or notice, may exercise any of the following remedies: (a) Accelerate the maturity of and declare the entire indebtedness under all or part of Obligations immediately due and payable; (b) Take possession of all or part the Collateral, at any time, wherever it may be, and to enter any premises, with or without process of law, and search for, take possession of, remove, or keep and store the Collateral on said premises until sold, without liability for trespass nor charge for storage; (c) Sell the Collateral or any part thereof and all of the Debtor’s equity of redemption therein at public or private sale, for cash or on credit, and on such terms as Secured Party may in its sole discretion elect, in such county and at such places as Secured Party may elect and without having the Collateral at the place of sale. In the event Secured Party sells all or part of the Collateral at public or private sale, then (i) Secured Party shall not be required to refurbish, repair or otherwise incur any expenses in preparing Collateral for sale but may sell its interest therein on an “AS-IS,” “WHERE-IS” basis; (ii) Secured Party may bid or become the purchaser at any such sale and Debtor waives any and all rights of redemption from any such sale; (iii) Any public sale will be deemed commercially reasonable if notice thereof shall be mailed to Debtor at least 10 days before such sale and advertised in at least one newspaper of general circulation in the area of the sale at least twice prior to the date of sale and if upon terms of 25% cash down with the balance payable in good funds within 24 hours or other more favorable terms in the discretion of Secured Party; (iv) The proceeds of any public or private sale shall first be applied to the costs and expenses of Secured Party including but not limited to recovering, transporting, storing, refurbishing, and/or selling the items sold, attorneys’ fees, court costs, bond and insurance premiums, advertising, postage and publishing costs, and sales commissions, and second to the payment, partly or entirely, of any of the Obligations as Secured Party may in its sole discretion elect, returning the excess, if any, to Debtor or such other party in interest as the required by law; Debtor shall remain liable to Secured Party for any deficiency plus interest thereon as provided above; (v) Any private sale shall be deemed commercially reasonable if notice thereof shall be mailed to Debtor at least 10 days before the sale date stated therein at the address indicated above, and credit given for the full price stated, less attorneys’ fees costs and expenses. No action taken by Secured Party shall release Debtor from any of its Obligations to Secured Party. Debtor acknowledges and agrees that in any action or proceeding brought by Secured Party to obtain possession of any Collateral, Secured Party shall be entitled to issuance of a writ or order of possession (or similar legal process) without the necessity of posting a bond, security or other undertaking which is hereby waived by Debtor and if Debtor contests Secured Party’s right to possession of any Collateral in any action or proceeding, Debtor shall post a bond (issued by a national insurer authorized to issue such bonds in the jurisdiction of such action or proceeding) in an amount equal to twice the amount in controversy in such action or proceeding or twice the amount of Debtor’s unpaid Obligations to Secured Party, whichever is less. Secured Party may without prior notice to or demand upon Debtor and with or without the exercise of any of Secured Party’s other rights or remedies, apply toward the payment of Debtor’s Obligations (at any time owing to Secured Party) any checks, drafts, notes, balances, reserves, accounts and sums belonging to or owing to Debtor and coming into Secured Party’s possession and for such purpose may endorse Debtor’s name on any instrument or document payable to Debtor (whether for deposit, collection, discount or negotiation). Without notice to Debtor, Secured Party may apply such sums or change applications of sums previously paid and/or to be paid to Secured Party, to such Obligations as Secured Party in its sole discretion may choose. The exercise or partial exercise of any remedy shall not be construed as a waiver of any other remedy nor constitute an election of remedies.

10. Debtor, at Secured Party’s option, hereby irrevocably consents to the appointment of a receiver or keeper for the Collateral and/or all other property of Debtor, and of the rents, issued as proceeds thereof. Debtor expressly waives any right to notice or hearing in any action to recover possession of any or all of the Collateral. Any notices hereunder shall be in writing and effective when delivered in person to an officer of the party to whom addressed or mailed by certified mail to such party at its address specified herein or at such other address as may hereafter be specified by like notice by either party to the other. Reasonable notification hereunder shall be any notification given or sent at least five (5) days prior to the event for which such notification is sent. Debtor agrees that upon the request of Secured Party, after any default, to segregate and hold all or any part of the Collateral in a fiduciary capacity and to adequately maintain, service and insure said property and to protect same from use and/or abuse, all without charge to Secured Party, such fiduciary duty to terminate only upon the actual delivery of the Collateral to Secured Party. Debtor, recognizing that in the event of default no remedy at law would provide adequate relief to Secured Party, agrees that Secured Party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

11. DEBTOR HEREOF AGREES TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY

WAY RELATED TO THIS SECURITY AGREEMENT, WITH THE SOLE EXCEPTIONS THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF THE COLLATERAL OR ANY OTHER ASSETS OF THE DEBTOR OR ANY GUARANTOR HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF THE SECURED PARTY, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE COLLATERAL, AND/OR SUCH OTHER ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE THE DEBTOR, OR ANY GUARANTOR, OR THE COLLATERAL AND/OR ANY OTHER ASSETS OF THE DEBTOR, OR GUARANTOR MAY BE LOCATED. DEBTOR WAIVES ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY AND FURTHER WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

12. Secured Party may at any time, with or without exercising any of the rights or remedies aforesaid and without prior notice or demand to Debtor, appropriate and apply toward the payment of the Obligations any and all balances, sums, property, credits, deposits, accounts, reserves, collections, drafts, notes or checks coming into Secured Party’s possession and belonging or owing to Debtor, and for such purposes, endorse the name of Debtor on any such instrument made payable to Debtor for deposit, negotiation, discount or collection. Such applications may be made, or any monies paid to Secured Party may be applied, without notice to Debtor, partly or entirely to such of the Obligations as Secured Party in its sole discretion may elect. In its sole discretion Secured Party may apply and/or change applications of any sums paid and/or to be paid by or for Debtor, under any circumstances, to any obligations of Debtor to Secured Party, presently existing or otherwise. The interest rates which may be provided for in any instrument evidencing one or more Obligations shall in no event, circumstance or contingency, exceed any maximum permitted by applicable law.

13. No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Secured Party of any right, privilege, remedy, or power under the Security Agreement, shall operate as a waiver thereof or preclude Secured Party from exercising any other right, privilege, remedy or power under this Security Agreement whether or not Debtor is in default hereunder. No waiver of any provision of the Security Agreement shall be effective unless in writing, signed by a duly authorized officer of the party to be charged, and no amendment, supplement or other modification of the Security Agreement shall be effective unless in writing signed by each of the parties hereto. This instrument constitutes the entire agreement between the parties. This Security Agreement cannot be modified or terminated orally. Only a written instrument, signed by an officer of the Secured Party, shall be effective to modify or terminate any obligation of Debtor to Secured Party, this Security Agreement or any other agreement between the parties but only to the extent therein specifically set forth therein.

14. This Security Agreement may be assigned along with any and all Obligations, without notice to Debtor, and upon such assignment Debtor agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Debtor may have against Secured Party, whether arising hereunder or otherwise, and such assignee shall be entitled to at least the same rights as Secured Party. All of the rights, remedies, options, privileges and elections given to the original Secured Party hereunder shall inure to the benefit of any assignee, transferee or holder of this Security Agreement, and their respective successors and assigns, and all the terms conditions, promises, covenants, provisions and warranties of this Security Agreement shall inure to the benefit of and shall bind the representatives, successors and assigns of the respective parties.

15. Some of the Collateral may be in the hands of Debtor under one or more security agreements, installment sale contracts, lease agreements, notes or other instruments which are or may be held by Secured Party and with respect to such Collateral. Secured Party by accepting this Security Agreement shall not in any manner be considered as having waived any security interest arising independently of this Security Agreement nor shall this Security Agreement be construed as adversely affecting any rights of Secured Party under any other security agreement nor as a waiver of any of the terms and provisions of any other security agreement, guaranty or endorsement in favor of Secured Party, all of which shall remain and continue in full force and effect and shall be cumulative.

16. Intending that each and every provision of this Security Agreement be fully effective and enforceable according to its terms, the parties agree that the validity, enforceability and effectiveness of each provision hereof and the obligations, rights and remedies of the Debtor and Secured Party in any way related to or arising under this Security Agreement or under one or more Obligation shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules). If any one or more provisions hereof are in conflict with any statute or law and thus not valid or enforceable, then each such provision shall be deemed null and void but only to the extent of such conflict and without invalidating or affecting the remaining provisions hereof. This contract shall be binding upon the heirs, administrators, legal representatives and successors of the Debtor.

IN WITNESS WHEREOF, Debtor has caused these presents to be duly executed, the day and year first above written.

DEBTOR:

(Debtor)	(Seal)

By:
Title

(Witness to Debtor’s Signature)

SECURITY AGREEMENT

This Security Agreement made the                      by and between                      as (“Debtor”), whose principal place of business is                      and Commercial Credit Group Inc. (“Secured Party”), whose address is                     .

1. To secure the prompt payment, performance and fulfillment of any and all Obligations (as hereinafter defined) of Debtor to Secured Party, Debtor hereby assigns, transfers, conveys, pledges, mortgages and grants to Secured Party a security interest and lien in each and every one of the goods, chattels and property described in any schedule attached hereto and in and all attachments, accessories, substitutions, replacements, replacement parts, additions, software and software upgrades and all cash and non-cash proceeds (including rental proceeds, insurance proceeds, accounts and chattel paper arising out of or related to the sale, use, rental or other disposition thereof) of and to all of the foregoing (collectively called “Collateral”). Debtor grants Secured Party a security interest in the Collateral to secure the Obligations.

2. The term “Obligations” as used herein shall mean and include: (a) any and all loans, advances, payments, extensions of credit, endorsements, benefits and financial accommodations, previously, now or hereafter made, granted or extended by Secured Party to or on account of Debtor or which Secured Party has or will become obligated to make, grant or extend to or for the account of Debtor; and (b) any and all interest, commissions, rent, obligations, liabilities, indebtedness, charges, late charges, prepayment premium, attorneys fees and costs and expenses hereto and/or hereafter chargeable against Debtor by Secured Party or owing by Debtor to Secured Party or upon which Debtor may be and/or has become liable as endorser or guarantor; and (c) all obligations and/or indebtedness of any and every kind of Debtor to Secured Party whether direct or indirect, whether contingent or absolute, whether matured or un-matured and whether now or in the future arising, existing, incurred, contracted or owing to Secured Party or acquired by Secured Party by one or more assignments, transfers or otherwise, including but not limited to amounts due upon any notes or other obligations, given to or received by Secured Party directly from Debtor or by way of assignment from any one or more third parties and whether or not presently contemplated by the parties; and (d) any and all renewals, amendments, rewrites, increases, modifications or extensions of any of the foregoing.

3. All of the Obligations are acknowledged, affirmed and declared by Debtor to be secured by this Security Agreement. The Debtor agrees that it will fully and faithfully pay, perform and fulfill all of its Obligations. Debtor shall pay to Secured Party on demand, on any installment of the Obligations not fully paid prior to the seventh day (or such longer period as required by law) after its due date, a late charge of 5% of any such installment (“Late Charge”) and, after any default or maturity, whether by acceleration or otherwise, interest on the Obligations at the rate of eighteen percent per annum (the “Default Rate”) from the date of such default or maturity (whichever is earlier), until the Obligations are collected by the Secured Party in full. In addition, Debtor agrees to pay, on demand, all attorney fees, costs and expenses, collection costs and other charges incurred by Secured Party to enforce the payment and performance of Debtor’s Obligations. Any interest rate, late charge, fee or other charge (“Charge”) provided for in any way hereunder or under any document, note or instrument given in connection with any of the Obligations shall not in any event or contingency exceed any maximum permitted by applicable law and any such Charge shall be deemed hereby amended to such maximum amount. Any sums collected with respect to any Charge in excess of any maximum shall be applied to reduce the principal sum owing under the Obligations and any excess refunded to Debtor.

4. Debtor further represents and warrants to Secured Party and agrees as follows: (a) Debtor is the lawful owner of the Collateral and has paid all applicable sale, use or other taxes due in connection with the sale, purchase, ownership, possession or use of the Collateral and shall indemnify Secured Party from and against any loss, cost or expense, including penalties, interest and other charges of any kind in connection with or arising from the sale, purchase, ownership, possession or use of the Collateral; (b) The Collateral is in the possession of Debtor at its principal place of business (which is Debtor’s address shown above), unless a different location is specifically shown on Schedule A for any one or more items; (c) The Collateral and every part thereof is and will continue to be free and clear of all liens, attachments, levies, claims, demands and encumbrances of every kind, nature and description (except any held by Secured Party); (d) Debtor will defend the Collateral against all claims and demands of all persons and will not permit any circumstances to exist under which the Secured Party may lose its lien or lien priority on the Collateral; (e) Debtor will not sell, assign, mortgage, lease, pledge or otherwise dispose of the Collateral without the prior written consent of the Secured Party, and in the event of a sale or disposition of any item(s) of the Collateral, Debtor shall hold all proceeds therefrom in trust, and immediately deliver same to Secured Party; (f) Debtor, at its own cost and expense, will maintain and keep the Collateral in good repair, will not waste, abuse or destroy the Collateral or any part thereof and will not be negligent in the care and use thereof; (g) Debtor will not remove the Collateral from within the 48 contiguous States of the United States or its present locations without the prior written consent of the Secured Party nor change its present business locations without at least thirty days prior written notice to Secured Party; (h) At all times Debtor shall allow Secured Party or its representatives free access to and right of inspection of the Collateral, which shall remain personalty and not become a part of any realty. Nothing shall prevent Secured Party from removing all or any part of the Collateral as Secured Party, in its sole discretion may determine, from any premises to which it may be attached and/or upon which it may be located. Debtor agrees to deliver to Secured Party all appropriate waivers which Secured Party may request in its absolute discretion, in a form satisfactory to Secured Party, of owners, landlords and mortgagees of any such premises on which the Collateral may be located from time to time; (i) Debtor shall insure that (so far as may be necessary to protect the Collateral and the lien of this Security Agreement thereon) all of the terms and conditions of any leases covering the premises wherein the Collateral may be located are consistent with and will not result in a violation hereof, and Debtor shall comply with any orders, ordinances, laws or statutes of any city, state, or other entity having jurisdiction over the premises or the conduct of business thereon, and, where requested by Secured Party, will correct any defects or execute any written instruments and do any other acts necessary to more fully execute the purposes and provisions of this Security Agreement; (j) Debtor has the sole right and lawful authority to enter into this Security Agreement and if a corporation or limited liability company, the execution of this Security Agreement has been duly consented to and authorized by all of the stockholders or members of the Debtor and duly authorized by its Board of Directors or Managers as applicable. Debtor agrees to deliver to Secured Party evidence thereof satisfactory to Secured Party immediately upon request; (k) Each person signing this Security Agreement has full authority to sign for the Debtor; (l) Debtor will indemnify and save Secured Party harmless from all losses, costs, damages, liabilities or expenses, including reasonable attorneys’ fees, costs and expenses, that Secured Party may sustain or incur in connection with this Security Agreement or the Obligations, including any effort to obtain or enforce payment, performance or fulfillment of any of the Obligations or in the enforcement of, or foreclosure of Collateral under the terms of this Security Agreement or in the prosecution or defense of any action or proceeding either against Debtor or against Secured Party concerning any matter growing out of or connected with this Security Agreement and/or any of the Obligations and/or any of the Collateral. The aforementioned indemnity or any other indemnity obligation under this Security Agreement shall survive termination hereof; (m) At Secured Party’s request Debtor will furnish current financial statements satisfactory to Secured Party in form, preparation and content.

5. To secure all the Obligations under this Security Agreement, Debtor authorizes Secured Party to file one or more financing statements and/or a reproduction hereof as a financing statement, and any other lien-related forms or documents relating to the Collateral, from time to time as Secured Party deems in its sole discretion appropriate, in any jurisdiction (and Debtor shall execute any financing statement or amendment thereto) and Debtor hereby irrevocably appoints Secured Party as the true and lawful Attorney-in-Fact of Debtor, coupled with an interest, with full power in Debtor’s name, place and stead to execute financing statements on Debtor’s behalf and to do any and all other acts on Debtor’s behalf necessary or helpful to perfect and continue perfection of Secured Party’s security interest in the Collateral pursuant to the Uniform Commercial Code or other applicable law including, but not limited to, completing, as needed, and correcting, any errors and omissions concerning descriptions, serial numbers, vehicle identifications numbers, or other descriptive information relating to the Collateral on the attached Schedule A and/or on any documents related hereto.

6. Debtor will insure the Collateral, at its sole cost and expenses, by maintaining an “all risks” insurance policy naming the Secured Party as additional insured and loss payee, in an amount at least equal to the full replacement value of all collateral identified in each Schedule A attached or incorporated herein and also, where requested by Secured Party, against other hazards (including but not limited to comprehensive general liability insurance), with companies, in amounts of coverage and deductible provisions, and under policies acceptable to Secured Party. Each policy shall be delivered to Secured Party and shall expressly state that insurance as to Secured Party shall not be invalidated by any act, omission or neglect of Debtor and that the insurer shall give thirty (30) days written notice to Secured Party of any alteration, termination or cancellation of the policy. Secured Party shall have the right, but not the obligation, to provide insurance for its interest and charge Debtor Secured Party’s cost for such insurance, together with it or its designee’s customary charges or fees associated with its insurance. Debtor hereby irrevocably appoints Secured Party as Debtor’s Attorney-in-Fact, coupled with an interest, to make claim for, settle, resolve, receive payment of, and execute and endorse all documents, checks or drafts received in payment for any loss or damage under any of said insurance policies and to execute any documents or statements related thereto.

7. If Debtor shall be in default in the full, prompt and faithful performance of any of the terms, conditions and provisions of this Security Agreement, Secured Party may, at its option, (but shall not be obligated to), without waiving its right to enforce this Security Agreement according to its terms, immediately or at any time thereafter, and without notice to or demand upon Debtor, perform or cause the performance of such terms, conditions or provisions, for the account and at the sole cost and expense of Debtor, which (including reasonable attorneys’ fees, costs and expenses) shall be secured by the Collateral, added to the amount of the Obligations, without notice to Debtor, and shall be payable on demand with interest at the Default Rate specified in Paragraph 3 hereof.

8. Debtor shall be in default upon the occurrence of any of the following: (a) Debtor defaults in the prompt payment, performance or fulfillment of any of Debtor’s Obligations; (b) Debtor shall fail to punctually and faithfully fulfill, observe or perform any of the terms, conditions, provisions, representations and warranties contained in this Security Agreement, the Obligations, or in any present or future agreement or instrument made by Debtor and then held by Secured Party; (c) Debtor or any guarantor of any of Debtor’s Obligations under this Security Agreement (“Guarantor”) dies or is materially disabled, ceases to do business, becomes insolvent, declares or is determined to be a debtor under the bankruptcy code, or makes an assignment for the benefit of creditors; (d) any of the warranties, covenants or representations made by Debtor or any Guarantor to Secured Party be or become untrue or incorrect in any respect; (e) a change in the management, operations, ownership of stock or membership units or control of Debtor; (f) Secured Party at any time deems the security afforded by this Security Agreement unsafe, inadequate or at any risk or any of the Collateral in danger of misuse, concealment or misappropriation. (f) any attachment, levy or execution against Debtor or any Guarantor that is not released within 60 hours; (g) Debtor’s or any Guarantor’s affairs so evolve such that, in Secured Party’s sole discretion, Secured Party thereby becomes insecure as to the performance of this Security Agreement or any other agreement with Debtor; (h) Debtor shall incur, create, assume, cause or suffer to exist any mortgage, trust, lien, security interest, pledge, hypothecation, other encumbrance (other than Secured Party’s interest), or attachment or execution of any kind whatsoever upon, affecting or with respect to the Collateral or any of Secured Party’s interests under this Agreement or any of the Obligations; (i) Debtor shall sell, pledge, assign, rent, lease, lend, destroy or otherwise transfer or dispose of any Collateral; (j) failure of Debtor to obtain or maintain insurance on the Collateral satisfactory to Secured Party in its sole discretion; or (m) any of the Obligations, this Agreement, the security interest granted herein or any provision hereof for any reason attributable to Debtor, ceases to be in full force and effect or shall be declared to be null and void or the validity or enforceability thereof shall be contested by Debtor or Debtor shall deny that it has any further liability or obligation thereunder.

9. Upon any default by Debtor, the rate of interest shall automatically increase to the Default Rate, Debtor shall immediately deliver possession of the Collateral to Secured Party, and Secured Party, without demand or notice, may exercise any of the following remedies: (a) Accelerate the maturity of and declare the entire indebtedness under all or part of Obligations immediately due and payable; (b) Take possession of all or part the Collateral, at any time, wherever it may be, and to enter any premises, with or without process of law, and search for, take possession of, remove, or keep and store the Collateral on said premises until sold, without liability for trespass nor charge for storage; (c) Sell the Collateral or any part thereof and all of the Debtor’s equity of redemption therein at public or private sale, for cash or on credit, and on such terms as Secured Party may in its sole discretion elect, in such county and at such places as Secured Party may elect and without having the Collateral at the place of sale. In the event Secured Party sells all or part of the Collateral at public or private sale, then (i) Secured Party shall not be required to refurbish, repair or otherwise incur any expenses in preparing Collateral for sale but may sell its interest therein on an “AS-IS,” “WHERE-IS” basis; (ii) Secured Party may bid or become the purchaser at any such sale and Debtor waives any and all rights of redemption from any such sale; (iii) Any public sale will be deemed commercially reasonable if notice thereof shall be mailed to Debtor at least 10 days before such sale and advertised in at least one newspaper of general circulation in the area of the sale at least twice prior to the date of sale and if upon terms of 25% cash down with the balance payable in good funds within 24 hours or other more favorable terms in the discretion of Secured Party; (iv) The proceeds of any public or private sale shall first be applied to the costs and expenses of Secured Party including but not limited to recovering, transporting, storing, refurbishing, and/or selling the items sold, attorneys’ fees, court costs, bond and insurance premiums, advertising, postage and publishing costs, and sales commissions, and second to the payment, partly or entirely, of any of the Obligations as Secured Party may in its sole discretion elect, returning the excess, if any, to Debtor or such other party in interest as the required by law; Debtor shall remain liable to Secured Party for any deficiency plus interest thereon as provided above; (v) Any private sale shall be deemed commercially reasonable if notice thereof shall be mailed to Debtor at least 10 days before the sale date stated therein at the address indicated above, and credit given for the full price stated, less attorneys’ fees costs and expenses. No action taken by Secured Party shall release Debtor from any of its Obligations to Secured Party. Debtor acknowledges and agrees that in any action or proceeding brought by Secured Party to obtain possession of any Collateral, Secured Party shall be entitled to issuance of a writ or order of possession (or similar legal process) without the necessity of posting a bond, security or other undertaking which is hereby waived by Debtor and if Debtor contests Secured Party’s right to possession of any Collateral in any action or proceeding, Debtor shall post a bond (issued by a national insurer authorized to issue such bonds in the jurisdiction of such action or proceeding) in an amount equal to twice the amount in controversy in such action or proceeding or twice the amount of Debtor’s unpaid Obligations to Secured Party, whichever is less. Secured Party may without prior notice to or demand upon Debtor and with or without the exercise of any of Secured Party’s other rights or remedies, apply toward the payment of Debtor’s Obligations (at any time owing to Secured Party) any checks, drafts, notes, balances, reserves, accounts and sums belonging to or owing to Debtor and coming into Secured Party’s possession and for such purpose may endorse Debtor’s name on any instrument or document payable to Debtor (whether for deposit, collection, discount or negotiation). Without notice to Debtor, Secured Party may apply such sums or change applications of sums previously paid and/or to be paid to Secured Party, to such Obligations as Secured Party in its sole discretion may choose. The exercise or partial exercise of any remedy shall not be construed as a waiver of any other remedy nor constitute an election of remedies.

10. Debtor, at Secured Party’s option, hereby irrevocably consents to the appointment of a receiver or keeper for the Collateral and/or all other property of Debtor, and of the rents, issued as proceeds thereof. Debtor expressly waives any right to notice or hearing in any action to recover possession of any or all of the Collateral. Any notices hereunder shall be in writing and effective when delivered in person to an officer of the party to whom addressed or mailed by certified mail to such party at its address specified herein or at such other address as may hereafter be specified by like notice by either party to the other. Reasonable notification hereunder shall be any notification given or sent at least five (5) days prior to the event for which such notification is sent. Debtor agrees that upon the request of Secured Party, after any default, to segregate and hold all or any part of the Collateral in a fiduciary capacity and to adequately maintain, service and insure said property and to protect same from use and/or abuse, all without charge to Secured Party, such fiduciary duty to terminate only upon the actual delivery of the Collateral to Secured Party. Debtor, recognizing that in the event of default no remedy at law would provide adequate relief to Secured Party, agrees that Secured Party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

11. DEBTOR HEREOF AGREES TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY WAY RELATED TO THIS SECURITY AGREEMENT, WITH THE SOLE EXCEPTIONS THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF THE COLLATERAL OR ANY OTHER ASSETS OF THE DEBTOR OR ANY GUARANTOR HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF THE SECURED PARTY, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE COLLATERAL, AND/OR SUCH OTHER ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE THE DEBTOR, OR ANY GUARANTOR, OR THE COLLATERAL AND/OR ANY OTHER ASSETS OF THE DEBTOR, OR GUARANTOR MAY BE LOCATED. DEBTOR WAIVES ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY AND FURTHER WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

12. Secured Party may at any time, with or without exercising any of the rights or remedies aforesaid and without prior notice or demand to Debtor, appropriate and apply toward the payment of the Obligations any and all balances, sums, property, credits, deposits, accounts, reserves, collections, drafts, notes or checks coming into Secured Party’s possession and belonging or owing to Debtor, and for such purposes, endorse the name of Debtor on any such instrument made payable to Debtor for deposit, negotiation, discount or collection. Such applications may be made, or any monies paid to Secured Party may be applied, without notice to Debtor, partly or entirely to such of the Obligations as Secured Party in its sole discretion may elect. In its sole discretion Secured Party may apply and/or change applications of any sums paid and/or to be paid by or for Debtor, under any circumstances, to any obligations of Debtor to Secured Party, presently existing or otherwise. The interest rates which may be provided for in any instrument evidencing one or more Obligations shall in no event, circumstance or contingency, exceed any maximum permitted by applicable law.

13. No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Secured Party of any right, privilege, remedy, or power under the Security Agreement, shall operate as a waiver thereof or preclude Secured Party from exercising any other right, privilege, remedy or power under this Security Agreement whether or not Debtor is in default hereunder. No waiver of any provision of the Security Agreement shall be effective unless in writing, signed by a duly authorized officer of the party to be charged, and no amendment, supplement or other modification of the Security Agreement shall be effective unless in writing signed by each of the parties hereto. This instrument constitutes the entire agreement between the parties. This Security Agreement cannot be modified or terminated orally. Only a written instrument, signed by an officer of the Secured Party, shall be effective to modify or terminate any obligation of Debtor to Secured Party, this Security Agreement or any other agreement between the parties but only to the extent therein specifically set forth therein.

14. This Security Agreement may be assigned along with any and all Obligations, without notice to Debtor, and upon such assignment Debtor agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Debtor may have against Secured Party, whether arising hereunder or otherwise, and such assignee shall be entitled to at least the same rights as Secured Party. All of the rights, remedies, options, privileges and elections given to the original Secured Party hereunder shall inure to the benefit of any assignee, transferee or holder of this Security Agreement, and their respective successors and assigns, and all the terms conditions, promises, covenants, provisions and warranties of this Security Agreement shall inure to the benefit of and shall bind the representatives, successors and assigns of the respective parties.

15. Some of the Collateral may be in the hands of Debtor under one or more security agreements, installment sale contracts, lease agreements, notes or other instruments which are or may be held by Secured Party and with respect to such Collateral. Secured Party by accepting this Security Agreement shall not in any manner be considered as having waived any security interest arising independently of this Security Agreement nor shall this Security Agreement be construed as adversely affecting any rights of Secured Party under any other security agreement nor as a waiver of any of the terms and provisions of any other security agreement, guaranty or endorsement in favor of Secured Party, all of which shall remain and continue in full force and effect and shall be cumulative.

16. Intending that each and every provision of this Security Agreement be fully effective and enforceable according to its terms, the parties agree that the validity, enforceability and effectiveness of each provision hereof and the obligations, rights and remedies of the Debtor and Secured Party in any way related to or arising under this Security Agreement or under one or more Obligation shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules). If any one or more provisions hereof are in conflict with any statute or law and thus not valid or enforceable, then each such provision shall be deemed null and void but only to the extent of such conflict and without invalidating or affecting the remaining provisions hereof. This contract shall be binding upon the heirs, administrators, legal representatives and successors of the Debtor.

IN WITNESS WHEREOF, Debtor has caused these presents to be duly executed, the day and year first above written.

DEBTOR:

(Debtor)	(Seal)

By:
Title

(Witness to Debtor’s Signature)

GUARANTY

To: Commercial Credit Group Inc. (“Creditor”)

Re:                      (“Subject”)

1. For valuable consideration, each of the undersigned (“Guarantor”), jointly and severally, unconditionally guarantees and agrees to be unconditionally liable for the full, complete and prompt payment and performance (and not merely a guaranty of collection) of any and all present and future Obligations (as hereinafter defined) of Subject to Creditor, whether joint or several, direct or indirect, absolute or contingent, matured or un-matured, secured or unsecured; without reduction by reason of any claim, defense, setoff, counterclaim or recoupment. This is a continuing guaranty which shall remain in full force and effect, regardless of the death or dissolution of Guarantor, until full and indefeasible payment and performance of all Obligations, and thereafter until Creditor’s actual receipt of a written notice of termination of Guarantor’s obligations hereunder as set forth in paragraph 4 below (any such notice of termination must be sent by certified mail and shall be effective only as to transactions arising, incurred or created after Creditor’s receipt thereof).

2. The term “Obligations” as used herein shall mean and include: (a) any and all loans, equipment leases, conditional sale contracts, advances, payments, extensions of credit, endorsements, benefits and financial accommodations, previously, now or hereafter made, granted or extended by Creditor on account of Subject or which Creditor has or will become obligated to make, grant or extend to or for the account of Subject; and (b) any and all interest, commissions, obligations, liabilities, indebtedness, charges, late charges, prepayment premiums, attorneys fees and costs and expenses hereto and/or hereafter chargeable against Subject by Creditor or owing by Subject to Creditor or upon which Subject may be and/or has become liable as endorser or guarantor; and (c) all obligations and/or indebtedness of any and every kind of Subject to Creditor whether direct or indirect, whether contingent or absolute, whether matured or un-matured and whether now or in the future arising, existing, incurred, contracted or owing to Creditor or acquired by Creditor by one or more assignments, transfers or otherwise, including but not limited to amounts due upon any notes or other obligations, given to or received by Creditor directly from Subject or by way of assignment from any one or more third parties and whether or not presently contemplated by the parties; and (d) any and all renewals, amendments, rewrites, increases, modifications or extensions of any of the foregoing.

3. Each of the Guarantors hereunder warrant and agree, that Guarantors’ liability to Creditor hereunder is direct and unconditional and may be enforced against Guarantors without Creditor’s prior resort to any other right, remedy or security and shall continue notwithstanding any repossession or other disposition of security regardless of whether same may be an election of remedies against Subject and without Creditor first having to proceed against Subject or to liquidate any Obligations of Subject or any property, collateral or security (“Security”) securing Subject’s Obligations, and irrespective of any invalidity, illegality, illegitimacy or unenforceability of any such Obligation or the insufficiency, invalidity or unenforceability of any Security of any such Obligations. Each of the Guarantors hereunder also warrant and agree, (a) to pay on demand all sums due and to become due to Creditor arising out of Subject’s Obligations; (b) to pay on demand all losses, costs, attorneys’ fees and expenses which may be suffered by Creditor by reason of Subject’s default or default of any Guarantor hereunder; (c) to be bound by and to pay on demand to Creditor any deficiency established by a liquidation of Subject’s Obligations or Security securing Subject’s Obligations, with or without notice to any or all Guarantors; and (d) that no Guarantor shall be released or discharged, either in whole or in part, by Creditors failure or delay to perfect or continue the perfection of any security interest in any Security which secures the Obligations of Subject or any Guarantor to Creditor, or to protect the Security covered by such security interest or by any waiver, subordination or release of any security interest. Guarantors agree to pay to Creditor all costs and expenses, including attorneys’ fees, incurred by Creditor in exercising any right, power or remedy conferred by this Guaranty, or in the enforcement of this Guaranty, whether or not any action is filed in connection therewith. Until paid to Creditor, such amounts shall bear interest at the highest rate allowed by any instruments evidencing the Obligations. Guarantor’s liability to Creditor hereunder shall not be released, impaired or satisfied for any reason until all Obligations of Subject have been fully and indefeasibly paid and performed, with interest.

4. No termination hereof shall be effected by the death or dissolution of Guarantor(s). No termination shall be effective except by notice sent to Creditor by certified mail return receipt requested naming a termination date effective not less than 90 days after the receipt of such notice by Creditor. Such notice will not be effective as to any Guarantor who has not given such notice or affect any transaction entered into prior to the effective date of termination or affect the accrual of interest, attorney’s fees, costs and expenses or other amounts accruing on any Obligations incurred prior to termination.

5. Each of the Guarantors waives: (a) notice of acceptance hereof; presentment, demand, protest and notice of nonpayment or protest as to any note or Obligation signed, accepted, endorsed or assigned to Creditor by Subject; any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which any of us may now or hereafter have against Subject or any other person directly or contingently liable for the Obligations guaranteed hereunder, or against or with respect to Subject’s property (including, without limitation, property collateralizing its Obligations to Creditor), arising from the existence or performance of this Guaranty; (b) all exemptions and homestead laws and any other demands and notices required by law, to the extent permitted by applicable law; (c) all claims, setoffs and counterclaims now or hereafter arising; (d) any and all defenses based on suretyship or any other applicable law, including without limitation all rights and defenses arising out of (i) an election of remedies by Creditor even though that election of remedies may have impaired rights of subrogation and reimbursement against Subject by operation of law or otherwise, (ii) protections afforded to Subject pursuant to antideficiency or similar laws limiting or discharging Subject’s Obligations to Creditor, (iii) the invalidity or unenforceability of this guaranty, (iv) the failure to notify any Guarantor of the disposition of any Security securing the Obligations of Subject, (v) the commercial reasonableness of such disposition or the impairment, however caused, of the value of such Security, (vi) any bankruptcy, extensions, stays, moratoria or other relief granted to Subject or any Guarantor pursuant to any statute presently in force or hereafter enacted and (vii) any duty on Creditor’s part (should such duty exist) to disclose to any or all Guarantors any matter, fact or thing related to the business operations or condition (financial or otherwise) of Subject or its affiliates or property, whether now or hereafter known by Creditor; (e) any right to require Creditor to proceed against Subject or any other guarantor, other party, or Security for any Obligation. Guarantors agree that all present and future indebtedness of Subject to Guarantors are hereby subordinated to, assigned and transferred to Creditor and pledged and made security for the Obligations. Guarantor shall have no right of subrogation against Subject unless and until the Obligations are paid in full and that Creditor shall have all the rights and remedies of Guarantors in any bankruptcy or insolvency proceedings of Subject unless and until the Obligations are paid in full.

6. Creditor may at any time and from time to time, without the consent of, or notice to Guarantors and without affecting or impairing the obligation of any Guarantor hereunder, do any of the following: (a) renew, increase, extend (including extensions beyond the original term of the respective instrument), modify (including covenants, conditions, changes in interest rates or fees, or amounts and/or timing of payments), release or discharge any Obligations of Subject, of its customers, of co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment or performance of any of said Obligations; (b) accept partial payments of said Obligations; (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Obligations; (d) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the Security thereunder in any manner or any other guarantee thereof; (e) consent to the transfer or return of the Security, take and hold additional security or guaranties for said Obligations; (f) amend, exchange, release or waive any Security or guaranty; or (g) bid and purchase at any public or private sale of security securing Subject’s Obligations and apply any proceeds or security to such Obligations, and direct the order and manner of sale.

7. If a claim is made upon Creditor at any time for repayment or recovery of any amount(s) or other value received by Creditor, from any source, in payment of or on account of any of the Obligations of Subject guaranteed hereunder and Creditor repays or otherwise becomes liable for all or any part of such claim by reason of: (a) any judgment, decree or order of any court or administrative body having competent jurisdiction; or (b) any settlement or compromise of any such claim; Guarantors shall remain jointly and severally liable to Creditor hereunder for the amount so repaid or for which Creditor is otherwise liable to the same extent as if such amount(s) had never been received by Creditor, notwithstanding any termination hereof or the cancellation of any note or other agreement evidencing any of the Obligations of Subject.

8. EACH OF THE GUARANTORS HERBY AGREE TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY WAY RELATED TO THIS GUARANTY, WITH THE SOLE EXCEPTIONS THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF THE SECURITY OR ANY OTHER ASSETS OF SUBJECT OR ANY OF THE GUARANTORS HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF CREDITOR, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER SUCH SECURITY AND/OR ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE SUBJECT, OR ANY GUARANTOR, OR SECURITY AND/OR ANY OTHER ASSETS OF SUBJECT, OR GUARANTOR MAY BE LOCATED. EACH GUARANTOR WAIVES ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY AND FURTHER WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

9. Intending that each and every provision of this Guaranty be fully effective and enforceable according to its terms, Creditor, Guarantors and Subject agree that the validity, enforceability and effectiveness of each provision hereof and the obligations, rights and remedies of Creditor and Guarantors in any way related to or arising under this Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules). Guarantors shall execute, acknowledge and deliver to Creditor all documents, and shall take all actions, reasonably required by Creditor from time to time to confirm or give effect to the matters set forth herein, or otherwise to carry out the purposes of this Guaranty. If any one or more provisions hereof are in conflict with any statute or law and thus not valid or enforceable, then each such provision shall be deemed null and void but only to the extent of such conflict and without invalidating or affecting the remaining provisions hereof.

10. This Guaranty constitutes the entire agreement of the Guarantors regarding the guaranty of Subject’s Obligations to Creditor. No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Creditor of any right, privilege, remedy, or power under this Guaranty, shall operate as a waiver thereof or preclude Creditor from exercising any other right, privilege, remedy or power under this Guaranty. No waiver of any provision of this Guaranty shall be effective unless in a writing, signed by a duly authorized officer of the party to be charged, and no amendment, supplement or other modification of this Guaranty shall be effective unless in writing signed by the Guarantor relative to whom such writing applies. This instrument constitutes the entire agreement between the parties. This Guaranty cannot be modified or terminated orally. Only a written instrument, signed by an authorized officer of the Creditor, shall be effective to modify or terminate any obligation of a Guarantor to Creditor or this Guaranty but only to the extent specifically set forth therein.

11. This Guaranty may be assigned, without notice to Guarantor, and upon such assignment Guarantor agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Guarantor may have against Creditor, whether arising hereunder or otherwise, and such assignee shall be entitled to at least the same rights as Creditor. All of the rights, remedies, options, privileges and elections given to the original Creditor hereunder shall inure to the benefit of any assignee, transferee or holder of this Guaranty, and their respective successors and assigns. Guarantors may not assign or delegate any duty or obligation hereunder. This Guaranty shall bind each Guarantor’s respective heirs, administrators, representatives, successors, and assigns. All of Creditor’s rights hereunder are cumulative and not alternative.

Dated:

NOTE: Individual guarantors must sign without titles

Individual Guarantors
Name	Signature	Address	Witness

,

Corporate/LLC Guarantors
Name of Corporation/LLC	By:	Its:	Witness

SECURED GUARANTY

To: Commercial Credit Group Inc. (“Creditor”)

Re:                      (“Subject”)

1. For valuable consideration, each of the undersigned (“Guarantor”), jointly and severally, unconditionally guarantees and agrees to be unconditionally liable for the full, complete and prompt payment and performance (and not merely a guaranty of collection) of any and all present and future Obligations (as hereinafter defined) of Subject to Creditor, whether joint or several, direct or indirect, absolute or contingent, matured or un-matured, secured or unsecured; without reduction by reason of any claim, defense, setoff, counterclaim or recoupment. This is a continuing guaranty which shall remain in full force and effect, regardless of the death or dissolution of Guarantor, until full and indefeasible payment and performance of all Obligations, and thereafter until Creditor’s actual receipt of a written notice of termination of Guarantor’s obligations hereunder as set forth in paragraph 5 below (any such notice of termination must be sent by certified mail and shall be effective only as to transactions arising, incurred or created after Creditor’s receipt thereof).

2. The term “Obligations” as used herein shall mean and include: (a) any and all loans, equipment leases, conditional sale contracts, advances, payments, extensions of credit, endorsements, benefits and financial accommodations, previously, now or hereafter made, granted or extended by Creditor on account of Subject or which Creditor has or will become obligated to make, grant or extend to or for the account of Subject; and (b) any and all interest, commissions, obligations, liabilities, indebtedness, charges, late charges, prepayment premiums, attorneys fees and costs and expenses hereto and/or hereafter chargeable against Subject by Creditor or owing by Subject to Creditor or upon which Subject may be and/or has become liable as endorser or guarantor; and (c) all obligations and/or indebtedness of any and every kind of Subject to Creditor whether direct or indirect, whether contingent or absolute, whether matured or un-matured and whether now or in the future arising, existing, incurred, contracted or owing to Creditor or acquired by Creditor by one or more assignments, transfers or otherwise, including but not limited to amounts due upon any notes or other obligations, given to or received by Creditor directly from Subject or by way of assignment from any one or more third parties and whether or not presently contemplated by the parties; and (d) any and all renewals, amendments, rewrites, increases, modifications or extensions of any of the foregoing.

3. To secure the prompt payment, performance and fulfillment of any and all Obligations (as hereinabove defined) of each Guarantor to Creditor hereunder, each Guarantor hereby assigns, transfers, conveys, pledges, mortgages and grants to Creditor a security interest and lien in any and all of such Guarantor’s accounts, accounts receivable, chattel paper, contract rights, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, securities, deposit accounts, investment property and all other property of whatever nature and kind, wherever located, in which such Guarantor now or hereafter has any right or interest and in and all attachments, accessories, substitutions, replacements, replacement parts, additions, software and software upgrades and all cash and non-cash proceeds (including rental proceeds, insurance proceeds, accounts and chattel paper arising out of or related to the sale, use, rental or other disposition thereof) of and to all of the foregoing (collectively, whether owned by one or more Guarantors, called the “Collateral”). Each Guarantor grants Creditor a security interest in their respective items of Collateral to secure the Obligations. To secure all the Obligations under this Secured Guaranty, each Guarantor authorizes Creditor to file one or more financing statements and/or a reproduction hereof as a financing statement, from time to time against each Guarantor, or any combinations thereof, as Creditor deems in its sole discretion appropriate, in any jurisdiction (and each Guarantor shall execute any financing statement or financing change statement), and each Guarantor hereby irrevocably appoints Creditor as the true and lawful Attorney-in-Fact of such Guarantor, coupled with an interest, with full power in such Guarantor’s name, place and stead to execute financing statements on Guarantor’s behalf and to do any and all other acts on Guarantor’s behalf necessary or helpful to perfect Creditor’s security interest in the Collateral pursuant to the Uniform Commercial Code or other applicable law.

4. Each of the Guarantors hereunder warrant and agree, that each Guarantor’s liability to Creditor hereunder is direct and unconditional and may be enforced against one or more Guarantors without Creditor’s prior resort to any other right, remedy or security and shall continue notwithstanding any repossession or other disposition of security regardless of whether same may be an election of remedies against Subject and without Creditor first having to proceed against Subject or to liquidate any Obligations of Subject or any property, Collateral or security (“Security”) securing Subject’s or any Guarantor’s Obligations, and irrespective of any invalidity, illegality, illegitimacy or unenforceability of any such Obligation or the insufficiency, invalidity or unenforceability of any Security of any such Obligations. Each of the Guarantors hereunder also warrant and agree, (a) to pay on demand all sums due and to become due to Creditor arising out of Subject’s Obligations; (b) to pay on demand all losses, costs, attorneys’ fees and expenses which may be suffered by Creditor by reason of Subject’s default or default of any Guarantor hereunder; (c) to be bound by and to pay on demand to Creditor any deficiency established by a liquidation of Subject’s Obligations or Security securing Subject’s Obligations, with or without notice to any or all Guarantors; and (d) that no Guarantor or their respective Collateral shall be released or discharged, either in whole or in part, by Creditor’s failure or delay to perfect or continue the perfection of any security interest in any Security which secures the Obligations of Subject or any Guarantor to Creditor, or to protect the Security covered by such security interest or by any waiver, subordination or release of any security interest. Guarantors agree to pay to Creditor all costs and expenses, including attorneys’ fees, incurred by Creditor in exercising any right, power or remedy conferred by this Secured Guaranty, or in the enforcement of this Secured Guaranty, whether or not any action is filed in connection therewith. Until paid to Creditor, such amounts shall bear interest at the highest rate allowed by any instruments evidencing the Obligations. Guarantor’s liability to Creditor hereunder shall not be released, impaired or satisfied for any reason until all Obligations of Subject have been fully and indefeasibly paid and performed, with interest.

5. No termination hereof shall be effected by the death or dissolution of Guarantor(s). No termination shall be effective except by notice sent to Creditor by certified mail return receipt requested naming a termination date effective not less than 90 days after the receipt of such notice by Creditor. Such notice will not be effective as to any Guarantor who has not given such notice or affect any transaction entered into prior to the effective date of termination or affect the accrual of interest, attorney’s fees, costs and expenses or other amounts accruing on any Obligations incurred prior to termination.

6. Each of the Guarantors waives: (a) notice of acceptance hereof; presentment, demand, protest and notice of nonpayment or protest as to any note or Obligation signed, accepted, endorsed or assigned to Creditor by Subject; any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which any of us may now or hereafter have against Subject or any other person directly or contingently liable for the Obligations guaranteed hereunder, or against or with respect to Subject’s property (including, without limitation, property collateralizing its Obligations to Creditor), arising from the existence or performance of this Guaranty; (b) all exemptions and homestead laws and any other demands and notices required by law, to the extent permitted by applicable law; (c) all claims, setoffs and counterclaims now or hereafter arising; (d) any and all defenses based on suretyship or any other applicable law, including without limitation all rights and defenses arising out of (i) an election of remedies by Creditor even though that election of remedies may have impaired rights of subrogation and reimbursement against Subject by operation of law or otherwise, (ii) protections afforded to Subject pursuant to antideficiency or similar laws limiting or discharging Subject’s Obligations to Creditor, (iii) the invalidity or unenforceability of this guaranty, (iv) the failure to notify any Guarantor of the disposition of any Security securing the Obligations of Subject, (v) the commercial reasonableness of such disposition or the impairment, however caused, of the value of such Security, (vi) any bankruptcy, extensions, stays, moratoria or other relief granted to Subject or any Guarantor pursuant to any statute presently in force or hereafter enacted and (vii) any duty on Creditor’s part (should such duty exist) to disclose to any or all Guarantors any matter, fact or thing related to the business operations or condition (financial or otherwise) of Subject or its affiliates or property, whether now or hereafter known by Creditor; (e) any right to require Creditor to proceed against Subject or any other guarantor, other party, or Security for any Obligation.

Guarantors agree that all present and future indebtedness of Subject to Guarantors are hereby subordinated to, assigned and transferred to Creditor and pledged and made security for the Obligations. Guarantor shall have no right of subrogation against Subject unless and until the Obligations are paid in full and that Creditor shall have all the rights and remedies of Guarantors in any bankruptcy or insolvency proceedings of Subject unless and until the Obligations are paid in full.

7. Creditor may at any time and from time to time, without the consent of, or notice to Guarantors and without affecting or impairing the obligation of any Guarantor hereunder, do any of the following: (a) renew, increase, extend (including extensions beyond the original term of the respective instrument), modify (including covenants, conditions, changes in interest rates or fees, or amounts and/or timing of payments), release or discharge any Obligations of Subject, of its customers, of co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment or performance of any of said Obligations; (b) accept partial payments of said Obligations; (c) accept new or additional documents, instruments or agreements relating to or in substitution of said Obligations; (d) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the Security thereunder in any manner or any other guarantee thereof; (e) consent to the transfer or return of the Security, take and hold additional security or guaranties for said Obligations; (f) amend, exchange, release or waive any Security or guaranty; or (g) bid and purchase at any public or private sale of security securing Subject’s Obligations and apply any proceeds or security to such Obligations, and direct the order and manner of sale.

8. If a claim is made upon Creditor at any time for repayment or recovery of any amount(s) or other value received by Creditor, from any source, in payment of or on account of any of the Obligations of Subject guaranteed hereunder and Creditor repays or otherwise becomes liable for all or any part of such claim by reason of: (a) any judgment, decree or order of any court or administrative body having competent jurisdiction; or (b) any settlement or compromise of any such claim; Guarantors shall remain jointly and severally liable to Creditor hereunder for the amount so repaid or for which Creditor is otherwise liable to the same extent as if such amount(s) had never been received by Creditor, notwithstanding any termination hereof or the cancellation of any note or other agreement evidencing any of the Obligations of Subject.

9. Upon any default hereunder, each Guarantor shall immediately deliver possession of their respective Collateral to Creditor, and Creditor, without demand or notice, in addition to any other remedies provided herein, may exercise any of the following remedies: (a) Take possession of all or part the Collateral, at any time, wherever it may be, and to enter any premises, with or without process of law, and search for, take possession of, remove, or keep and store the Collateral on said premises until sold, without liability for trespass nor charge for storage; (b) Sell the Collateral or any part thereof and all of the Guarantor’s equity of redemption therein at public or private sale, for cash or on credit, and on such terms as Creditor may in its sole discretion elect, in such county and at such places as Creditor may elect and without having the Collateral at the place of sale. In the event Creditor sells all or part of the Collateral at public or private sale, then (i) Creditor shall not be required to refurbish, repair or otherwise incur any expenses in preparing Collateral for sale but may sell its interest therein on an “AS-IS,” “WHERE-IS” basis; (ii) Creditor may bid or become the purchaser at any such sale and Guarantor waives any and all rights of redemption from any such sale; (iii) Any public sale will be deemed commercially reasonable if notice thereof shall be mailed to Guarantor at least 10 days before such sale and advertised in at least one newspaper of general circulation in the area of the sale at least twice prior to the date of sale and if upon terms of 25% cash down with the balance payable in good funds within 24 hours or other more favorable terms in the discretion of Creditor; (iv) The proceeds of any public or private sale shall first be applied to the costs and expenses of Creditor including but not limited to recovering, transporting, storing, refurbishing, and/or selling the items sold, attorneys’ fees, court costs, bond and insurance premiums, advertising, postage and publishing costs, and sales commissions. And second to the payment, partly or entirely, of any of the Obligations as Creditor may in its sole discretion elect, returning the excess, if any, to Guarantor or such other party in interest as the required by law; Guarantor shall remain liable to Creditor for any deficiency plus interest thereon as provided above; (v) Any private sale shall be deemed commercially reasonable if notice thereof shall be mailed to Guarantor at least 10 days before the sale date stated therein at the address indicated above, and credit given for the full price stated, less attorneys’ fees costs and expenses. No action taken by Creditor shall release any Guarantor or their respective Collateral from any of its Obligations to Creditor hereunder. Each Guarantor acknowledges and agrees that in any action or proceeding brought by Creditor to obtain possession of any Collateral, Creditor shall be entitled to issuance of a writ or order of possession (or similar legal process) without the necessity of posting a bond, security or other undertaking which is hereby waived by Guarantor and if Guarantor contests Creditor’s right to possession of any Collateral in any action or proceeding, Guarantor shall post a bond (issued by a national insurer authorized to issue such bonds in the jurisdiction of such action or proceeding) in an amount equal to twice the amount in controversy in such action or proceeding or twice the amount of Guarantor’s unpaid Obligations to Creditor, whichever is less. Creditor may without prior notice to or demand upon Guarantor and with or without the exercise of any of Creditor’s other rights or remedies, apply toward the payment of Guarantor’s Obligations (at any time owing to Creditor) any checks, drafts, notes, balances, reserves, accounts and sums belonging to or owing to Guarantor and coming into Creditor’s possession and for such purpose may endorse Guarantor’s name on any instrument or document payable to Guarantor (whether for deposit, collection, discount or negotiation). Without notice to Guarantor, Creditor may apply such sums or change applications of sums previously paid and/or to be paid to Creditor, to such Obligations as Creditor in its sole discretion may choose. The exercise or partial exercise of any remedy shall not be construed as a waiver of any other remedy nor constitute an election of remedies.

10. EACH OF THE GUARANTORS HERBY AGREE TO THE EXCLUSIVE VENUE AND JURISDICTION OF ANY STATE OR FEDERAL COURT PRESIDING IN MECKLENBURG COUNTY NORTH CAROLINA FOR ALL ACTIONS, PROCEEDINGS, CLAIMS, COUNTERCLAIMS OR CROSSCLAIMS ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, OR IN ANY WAY RELATED TO THIS GUARANTY, WITH THE SOLE EXCEPTIONS THAT AN ACTION TO RECOVER POSSESSION OF ALL OR PART OF THE SECURITY OR ANY OTHER ASSETS OF SUBJECT OR ANY OF THE GUARANTORS HOWEVER DENOMINATED, MAY, IN THE SOLE DISCRETION OF CREDITOR, BE BROUGHT IN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER SUCH SECURITY AND/OR ASSETS, AND THAT JUDGMENTS MAY BE CONFESSED, ENTERED, OR ENFORCED IN ANY JURISDICTION WHERE SUBJECT, OR ANY GUARANTOR, OR SECURITY AND/OR ANY OTHER ASSETS OF SUBJECT, OR GUARANTOR MAY BE LOCATED. EACH GUARANTOR WAIVES ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE HEREWITH. EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSSCLAIMS AND SETOFF OR RECOUPMENT CLAIMS ARISING EITHER DIRECTLY OR INDIRECTLY BETWEEN OR AMONG THEM AND/OR INVOLVING ANY PERSON OR ENTITY CLAIMING ANY RIGHTS ACQUIRED BY, THROUGH OR UNDER ANY PARTY AND FURTHER WAIVES ANY AND ALL RIGHT TO CLAIM OR RECOVER ANY PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO ACTUAL DAMAGES.

11. Intending that each and every provision of this Guaranty be fully effective and enforceable according to its terms, Creditor, Guarantors and Subject agree that the validity, enforceability and effectiveness of each provision hereof and the obligations, rights and remedies of Creditor and Guarantors in any way related to or arising under this Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of law rules). Guarantors shall execute, acknowledge and deliver to Creditor all documents, and shall take all actions, reasonably required by Creditor from time to time to confirm or give effect to the matters set forth herein, or otherwise to carry out the purposes of this Guaranty. If any one or more provisions hereof are in conflict with any statute or law and thus not valid or enforceable, then each such provision shall be deemed null and void but only to the extent of such conflict and without invalidating or affecting the remaining provisions hereof.

12. This Guaranty constitutes the entire agreement of the Guarantors regarding the guaranty of Subject’s Obligations to Creditor. No failure to exercise, no delay in exercising, and no single or partial exercise on the part of Creditor of any right, privilege, remedy, or power under this Guaranty, shall operate as a waiver thereof or preclude Creditor from exercising any other right, privilege, remedy or power under this Guaranty. No waiver of any provision of this Guaranty shall be effective unless in a writing, signed by a duly authorized officer of the party to be charged, and no amendment, supplement or other modification of this Guaranty shall be effective unless in writing signed by the Guarantor relative to whom such writing applies. This instrument constitutes the entire agreement between the parties. This Guaranty cannot be modified or terminated orally. Only a written instrument, signed by an authorized officer of the Creditor, shall be effective to modify or terminate any obligation of a Guarantor to Creditor or this Guaranty but only to the extent specifically set forth therein.

13. This Guaranty may be assigned, without notice to Guarantor, and upon such assignment Guarantor agrees not to assert against any assignee hereof any defense, set-off, recoupment, claim, counterclaim or cross-claim which Guarantor may have against Creditor, whether arising hereunder or otherwise, and such assignee shall be entitled to at least the same rights as Creditor. All of the rights, remedies, options, privileges and elections given to the original Creditor hereunder shall inure to the benefit of any assignee, transferee or holder of this Guaranty, and their respective successors and assigns. Guarantors may not assign or delegate any duty or obligation hereunder. This Guaranty shall bind each Guarantor’s respective heirs, administrators, representatives, successors, and assigns. All of Creditor’s rights hereunder are cumulative and not alternative.

Dated:

NOTE: Individual guarantors must sign without titles

Individual Guarantors

Name	Signature	Address	Witness

,

Corporate/LLC Guarantors

Name of Corporation/LLC	By:	Its:	Witness

EXHIBIT C

CREDIT AND COLLECTION POLICIES AND PRACTICES

COMMERCIAL CREDIT GROUP INC

CREDIT POLICY

Effective Date: September 1, 2004

Last Update: October 24, 2013

Credit Submittals

All transactions require a credit package and must be documented on the Company’s standard form of credit application. The amount of credit information required to evaluate a proposed transaction will be on a case-by-case basis depending on the size and complexity of the proposed transaction. A typical credit package may include year-end and interim financial statements, corporate/LLC tax returns, collateral description, references, personal financial statements, personal tax returns and other guarantor information.

Credit Process

The credit package will be analyzed to include financial statement and cash flow analysis, collateral evaluation, and reference checks. Reference checks must be documented on the Company’s standard form of internal credit documents. Credit reports such as Dun & Bradstreet, Paynet and credit bureau reports will be evaluated when applicable. If the proposed transaction is with an existing obligor, previous transactions will also be reviewed for total exposure and cross-collateralization purposes. All terms and closing conditions will be noted on the credit application. All transactions require the approval of two credit officers.

Credit Parameters

Debt Service Coverage: At the time of the initial credit decision, the historic or forecasted Debt Service Coverage must be at or above 1:1. Debt Service Coverage is defined as Cash Flow (net income + non cash expenses) vs. Current Maturities of debt (excluding revolving facilities and balloon payments). If the obligor’s financial information does not itemize Current Maturities, then the Company’s credit officers will use their best efforts to determine an estimate of Current Maturities.

References: Reference checks on the proposed obligor’s secured debt must indicate current payment habits within 60 days of due date. Credit reports must not have any excessive delinquency.

Previous Bankruptcies: The obligor and its majority owners must not be in or have filed for a bankruptcy proceeding within the last 7 years.

A Credit Officer with credit authority of at least $750,000 must approve transactions that do not meet the parameters as indicated above.

Non-Qualifying Transactions

The Company will not entertain any transactions that have the following characteristics:

•	Floor plan

•	Owner-operator transportation without credit enhancement from a creditworthy carrier

•	Transactions involving a third party broker

•	Consumer or Agricultural

Credit Concentrations

The Company’s in-house limit on total exposure to any one obligor (including related parties such as guarantors and affiliated entities with similar ownership) shall not exceed 4% of the net portfolio. The Company may sell all or part of a transaction to third parties on a without recourse basis. Once a transaction is sold, the net amount sold will be removed from the total concentration of that particular obligor.

Any transaction originated by the Company and initially financed by the Company with nonrecourse debt will not be subject to in-house credit limits.

Credit Officers and Authority

All transactions require the approval of two credit officers prior to funding. The credit authorization on any one obligor will be the highest credit authority assigned to the individual officers approving the transaction. The credit officers and their respective credit authority are set forth below:

Daniel J. McDonough	In-house limit
Kevin T. McGinn	$1,500,000
Donald G. Pokorny	$1,500,000
Bryan M. Combs	$750,000
Brett H. Goodman	$750,000
Mark R. Lempko	$750,000
James A. Rusch	$750,000
David M. Shoop	$750,000
Samuel C. Robinson	$750,000
Mark A. Voytas	$750,000
David DiCarlo, Jr.	$750,000
Dwayne Williamson	$750,000
Justin B. Mock	$400,000
James Roland	$400,000
Mary J. Ulrich	$400,000
Beverly Brumbach	$250,000
Jeffrey D. Clark	$250,000
Paul Budzynski	$250,000

Extensions and Modifications

At times existing obligors may request an extension or modified terms of their existing obligations. Such accommodations will require a complete credit package and will follow the underwriting process and credit authorities of a newly proposed transaction. During an extension or modification request, the Company will reevaluate its collateral position, guarantors and pricing and make the necessary adjustments.

Non-Accruals and Specific Account Write-Downs

The Company will suspend interest income on contract receivables if, in management’s opinion, the collection of such receivable is in question. This may occur for a variety of reasons including, but not limited to, delinquency, a bankruptcy proceeding, foreclosure, and deteriorating business conditions. All receivables over 91 days delinquent will automatically be placed on non-accrual.

When an account is placed on non-accrual, the Company will perform a collateral evaluation and take the appropriate specific account write-down. All contract receivables that become subject to foreclosure will be removed from the receivable classification at the time of foreclosure and reclassified as “Other Assets”, the carrying value of which is expected to be the estimated liquidation value of the collateral.

EXHIBIT D

FORM OF BORROWING REQUEST

CCG RECEIVABLES VI, LLC, a Delaware limited liability company (the “SPV”). pursuant to Section 2.2(a) of the LOAN AND ADMINISTRATION AGREEMENT dated as of January 8, 2014 (as it may be amended or otherwise modified from time to time, the “Agreement”) among COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial Servicer, PORTFOLIO FINANCIAL SERVICING COMPANY, a Delaware corporation, as Backup Servicer, JUPITER SECURITIZATION COMPANY LLC, as Lender, JPMORGAN CHASE BANK, N.A., as Administrator, JPMORGAN CHASE BANK, N.A., as the Facility Agent for the Lenders, and THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO hereby requests that the [Lender] make a Loan to the SPV pursuant to the following instructions:

Borrowing Date:
Principal Amount of Loan requested:
Beginning aggregate outstanding principal amount of the Loans
Ending aggregate outstanding principal amount of the Loans
Account to be credited:

Please credit the above-mentioned account on the Borrowing Date. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The SPV hereby certifies as of the date hereof that the conditions precedent to such Loan set forth in Section 4.2 of the Agreement have been satisfied, and that all of the representations and warranties made in Section 3.1 of the Agreement are true and correct on and as of the Borrowing Date, both before and after giving effect to the Loan. After giving effect to the proposed Loan, there will no Borrowing Base Deficit as calculated pursuant to the [Servicer Report] [Borrowing Base Certificate] delivered to the Facility Agent on             , 201    .

CCG RECEIVABLES VI, LLC
as the Facility Agent

Dated:	By:
Name:
Title:

EXHIBIT E

[RESERVED]

EXHIBIT F

FORM OF SERVICER REPORT

CCG RECEIVABLES VI, LLC

SERVICER REPORT

SECURITIZATION FACILITY

Settlement Period	From:	1/1/2014
	To (Month End Date):	1/31/2014
Reporting Date (2nd Business Day before related Settlement Date):		2/10/2014
Settlement Date (12th day of each month):		2/12/2014
Facility Limit:		$100,000,000
Has the Amortization Date Occurred?		No
During Ramp-up Period?		No
Has a Required O/C Step Up Event occurred?		No
Has a Servicer Default Occurred?		No
Has a Termination Event Occurred?		No

Pursuant to Section 2.12 of the Loan and Administration Agreement dated January 8th, 2014 among CCG Receivables VI, LLC, as the SPV, Commercial Credit Group, Inc. (“CCG”) as Servicer, Jupiter Securitization Company LLC as the Lender, and JPMorgan Chase Bank, N.A. as the Administrator, the Servicer is required to prepare certain information each Settlement Period regarding the Receivables described in the Loan and Administration Agreement. The undersigned does hereby certify:

I.	CCG and CCG Receivables VI, LLC are the Servicer and the SPV, respectively, under the Loan and Administration Agreement. The undersigned is a Responsible Officer of the Servicer and the Borrower.

II.	The date of this Servicer Report is two business days prior to the Settlement Date immediately following the Settlement Period specified above.

III.	No Termination Event or Potential Termination Event has occurred under the Loan and Administration Agreement.

IV.	The figures represented in this report are true and correct as of the date hereof

V.	As of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all of its obligations under the Loan and Administration Agreement through the Settlement Date specified above.

A. Pool Receivable Activity during the Settlement Period

Aggregate Net Book Value of Pool Receivables as of prior Month End Date:	$0.00
+ Aggregate Net Book Value of Pool Receivables Added during Settlement Period (12/18/2013):	$0.00
+ Aggregate Net Book Value of Pool Receivables Added during Settlement Period:	$0.00
- Aggregate Net Book Value of Pool Receivables Reduced during Settlement Period:	$0.00
= Aggregate Net Book Value of Pool Receivables of Pool Receivables at End of Settlement Period:	$0.00

B. Aging as of the End of the Settlement Period

	Managed Portfolio (NBV)		Pool Receivables		Eligible Pool Rec.
Current	$0.00	100.00%	$0.00	100.00%	$0.00	100.00%
1-30 days past due	$0.00	0.00%	$0.00	0.00%	$0.00	0.00%
31-60 days past due	$0.00	0.00%	$0.00	0.00%	$0.00	0.00%
61-90 days past due	$0.00	0.00%	$0.00	0.00%	$0.00	0.00%
91-120 days past due	$0.00	0.00%	$0.00	0.00%	$0.00	0.00%
121-150 days past due	$0.00	0.00%	$0.00	0.00%	—
151-180 days past due	$0.00	0.00%	$0.00	0.00%	—
181-365 days past due	$0.00	0.00%	$0.00	0.00%	—
366+ days past due	$0.00	0.00%	$0.00	0.00%	—

Total	$0.00	100.00%	$0.00	100.00%	$0.00	100.00%

C. Aggregate Net Book Value of Pool Receivables at the End of the Settlement Period

Aggregate Net Book Value of Pool Receivables at End of Settlement Period:	$0.00
Without Duplication:
- Defaulted Receivables (Bankruptcy):	$0.00
- Defaulted Receivables (Uncollectable):	$0.00
- Defaulted Receivables (Delinquent):	$0.00
- Receivables with more than 84 Scheduled Payments:	—
- Foreign Obligor:	—
- Affiliate Receivables:	—
- Government Receivables:	—
- Obligor cross-defaulted Receivables:	—
- Non-USD Receivables:	—
- LTV > 200% (non-purchase money)	—
- Extended, adjusted or modified not per PSA:	—
- Does not meet Permitted Skip criteria:	—
= Aggregate Net Book Value of Eligible Receivables:	$0.00

D. Termination Events, Early Amortization Event & OC Step-Up Event

Borrowing Base Test (as of the Settlement Date)
Borrowing Base as of the Settlement Date		$0.00
+ Aggregate Net Book Value of Eligible Pool Receivables added after Month End Date and on or prior to the Settlement Date:		$0.00
- Loans outstanding as of the Month End Date		$0.00
- Additional Loans made after the Month End Date and on or prior to the Settlement Date		$0.00
+ Principal Payments made on the Settlement Date pursuant to Section 2.16		$0.00
= Borrowing Base Surplus (Deficit) as of the Settlement Date:		$0.00

Compliance as of the Settlement Date?		YES

Average Delinquency Ratio (as of Month End Date)
i. Aggregate Net Book Value of Eligible Pool Receivables that became Delinquent Receivables		$0.00
ii. Aggregate Net Book Value of Replaced Receivables that would have become Delinquent Receivables		$0.00
iii. Aggregate Net Book Value of all Eligible Receivables		$0.00
iv. Aggregate Net Book Value of all Replaced Receivables		$0.00
v. Delinquency Ratio as of Month End Date (i + ii) / (iii + iv)		0.00%
Delinquency Ratio as of prior Month End Date		0.00%
Delinquency Ratio as of second prior Month End Date		0.00%
Average Delinquency Ratio		0.00%

	Threshold	Compliance?
Average Delinquency Ratio Termination Event Trigger Compliance?	2.50%	YES

Average Managed Portfolio Delinquency Ratio (as of Month End Date)
i. Net Book Value of Receivables that were Delinquent Receivables in managed portfolio		$0.00
ii. Net Book Value of all Receivables in managed portfolio		$0.00
Managed Portfolio Delinquency Ratio as of Month End Date (i / ii)		0.00%
Managed Portfolio Delinquency Ratio as of prior Month End Date		0.00%
Managed Portfolio Delinquency Ratio as of second prior Month End Date		0.00%
Average Managed Portfolio Delinquency Ratio		0.00%

	Threshold	Compliance?
Average Managed Portfolio Delinquency Ratio Early Amortization Event Trigger Compliance?	3.00%	YES

Loss Ratio (as of Month End Date)
i. 12.0		12.00
ii. Loss Reserve Aged Amount (A-B-C+D):		$0.00
(a) Aggregate Net Book Value of Pool Receivables that became Defaulted Receivables during Settlement Period:		$0.00
- (b) The estimated Recoveries with respect to any such Defaulted Receivables:		$0.00
- (c) Aggregate amount of Recoveries in excess of the estimated Recoveries:		$0.00
+ (d) Aggregate amount of Recoveries in less than the estimated Recoveries:		$0.00
Loss Ratio = (12 * Loss Reserve Aged Amount / NPB)		0.00%
Prior Month Loss Ratio:		0.00%
Second Prior Month Loss Ratio:		0.00%
Average Loss Ratio:		0.00%

	Threshold	Compliance?
Loss Ratio Termination Event Trigger:	2.00%	YES

Average Managed Portfolio Loss Ratio
i. 12.0		12.00
ii. Loss Reserve Aged Amount (A-B-C+D):		$0.00
(a) Aggregate Net Book Value of Pool Receivables that became Defaulted Receivables during Settlement Period:		$0.00
- (b) The estimated Recoveries with respect to any such Defaulted Receivables:		$0.00
- (c) Aggregate amount of Recoveries in excess of the estimated Recoveries:		$0.00
+ (d) Aggregate amount of Recoveries in less than the estimated Recoveries:		$0.00
Loss Ratio = (12 * Loss Reserve Aged Amount / NPB)		0.00%
Prior Month Loss Ratio:		0.00%
Second Prior Month Loss Ratio:		0.00%
Average Loss Ratio:		0.00%

	Threshold	Compliance?
Avg. Managed Portfolio Loss Ratio Early Amortization Event Trigger:	2.50%	YES

Average Excess Spread Percentage (as of Month End)
(a) Weighted Average Contract Yield of Pool Receivables		0.00%
- (b) Servicing Fee (or higher % per Back-up Servicer Fee Letter)		0.00%
- (c) Applicable Margin		0.00%
- (d) Weighted Average Swap Rate		0.00%
- (e) Hedge Premium		0.00%
- (f) Backup Servicer Fees and Custodian Fees		0.00%
Excess Spread Percentage as of Month End Date:		0.00%

	Threshold	Compliance?
Required O/C Step Up Event:	2.50%	Yes
Excess Spread Early Amortization Trigger:	1.50%	Yes

E. Substitution

Aggregate Net Book Value of Pool Receivables contributed or transferred to the SPV since the Closing Date		$0.00
Substitution Limit (10%)		$0.00

Aggregate Net Book Value of Substitute Receivables (measured as of the Substitution Date of such Receivables)		$0.00

Compliance with Substitution Limit?		YES

IN WITNESS WHEREOF, the undersigned has duly executed this Report.

Commercial Credit Group, Inc.

By:

Title:	SVP and CFO

Date:	February 10, 2014

CCG RECEIVABLES VI, LLC

Settlement Procedures pursuant to Section 2.16

Settlement Date:	2/12/2014

	Amounts available for Distribution		$—

0	SPV: Excluded Amounts deposited into Collection Account:		$—

1	Backup Servicer and Custodian:		$—
	Backup Servicer Fees due and payable on such date	$—
	Outstanding Custodian Fees due and payable on such date	$—

2	Servicer:		$—
	Outstanding Servicing Fees due and payable on or prior to such date	$—
	Servicer Charges collected during the related Settlement Period	$—

3A	Hedge Counterparty: Aggregate amount of any payment due for the applicable Hedging Agreements:		$—

3B	Administrator: an amount equal to the Senior Monthly Interest and Fees:		$—

4	Hedge Counterparty: Hedge Breakage Costs due and owing under any Hedge Agreement:		$—

	A) - If Termination Event Exists, ratably to the Lenders according to the outstanding principal amounts of their respective Loans, until paid in full		$—

	B) - On any Settlement Date, so long as no Termination Event shall then exist, in the case of a prepayment as a result of the existence of a Borrowing Base Deficit as provided in Section 2.8(c), on a pro rata basis, an amount equal to such Borrowing Base Deficit		$—

5	Administrator: Subordinated Monthly Interest and Fees		$—

6	Servicer: Other amounts due		$—

7	Administrator: Other amounts due to each Indemnified Party		$—

8	SPV: Balance, if any		$—

	Total Disbursements		$—

EXHIBIT G

CCG RECEIVABLES VI, LLC

FORM OF BORROWING BASE CERTIFICATE

DATE:

The undersigned does hereby certify as of the date hereof and pursuant to the Loan and Administration Agreement dated January 8, 2014 (the “Loan Agreement”) among CCG Receivables VI, LLC, as the SPV, Commercial Credit Group Inc. (“CCG”) as Servicer, Jupiter Securitization Company LLC, as the Lender, and JPMorgan Chase Bank, NA. as the Facility Agent, the SPV hereby represents, warrants and certifies to the Lenders and the Facility Agent that (a) the information set forth in this Borrowing Base Certificate is correct as of the date hereof, (b) the representations and warranties made in Section 3.1 of the Loan Agreement are true and correct on and as of the date hereof and (c) as of the date of this Borrowing Base Certificate, there exists no Potential Termination Event or Termination Event.

Except as otherwise provided in this Borrowing Base Certificate, all defined terms in the Loan Agreement have the same meanings in this Borrowing Base Certificate.

BORROWING BASE CALCULATION:

	Net Book Value of Eligible Receivables as of most recent Month End Date:	$

+	Net Book Value of Eligible Receivables added since the most recent Month End Date but prior to the date hereof:	$

+	Net Book Value of Eligible Receivables added on the date hereof:	$

-	Excess Concentration Amount as of the date hereof:	$

=	Net Pool Balance as of the date hereof:	$

-	Required Reserve as of the date hereof:	$

-	Custodial Failure Amount as of the date hereof:

=	BORROWING BASE AS OF THE DATE HEREOF:	$

	Loans outstanding as of the date hereof:	$

+	Amount of Loans requested on the Borrowing Date:	$

=	Loans outstanding after the Borrowing Date:	$

BORROWING BASE COMPLIANCE AS OF THE DATE OF THIS CERTIFICATE?

IN WITNESS WHEREOF, the undersigned has duly executed this Report.

COMMERCIAL CREDIT GROUP INC.

By:
Name:
Title:

G-2

EXHIBIT H

FORM OF PROMISSORY NOTE

REVOLVING NOTE

U.S. $100,000,000	Dated: December , 2103

FOR VALUE RECEIVED, CCG RECEIVABLES VI, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of Jupiter Securitization Company, LLC, as a Lender on the Maturity Date, in lawful money of the United States of America, the principal sum of ONE HUNDRED MILLION AND 00/100 DOLLARS (U.S. $100,000,000) or, if less than such amount, the then aggregate unpaid principal amount of all Loans made by the Lenders to the Borrower from time to time pursuant to the Commitment established by the Loan and Administration Agreement, dated as of January 8, 2014 among the Borrower, JPMorgan Chase Bank, N.A., as the Facility Agent for the Lenders and Administrators from time to time party to the Agreement (the “Facility Agent”) and the Lenders and Administrators from time to time party thereto (as amended, restated, extended supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined).

The Borrower shall also pay interest to the Lender, in like money, on the aggregate principal balance of each Loan evidenced hereby at the rate or rates per annum provided in the Agreement. All payments of principal and interest shall be made to the Lender in immediately available funds. Accrued interest on each Loan shall be payable in arrears at the times specified in the Agreement. In no event shall the rate of interest and other charges exceed the maximum rate permitted by laws governing this Note.

The Lender is authorized to record the date, amount and Rate Type of each Loan, and the date and amount of each payment thereof, in the Lender’s internal records and on Schedule A attached hereto and made a part hereof; the Lender may add additional pages to such schedule as necessary. Such recordation shall constitute prima facie evidence of the information so recorded, absent manifest error; provided, however, that the Lender’s failure to make any such recordation shall not affect the Lender’s rights with respect to any Loan or the Borrower’s obligation to pay the principal of and accrued interest on all Loans in accordance with the Agreement and this Note.

The Borrower may prepay the principal balance of this Note in whole or in part, at any time and from to time, subject to the terms and conditions of the Agreement.

This Note is issued under and is subject to the terms of the Agreement, including, but not limited, to the Termination Events defined therein, all of which terms are hereby expressly incorporated herein by reference. This Note is subject to prepayment and acceleration of maturity as set forth in the Agreement.

This Note may not be amended, modified or supplemented except by a writing signed by the Lender and the Borrower. No act, failure or delay by the Lender shall constitute a waiver of any of its rights and remedies. Any written waiver shall be applicable only in the specific instance for which it is given.

The Borrower, for itself, and its successors and assigns, hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment or forbearance or other indulgence, without notice, except as otherwise expressly provided herein or in the Agreement.

In the event the Lender or any holder hereof shall refer this Note to an attorney for collection after default by the Borrower, the Borrower agrees to pay, in addition to unpaid principal and interest, all the reasonable costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees (whether inside or outside counsel), whether or not suit is instituted.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

THE BORROWER HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THIS NOTE.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

H-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officers on the date first written above.

CCG RECEIVABLES VI, LLC

By:
Name:
Title:

H-3

SCHEDULE A

TO

REVOLVING NOTE

LOANS AND PAYMENTS WITH RESPECT THERETO

DATE	TYPE OF LOAN MADE	AMOUNT OF LOAN MADE	END OF INTEREST PERIOD	AMOUNT OF PRINCIPAL OR INTEREST PAID THIS DATE	OUTSTANDING PRINCIPAL BALANCE THIS DATE	NOTATION MADE BY

EXHIBIT I

[RESERVED]

EXHIBIT J

FORM OF NOTICE OF LOAN REDUCTION

CCG RECEIVABLES VI, LLC (the “SPV”), pursuant to Section 2.8(a) of the LOAN AND ADMINISTRATION AGREEMENT dated as of January 8, 2014 (as it may be amended or otherwise modified from time to time, the “Agreement”) among CCG RECEIVABLES VI, LLC, a Delaware limited liability company, COMMERCIAL CREDIT GROUP INC., a Delaware corporation, individually and as initial Servicer, JUPITER SECURITIZATION COMPANY LLC, as Lender, JPMORGAN CHASE BANK, N.A., as Administrator, JPMORGAN CHASE BANK, N.A., as the Facility Agent for the Lenders, and THE OTHER LENDERS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO hereby provides written notice to the Facility Agent that the SPV will be making a voluntary prepayment of a Loan to the SPV as follows:

    Date of Prepayment:

    Principal Amount of Loan being prepaid:

    Beginning aggregate outstanding principal amount of the Loans

    Ending aggregate outstanding principal amount of the Loans

    [Account to be credited]:

The above-mentioned account will be credited on the Date of Prepayment. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

CCG RECEIVABLES VI, LLC

By:
Name:
Title:

Dated:            , 201